As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-211211

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INVENTERGY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	4813	62-1482176
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

900 E. Hamilton Avenue #180
Campbell, CA 95008
(408) 389-3510

(Address and telephone number of principal executive offices)

Joseph W. Beyers
Chief Executive Officer
900 E. Hamilton Avenue #180
Campbell, CA 95008
(408) 389-3510

(Name, address and telephone number of agent for service)

Copies to:

Joseph Smith, Esq. Joshua N. Englard, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Tel: 212-370-1300 Fax: 212-370-7889	M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, NY 10036 Tel: (212) 326-0820 Fax: (212) 798-6319

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee
Shares of common stock, par value $0.001 per share	$		$
Warrants to purchase shares of common stock(3)		—		—
Shares of common stock issuable upon exercise of the warrants(4)	$		$
Placement agent’s warrant to purchase shares of common stock(3)		—		—
Shares of common stock issuable upon exercise of the placement agent’s warrant(4)	$		$
Total		$10,000,000		$1,007	(5)

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers such indeterminate number of additional shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all the securities being registered.
(3)	The warrants will be issued for no additional consideration. No registration fee is required pursuant to Rule 457(g).
(4)	Calculated the securities included in this registration statement by assuming that each warrant is exercisable for one-half of one share of common stock at an assumed price per share of $ , which is % of the closing bid price of our common stock on the Nasdaq Capital Market on , 2016 of $ per share.
(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2016

PRELIMINARY PROSPECTUS

INVENTERGY GLOBAL, INC.

Up to
4,000,000 Shares of Common Stock
Warrants to Purchase 2,000,000 Shares of Common Stock

We are offering up to 4,000,000 shares of common stock and warrants to purchase up to 2,000,000 shares of common stock in this offering. The warrants are issued separately from the shares of common stock and will be exercisable for one-half of one share of our common stock at an exercise price per share equal to $    , which is     % of the closing bid price of our common stock on the date of this prospectus. The warrants are exercisable immediately and will expire five years from the date of issuance.

Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “INVT.” The last reported sales price of our common stock on June 1, 2016 on the Nasdaq Capital Market was $1.70 per share. The warrants will not be listed on any national securities exchange.

	Per Share	Per Warrant	Total
Offering Price	$		$
Placement Agent’s Fees(1)	$		$
Proceeds to Us (Before Expenses)	$		$

(1)	In addition, we have agreed to issue to the placement agent a warrant to purchase up to a number of shares of common stock equal to 4% of the aggregate number of shares of common stock sold in this offering and an expense allowance of up to $90,000. See the “Plan of Distribution” section of this prospectus for more information on the placement agent arrangements.

We have engaged Chardan Capital Markets, LLC (“Chardan” or the “placement agent”) to act as our exclusive placement agent in connection with this offering. Chardan is not purchasing or selling the securities offered by us, and is not required to sell any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered. We have agreed to pay Chardan a cash placement fee equal to 8% of the aggregate gross proceeds to us from the sale of the securities in the offering (excluding gross proceeds from sales to our employees or affiliates), plus additional compensation as set forth under “Plan of Distribution.” Chardan may engage one or more sub-agents or selected dealers in connection with this offering. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $225,000. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above. This offering will terminate on            , 2016, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. In either event, the offering may be closed without further notice to you. The gross proceeds of this offering will be deposited into an escrow account established by us at Signature Bank, New York, New York, and will be released to us upon the closing of this offering.

Delivery of the shares of common stock and warrants is expected to be made on or about            , 2016, subject to customary closing conditions.

Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our securities under the heading “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chardan Capital Markets, LLC

The date of this prospectus is            , 2016.

INVENTERGY GLOBAL, INC.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

The distribution of this prospectus and the offering of our securities in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to any person to whom it is unlawful to make such offer or solicitation. See the “Plan of Distribution” section of this prospectus. In this prospectus, references to “the Company,” “we,” “us,” and “our,” refer to Inventergy Global, Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and notes thereto that appear elsewhere in this prospectus.

Overview

We are an intellectual property, or IP, investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. We work to develop long-term relationships with significant, technology-leading companies, who we refer to as clients, seeking to strategically realize appropriate returns for selected portfolios of their IP assets, in which they have invested significant research and development (IP value creation). We offer clients a professional corporate licensing model for IP value creation that provides both short term returns and attractive, long-term licensing revenue. We have focused initially on developing relationships with telecommunications companies, but our business purpose is not limited to this industry. We aspire to be a market-leader in IP value creation across various technology and market segments.

Our core strategy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and then generate reasonable value from these portfolios through licensing or sales of these patents. We typically purchase patents for an upfront fee as well as a percentage of net revenue (i.e. revenue generated from the relevant portfolio, usually after deduction of litigation or other related monetization costs, if any). This percentage is low enough so that, together with the outright acquisition of the IP assets, there is not actual or implied direct control of our actions in our IP value creation efforts. As a result, we remain independent of these clients. We typically gain full ownership of the portfolios including the rights to past damages and have the sole right to determine the best strategy to derive value from the portfolios.

The three initial patent portfolios we have acquired are portfolios in the telecommunications industry in the segments covering (a) core network infrastructure (IP Multimedia Subsystems — IMS and Voice over IP — VOIP) and (b) mobile broadband communications (3G & 4G protocols — WCDMA/HSPA/LTE). Over time, we may acquire additional portfolios in this industry as well as other market segments.

We are headquartered in Campbell, California. In addition to our employees, we engage third party resources including technical experts, reverse engineering firms, valuation experts, market research firms and law firms specializing in intellectual property law and litigation. If and when we acquire additional large patent portfolios, we may hire two to three additional employees in the areas of business, technical or legal to assist in IP value creation for those new assets.

Recent Developments

Private Placement

On May 13, 2016, we entered into, and consummated the transactions contemplated by, a securities purchase agreement with certain accredited investors. Pursuant to the agreement, we sold to the investors in a private placement 369 shares of Series D convertible preferred stock, each having a stated value of $1,000, for aggregate gross proceeds of $369,000. The Series D preferred stock is immediately convertible into shares of our common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.98 per share, subject to adjustment. Each investor also received a warrant to purchase up to a number of shares of common stock equal to 85% of such investor’s subscription amount.

Registered Direct Offering

On May 18, 2016, we closed a registered direct offering with certain institutional investors, in which we sold an aggregate of 648,000 shares of common stock at a purchase price of $2.005 per share, for aggregate gross proceeds to us of approximately $1.3 million. Each investor also received a warrant to purchase up to the number of shares of our common stock equal to 100% of the shares of common stock purchased by the investor.

Delisting Notice

On May 19, 2016, we received a written notice from Nasdaq notifying us that it intends to commence delisting proceedings for our common stock since we did not meet the minimum stockholders’ equity requirement of $2,500,000 for continued listing on Nasdaq. We have appealed the delisting determination in front of a hearings panel and our common stock will continue to trade on Nasdaq while such appeal is pending.

Corporate Information

Our principal executive offices are located at 900 E. Hamilton Avenue #180, Campbell, California 95008, our telephone number is (408) 389-3510, and our Internet website address is http://www.inventergy.com. The information on our website or that can be accessed through our website is not a part of, or incorporated in, this prospectus.

THE OFFERING

Securities offered
Up to 4,000,000 shares of common stock and warrants to purchase up to 2,000,000 shares of common stock.
The warrants are issued separately from the shares of common stock.
Offering price
$2.05 per share of common stock and warrant.
Common stock outstanding before the offering
4,874,735 shares
Common stock to be outstanding after the offering
8,874,735 shares (10,874,735 shares if the warrants are exercised in full)
Exercisability of the warrants
Each warrant will be exercisable for one-half of one share of common stock at an exercise price per share equal to $ , which is % of the closing bid price of our common stock on the date of this prospectus. The warrants are exercisable immediately and expire five years from the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. See the section entitled “Description of Warrants.”
Use of proceeds
Based on an assumed public offering price of $2.05 per share, we expect to receive net proceeds of approximately $7.3 million from the offering after deducting estimated placement agent fees and our estimated offering expenses. However, as this is a best efforts offering, there is no minimum amount required to close this offering and there is no assurance that we will sell any shares or receive any proceeds from this offering.
We intend to use approximately $4.0 million of the net proceeds from this offering to redeem our outstanding shares of preferred stock, approximately $1.2 million for payment to a seller of patents and the balance of the net proceeds for working capital and general corporate purposes, including the recently-launched Inventergy Innovations program. If the net proceeds from this offering are less than $4.0 million, we will use all of the net proceeds from this offering to redeem our outstanding shares of preferred stock. If the net proceeds from this offering are less than $7.3 million but exceed $4.0 million, we intend to use approximately $4.0 million of the net proceeds to redeem our outstanding shares of preferred stock and the balance of the net proceeds for working capital and general corporate purposes, including the recently-launched Inventergy Innovations program. See the section entitled “Use of Proceeds.”
Escrow
The gross proceeds of this offering will be deposited into an escrow account established by us at Signature Bank, New York, New York, and will be released to us upon the closing of this offering.
Market for our securities
Our common stock is listed on the Nasdaq Capital Market under the symbol “INVT.” There is no established public trading market for the warrants issued in this offering, and we do not intend to apply to list such warrants on any securities exchange or automated quotation system.
Risk Factors
Investing in our securities involves substantial risks. You should carefully review “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in shares of our securities.

(1)	The number of shares of common stock outstanding is based on 4,874,735 shares outstanding as of June 1, 2016 and excludes, as of that date:
•	2,000,000 shares of common stock issuable upon exercise of warrants to be issued to investors in this offering at an exercise price of $ per share;
•	160,000 shares of common stock issuable upon exercise of warrants to be issued to the placement agent in this offering at an exercise price of $ per share;
•	2,500 shares of Series C Preferred Stock, which are initially convertible into 1,666,668 shares of common stock;
•	369 shares of Series D Preferred Stock, which are initially convertible into 186,367 shares of common stock;
•	215,593 shares of common stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $5.68 per share;
•	2,402,651 shares of common stock issuable upon exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.94 per share; and
•	225,725 additional shares of common stock reserved for future issuance under our 2014 stock option plan.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of common stock.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements”. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Operations

Our independent registered public accounting firm has issued a “going concern” opinion.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing we need to meet our obligations and repay our liabilities arising from normal business operations when they come due. We plan to continue to provide for our capital requirements that are not met by income from our operations by issuing additional equity or debt. No assurance can be given that additional capital will be available when required or on terms acceptable to us. We also cannot give assurance that we will achieve sufficient revenues in the future to achieve profitability and cash flow positive operations. The outcome of these matters cannot be predicted at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our business plan or to generate positive operating results. Our independent registered public accounting firm has indicated that these matters, among others, raise substantial doubt about our ability to continue as a going concern.

Our limited operating history makes it difficult to evaluate our current business and future prospects and our inability to execute on our current business plan may adversely affect our results of operations and prospects.

We have generated only modest revenues to date. We not only have a limited operating history, but also a limited track record in executing our business model which includes, among other things, acquiring, licensing, litigating or otherwise monetizing our patent assets. Our limited operating history makes it difficult to evaluate our current business model and future prospects.

In light of the costs, uncertainties, delays and difficulties frequently encountered by companies with a limited operating history in the early stages of development, there is a significant risk that we will not be able to:

•	implement or execute our current business plan, or demonstrate that our business plan is sound; and/or
•	raise sufficient funds in the capital markets to fund acquisitions of additional patent portfolios or the costs of litigation or otherwise to effectuate our long-term business plan.

Our inability to execute any one of the foregoing or similar matters may adversely affect our results of operations and prospects.

We have incurred net losses and negative cash flows from operations since inception and have relied on external financing to support our operations. In the event we do not generate sufficient revenue from operations or obtain additional financing, our commercialization efforts will be delayed or curtailed.

Since inception, we have incurred net losses and negative cash flows from operations and have accumulated a deficit. We will need to generate revenue from operations or will require additional equity and/or debt financing to fund our ongoing activities. There are no assurances that additional financing will be available to us at a cost acceptable to us, or at all.

Our future capital needs are uncertain and we may need to raise additional funds, which may not be available on acceptable terms or at all. Moreover, additional financing may have an adverse effect on the value of the equity instruments held by our stockholders.

Assuming certain payables are deferred and expenses are managed efficiently, we believe our existing cash balances will be sufficient to meet our anticipated cash needs to conduct our planned operations for less than three months. We may need significant additional capital and/or patent monetization revenues to continue to monetize our current patent portfolios and to purchase any new patent portfolios. Based on our internal planning for the year ended December 31, 2016, which anticipates certain cash inflows and revenue from our patent sales and licensing pipeline which are expected to close during 2016, we believe our cash expenditures for operating expenses for the year ended December 31, 2016 will be approximately $6.2 million, consisting of approximately $1.9 million in employee related costs, $0.8 million in patent maintenance and prosecution fees, and $3.5 million in other operational costs. In addition, we anticipate making $7.5 million of payments relating to the acquisition of our patent portfolios, $2.2 million of which are fixed payments and $5.3 million are variable based on assumed patent monetization revenues. Also, our debt servicing fees payable to Fortress Investment Group, LLC and its affiliates (“Fortress”) will be approximately $5.8 million.

We may seek to raise additional capital through, among other things, public and private equity offerings and debt financings (to the extent such financings are permissible pursuant to our agreements with Fortress), including through takedowns from our shelf registration statement on Form S-3 and the issuance of additional promissory notes to Fortress pursuant to the terms of our agreements with Fortress. We may also seek additional funds through arrangements with collaborators or other third parties. Our future capital requirements will depend on many factors, including our levels of net sales and licensing and the timing and extent of expenditures to support our patent infringement litigation, if any. Additional funds may not be available on terms acceptable to us, or at all. Furthermore, if we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization which could impact our business operations.

If adequate working capital is not available when needed, we may be required to significantly modify our business model and operations to reduce spending to a sustainable level. It could cause us to be unable to execute our business plan, take advantage of future opportunities, or respond to competitive pressures. It may also cause us to reduce or cease operations altogether.

We may not be able to incur any additional indebtedness as a result of our agreements with Fortress. Our inability to incur additional indebtedness may prevent us from raising additional funds on acceptable terms or at all.

Our agreements with Fortress limit our ability to raise additional indebtedness. Pursuant to these agreements, we may only incur indebtedness (i) in respect to our obligations to Fortress, (ii) on unsecured trade payables that are not evidenced by a promissory note and are incurred in the ordinary course of business, (iii) if such indebtedness is unsecured and subordinated to the rights of the Fortress debt, and only then if Fortress provides its consent and (iv) if such indebtedness is secured by patent assets acquired after the Fortress transaction was consummated, and only then if such indebtedness is subordinated to the Fortress debt, Fortress provides its consent and Fortress is afforded a right of first refusal to issue the new debt. These limitations could substantially impact our ability to raise additional funds on acceptable terms or at all. If we cannot raise additional funds, it could cause us to be unable to execute our business plan, take advantage of future opportunities, or respond to competitive pressures. It may also cause us to delay, scale back or eliminate some or all of our research and development programs, reduce our operations, enable Fortress to foreclose on our patent assets or cause us to cease operations altogether. For a complete description of our agreements with Fortress, please see Note 5, “Borrowing Arrangements” contained in the condensed consolidated financial statements for the quarter ended March 31, 2016 included elsewhere in this prospectus.

We have incurred a material amount of indebtedness to fund our operations, the terms of which require that we pledge all of our assets as security and that we agree to share certain patent monetization revenues that may accrue in the future. Our level of indebtedness and the terms of such indebtedness, could adversely affect our operations and liquidity.

We have incurred debt secured by all of our assets under the terms of our agreements with Fortress and related transaction documents. Our obligations under these agreements are secured by a first priority security interest in all of our currently owned patent assets and all proceeds thereof, as well as a general security interest in all of our assets and the assets of our subsidiaries (though not in any future patent purchases by us). Additionally, our agreements with Fortress contain customary representations, warranties and indemnification provisions, as well as affirmative and negative covenants that, among other things, restrict our ability to incur additional indebtedness or guarantees, incur liens, sell our patent assets or permit a change in control of us.

Our agreements with Fortress and the notes issued pursuant thereto (the “Fortress Notes”) also include customary event of default provisions and if we were to default under the terms of our agreements with Fortress and were unable to obtain a waiver for such a default, interest on the obligations would accrue at an increased rate. In the case of a default, Fortress could accelerate our obligations under such agreements and exercise their right to foreclose on their security interests, which could force us to cease operations.

Incurrence and maintenance of this debt has material consequences on us, such as:

•	requiring us to dedicate a material portion of our cash flow from operations and other capital resources to debt service, thereby reducing our ability to fund working capital, capital expenditures, and other cash requirements;
•	limiting our flexibility in planning for, or reacting to, changes and opportunities in, our business and industry, which may place us at a competitive disadvantage;
•	limiting our ability to incur additional debt on acceptable terms, if at all; and
•	limiting our ability to dispose of patent assets to generate revenue.

Our agreements with Fortress further provide, among other things, that an affiliate of Fortress is entitled to share in certain monetization revenues that we may derive in the future related to our current patent portfolios even after our indebtedness to Fortress is paid in full. There can be no assurance that we will be successful in securing revenues, and we may expend resources in pursuit of monetization revenues that may not result in any benefit to us. Moreover, the revenue sharing obligation will reduce the benefit we receive from any monetization transactions, which will adversely affect our operating results.

We may not be able to successfully monetize the patents we have acquired from Huawei, Nokia or Panasonic or which we may hereafter acquire and thus we may fail to realize the anticipated benefits of any such acquisition which would have a material adverse effect on our business and results of operations.

There is no assurance that we will be able to successfully monetize the patent portfolios that we acquire. The patents we acquire could fail to produce anticipated benefits, or could have other adverse effects that we currently do not foresee. Failure to successfully monetize these patent assets would have a material adverse effect on our business, financial condition and results of operations.

In addition, the acquisition of patent portfolios is subject to a number of risks, including, but not limited to the following:

•	There is a significant time lag between acquiring a patent portfolio and recognizing revenue from those patent assets, if at all. During that time lag, material costs (such as patent prosecution, maintenance, legal, financial and technical reviews, and potential reverse engineering) are likely to be incurred that would have a negative effect on our results of operations, cash flows and financial position, lagging any potential revenues generated by such activity.
•	The out-licensing of a patent portfolio is a time consuming and expensive process. If our efforts are not successful, our results of operations could be harmed. In addition, we may not achieve anticipated licensing results or other benefits from such acquisitions.
•	If we initiate a patent infringement suit against potential infringers or potential licensees initiate a declaratory judgment action or administrative review action against us, such potential infringers and/or licensees may successfully invalidate our patents or a fact finder may find that the potential infringer’s products do not infringe our patents. Thus, we may not successfully monetize the patents. These activities are inherently risky, time consuming and costly.
•	We have, to date, entered into only two licensing arrangements and one patent sale. Accordingly, there is no assurance that we will be able to successfully monetize our patent portfolios and recoup our full investment.

New legislation, regulations or court rulings related to enforcing patents could harm our business and operating results.

If Congress, the United States Patent and Trademark Office (the “USPTO”) or courts implement new legislation, regulations or rulings that impact the patent enforcement process or the rights of patent holders, these changes could negatively affect our business model. For example, limitations on the ability to bring patent enforcement claims, limitations on potential liability for patent infringement, lower evidentiary standards for invalidating patents, increases in the cost to resolve patent disputes and other similar developments could negatively affect our ability to license or assert our patent or other intellectual property rights.

In addition, on September 16, 2011, the Leahy-Smith America Invents Act (the “AIA”) was signed into law. The AIA includes a number of significant changes to the United States patent law. These changes include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. As the regulations and procedures to govern administration of the AIA, especially the contested cases provisions (Inter-Partes Review (“IPR”) and Post-Grant Review (“PGR”)) were only recently fully effective, it is too early to tell what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of patents acquired by us, all of which could have a material adverse effect on our business and financial condition.

The United States government has placed restrictions on NASA, the National Science Foundation and the Commerce and Justice departments from buying information technology (in particular from Huawei) that has been “produced, manufactured or assembled” by companies with ties to the Chinese government unless the FBI or a similar agency first determines the purchase would be in the national interest. We believe these restrictions impose no limitations on our ability to license or enforce the patent assets that we have currently purchased or may purchase in the future from Huawei. Because we understand these restrictions apply solely to purchases of actual hardware and equipment, we believe the patent assets and rights which we have purchased from Huawei, with respect to those restrictions, include valid rights within the geographical United States which remain enforceable against all potential infringers. However, the United States government may try to apply other restrictions to prohibit its departments from licensing Huawei-related intellectual property rights, in which case we may be unable to consensually license patent assets purchased from Huawei to the U.S. government. Such interpretation of the prohibition, and other changes in United States law, regulation or practice as it relates to the license or enforcement of patent assets acquired from Huawei, could result in a material adverse impact on our business and financial condition.

New legislation has been introduced into the House of Representatives and the Senate, seeking to curb so-called “Litigation Abuses.” These bills include potential provisions for, among other things, expanded pleading requirements for patent litigations, patent-specific discovery and case management rules, disclosure obligations for parties having a financial interest in a patent case, certain provisions regarding so-called “customer suits” in favor of manufacturers. These bills have not yet been voted upon or amended and it is uncertain what, if any, new legislation will issue from the United States Congress, and what if any impact such legislation would have on our business and operations.

Furthermore, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages that a patent licensing company such as us might be entitled to. Any one of these pending cases could result in new legal doctrines.

In September 2013, the Federal Trade Commission announced that it is planning to gather information from approximately 25 companies that are in the business of buying and asserting patents in order to develop a better understanding of how those companies do business and impact innovation and competition. Both the Federal Trade Commission and European Commission are actively considering what the appropriate restrictions are on the ability of owners of patents declared to technical standards to receive both injunctions and royalties.

In addition, the U.S. Department of Justice (“DOJ”) has conducted reviews of the patent system to evaluate the impact of patent assertion entities on industries in which those patents relate. It is possible that the findings and recommendations of the DOJ could impact the ability to effectively license and enforce standards-essential patents and could increase the uncertainties and costs surrounding the enforcement of any such patented technologies.

Further, the leadership changes in the European Commission (“EC”) make it challenging to predict whether and how the EC will shift its focus from its prior stances regarding the enforcement of intellectual property rights and the relationship between such rights and European competition law.

Additionally, there are numerous initiatives being pursued in multiple countries including India and Brazil, regarding when and how intellectual property rights should be enforced as well as the relationship between enforcement and other laws, including relevant anti-trust or competition law. It is too early to state with any degree of certainty the impact that such initiatives may have on our business.

Additionally, the political and legal climate in China appears to have changed and may cause significant challenges for foreign companies that attempt to enforce their intellectual property rights against Chinese business whether such rights are enforced in China or elsewhere in the world. At this time, it is unclear what if any impact this change in climate will have on our business.

Further, and in general, it is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become enacted as laws. Compliance with any new or existing laws or regulations could be difficult and expensive, affect the manner in which we conduct our business and negatively impact our business, prospects, financial condition and results of operations.

Current litigation and contemplated regulatory developments may render our business model less profitable and may have a material adverse effect on our results of operations.

We negotiate with leading technology companies to invest in, aggregate and acquire or in-license portfolios of patents and other intellectual property. Recent regulatory developments, as well as other pending litigation that is continuing to establish new laws and rules for the licensing and/or assertion of patents, may make this business model more difficult to execute, more risky and/or less profitable. As noted, new draft legislation proposed in Congress, if passed, might place more significant hurdles to the enforcement of our patent rights, allow defendants increased opportunities to challenge our patents in court and in the USPTO, introduce potentially expanded fee shifting for prevailing parties in litigation, and increase the risks and costs of patent litigation for all parties, including us. These changes and risks could decrease the value of our intellectual property portfolio, as well as increase the risk of unlicensed infringement of such portfolio.

In addition, in various pending litigation and appeals in the United States Federal courts, various arguments and legal theories are being advanced to potentially limit the scope of damages a patent licensing company such as we might be entitled to. While we reject many of these arguments as improperly limiting the rights granted to legitimate patent holders under the Constitution and US patent laws, any one of these pending cases could result in new legal doctrines that could make our patent portfolios less valuable or more costly to enforce.

In addition, competition authorities in various countries and regions, as well as judicial actions in the United States and abroad are examining the rights and obligations of holders of standards essential patents (SEPs), and in some cases imposing restrictions and further obligations on the licensing and enforcement of SEPs. These changes in law and/or regulation may make our licensing programs more difficult, may render some or all SEP patents held by us unenforceable, or impose other restrictions, costs, impediments or harm to our patent portfolios.

We commenced legal proceedings against security and communications companies, and we expect such proceedings to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

To license or otherwise monetize the patent assets that we own, we commenced legal proceedings against two companies, pursuant to which we allege that such companies infringe on one or more of our patents. One of these proceedings was settled in October 2015. As with all litigation, there is a risk that we may be unable to achieve the results we desire from such litigation, failure from which would harm our business to a great degree. In addition, the defendants in these litigations may have more resources than we do, which could make our litigation efforts more difficult.

We anticipate that legal proceedings may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against other parties in addition to the originally named defendants. Our adversaries may allege defenses and/or file counterclaims for, among other things, revocation of our patents or file collateral litigations or initiate investigations in the United States or elsewhere in an effort to avoid or limit liability and damages for patent infringement. If such actions are successful, they may preclude our ability to derive licensing revenue from the patents currently being asserted.

Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business unless we are able to raise significant new capital or are successful in the licensing or sales of our patent portfolios. We estimate that our legal fees over the next twelve months will be significant for these enforcement actions. Expenses thereafter are dependent on the outcome of the status of the litigation. Our failure to monetize our patent assets would significantly harm our business.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies and, as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time consuming, resulting in increased costs and delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions that may be made by juries and trial courts.

Further, should we be deemed the losing party in certain of our litigations, we may be liable for some or all of our opponents’ legal fees.

Federal courts are becoming more crowded and, as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend in increasing numbers of civil lawsuits and criminal proceedings before federal judges and, as a result, we believe that the risk of delays in our patent enforcement actions will have a greater effect on our business in the future unless this trend changes.

Acquisitions of additional patent assets may be time consuming, complex and costly, which could adversely affect our operating results.

Acquisitions of patent or other intellectual property assets are often time consuming, complex and costly to consummate. We may utilize many different transaction structures in our acquisitions and the terms of such acquisition agreements tend to be heavily negotiated. As a result, if we seek out new acquisition opportunities, we expect to incur significant operating expenses and will likely be required to raise additional financing during the negotiations if any particular acquisition is ultimately consummated. Even if we are able to acquire particular patent assets, there is no guarantee that we will generate sufficient revenue related to those patent assets to offset the acquisition costs. While we will seek to conduct reasonable due diligence on the patent assets we are considering for acquisition, we may acquire patent assets from a seller who does not have proper title to those assets or the assets may prove invalid, or unenforceable in subsequent litigation. In those cases, we may be required to spend significant resources to defend the interests in our patent assets and, if we are not successful, our acquisition may be rendered effectively in part, or wholly, unusable, in which case we could lose part or all of our investment in the assets. Moreover, we may pay more to acquire a patent portfolio than it generates in future revenues. In addition, we could make an error in our due diligence or fail to uncover an important fact before acquiring a patent portfolio, thereby acquiring patents that are invalid or unenforceable.

We may also identify patent or other intellectual property assets that cost more than we are prepared to spend with our own capital resources. We may incur significant costs to organize and negotiate a structured acquisition that does not ultimately result in an acquisition of any patent assets or, if consummated, proves to be unprofitable for us. These higher costs could adversely affect our operating results, and if we incur losses, the value of our securities may decline.

In addition, we may acquire patents and technologies that are in the early stages of adoption in the telecommunications and information technology markets. Demand for some of these technologies may likely be untested and may be subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in our products and services. As a result, there can be no assurance as to whether technologies we acquire or develop will have value that we can monetize.

In certain acquisitions of patent assets, we may seek to defer payment or finance a portion of the acquisition price. This approach may put us at a competitive disadvantage to other parties pursuing the same assets and could result in harm to our business.

We have limited capital and may seek to negotiate acquisitions of patent or other intellectual property assets where we can defer payments or finance a portion of the acquisition price from the seller. These types of debt financing or deferred payment arrangements may not be as attractive to sellers of patent assets as receiving the full purchase price for those assets in cash at the closing of the acquisition. As a result, we might not compete effectively against other companies in the market for acquiring patent assets, some of whom have greater cash resources than we have.

Any failure to maintain or protect our patent assets or other intellectual property rights could significantly impair our return on investment from such assets and harm our brand, business and operating results.

Our ability to operate our business and compete in the intellectual property market largely depends on the superiority and value of our patent assets and other intellectual property. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright, and confidentiality agreements with our employees and third parties and other protective contractual provisions. No assurances can be given that any of the measures we undertake to protect and maintain our assets will have any measure of success.

Despite our efforts to protect our intellectual property rights, any of the following or similar occurrences may reduce the value of our intellectual property:

•	applications for patents, trademarks and copyrights may not be granted and, if granted, may be challenged or invalidated;
•	issued trademarks, copyrights, or patents may not provide us with any commercially viable claims against potentially infringing parties;
•	our efforts to protect our intellectual property rights may not be effective in preventing misappropriation of our IP assets; or
•	our efforts may not prevent the development and design by others of products or technologies similar to or competitive with, or superior to those covered by our IP.

Moreover, we may not be able to effectively protect our intellectual property rights in certain foreign countries from which potential licensees or infringers may operate. If we fail to maintain, defend or prosecute our patent assets properly, the value of our assets would be reduced or eliminated, and our business would be harmed.

Following our acquisition of IP, we need to spend significant time and resources maintaining and defending such assets which could cause us to incur significant costs and divert management attention from our core business which could adversely affect our prospects.

Following the acquisition of patent assets, we need to spend significant time and resources to maintain the effectiveness of those assets by paying maintenance fees and making filings with the USPTO and non-US equivalent government bodies. We acquired patent assets, including patent applications, which require us to spend resources to prosecute the applications with the USPTO and non-US equivalent government bodies.

Further, there is a material risk that patent related claims (such as, for example, infringement claims (and/or claims for indemnification resulting therefrom), unenforceability claims, or invalidity claims) will be asserted or prosecuted against us, and such assertions or prosecutions could materially and adversely affect our business. Regardless of whether any such claims are valid or can be successfully asserted, defending such claims could cause us to incur significant costs and could divert resources away from our core business activities which could adversely affect our prospects.

We seek to process pending patent applications for acquired and related intellectual property which takes time and is costly. Moreover, the failure to obtain or maintain intellectual property rights for such inventions would lead to the loss of our investments in such activities.

Members of our management team have experience as inventors. As such, part of our business may include the internal development of pending patent applications or other acquired intellectual property that we will seek to monetize. However, this aspect of our business would likely require significant capital and would take time to achieve. Such activities could also distract our management team from our present business initiatives, which could have a material and adverse effect on our business. There is also the risk that our initiatives in this regard would not yield any viable new intellectual property, which would lead to a loss of our investments in time and resources in such activities.

In addition, even if we are able to internally develop new patents or further prosecute patentable subject matter already contained within existing acquired patent portfolio(s), in order for those patents to be viable and to compete effectively, we would need to develop and maintain, and we would heavily rely on, a proprietary position with respect to such inventions and intellectual property. However, there are significant risks associated with any such intellectual property we may develop, principally including the following:

•	patent applications we may process may not result in issued patents or may take longer than we expect to result in issued patents;
•	we may be subject to interference and/or derivation proceedings;
•	we may be subject to opposition (including post-grant review and ex parte and inter partes reexamination) proceedings in the U.S. or foreign countries;
•	any patents that are issued to us may not provide meaningful protection;
•	other companies may challenge patents issued to us;
•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies;
•	other companies may design around patents we have processed; and
•	enforcement of our patents could be complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any future or pending applications or that any of such patents, once issued, will provide us with adequate coverage for licensing operations. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that the patent applications will be the first to have been filed covering those inventions. It is also possible that others may have or may obtain issued patents that could prevent our potential licensees from commercializing their products or require them to obtain licenses requiring the payment of significant fees or royalties to others. This could make it more difficult for us to monetize our assets. As to those patents that we may license or otherwise monetize, our rights will depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so. Our failure to obtain or maintain intellectual property rights for our inventions would lead to the loss of our investments in such activities, which would have a material and adverse effect on our business.

Moreover, patent application delays could cause delays in recognizing revenue from our internally generated patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Our confidential information may be disclosed by other parties.

We routinely enter into non-disclosure agreements with other parties, including but not limited to, vendors, law firms, parties with whom we are engaged in negotiations, and employees. However, there exists a risk that those other parties will not honor their contractual obligations to not disclose our confidential information. This may include parties who breach such obligations in the context of confidential settlement offers and/or negotiations. In addition, there exists a risk that, upon such breach and subsequent dissemination of our confidential information, third parties and potential licensees may seek to use such confidential information to their advantage and/or to our disadvantage including in legal proceedings in which we are involved. Our ability to act against such third parties may be limited, as we may not be in privity of contract with such third parties.

Weak global economic conditions may cause infringing parties to delay entering into licensing agreements which could adversely affect our financial condition and operating results.

Our business plan depends significantly on worldwide economic conditions and the economies of many countries are experiencing weak economic conditions. Uncertainty about global economic conditions poses a risk as businesses may postpone spending in response to tighter credit, negative financial news and declines in income or asset values. This response could have a material negative effect on the willingness of parties infringing on our assets to enter into licensing or other revenue generating agreements voluntarily. Entering into such agreements is critical to our business plan, and our inability to do so could cause material harm to our business.

Our business depends upon our ability to keep pace with the latest technological changes and our failure to do so could make us less competitive which would adversely affect our prospects.

The markets addressed by our intellectual property rights are characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make our patent portfolios less attractive or applicable. As a result, our success will depend, in part, on our ability to acquire, develop and out-license intellectual property in a timely manner with respect to the technological advances available to our prospective out-licensees, evolving industry standards and changing preferences.

In the event that we must commence legal proceedings against patent infringers unwilling to license our acquired intellectual property, we expect such proceedings to be time-consuming and costly, which may adversely affect our financial condition and our ability to operate our business.

In the event we are unable to successfully enter into out-licenses with infringing companies for patents hawse have acquired or in-licensed, we may have to bring a patent infringement action against such infringing companies. Such patent infringement litigation may continue for several years and may require significant expenditures for legal fees and other expenses. Disputes regarding the assertion of patents and other intellectual property rights are highly complex and technical. Once initiated, we may be forced to litigate against others to enforce or defend our intellectual property rights or to determine the validity and scope of other parties’ proprietary rights. The defendants or other third parties involved in the lawsuits in which we may become involved may have substantially more resources than we do. Furthermore, such parties may allege defenses and/or file counterclaims in an effort to avoid or limit liability and damages for patent infringement. If such defenses or counterclaims are successful, they may preclude our ability to derive licensing revenue from the patent portfolios. A negative outcome of any such litigation, or one or more claims contained within any such litigation, could materially and adversely impact our business. Additionally, we anticipate that our legal fees and other expenses will be material and will negatively impact our financial condition and results of operations and may result in our inability to continue our business plan. Expenses are also dependent on the outcome of such proceedings. Our failure to monetize our patent assets would significantly harm our business and financial position.

Our future success depends, to a significant extent, upon the continued service of our key personnel and our ability to hire additional qualified personnel and our inability to attract, retain or hire personnel could have a material adverse effect on our business and results of operations.

There can be no assurance that we will be able to retain our key personnel or that we can attract, assimilate or retain other highly qualified personnel in the future. Additionally, we do not currently carry a key-man insurance policy. Although we have entered into letter agreements with our current officers, each of such employees serves as an “at will” employee whose employment is terminable in the discretion of our board of directors. In addition, our anticipated growth will require us to recruit, hire and retain a number of new managerial, technical, operating and marketing personnel. The inability to retain, recruit and hire necessary personnel or the emergence of unexpected expansion difficulties could have a material adverse effect on our business, financial condition or results of operations. Competition for qualified personnel is intense, and there can be no assurance that we will be able to retain existing personnel or identify or hire additional personnel.

Our operations are subject to all of the risks inherent in a growing business enterprise and there is no assurance that we will be successful.

The likelihood of our success must be considered in light of the problems, expenses, difficulties and complications of an early stage company. Our ability or inability to maintain current and potential clients, form new business relationships and partnerships, execute licensing programs, meet competition, and comply with applicable governmental regulations will also impact our growth and profitability.

Our quarterly revenue and operating results may be unpredictable and may fluctuate significantly from quarter to quarter due to factors outside our control which could adversely affect our business and operating results.

Our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are outside of our control and which will make period to period comparisons difficult. Generally, the timing and success of our licensing and litigation efforts will be unpredictable and intermittent rather than steady, and can be expected to continue to be unpredictable. The primary factors that may affect our revenues and operating results include, but are not limited to, the following:

•	the length and variability of the cycle for licensing the technology;
•	the random timing of the outcome of any litigation we may commence and the unpredictability of the success of any litigation we may commence;
•	the quality and degree of execution of our business strategy and operating plan, and the effectiveness of our sales and licensing programs; and
•	timing of revenue recognition and the application of complex revenue recognition accounting rules to our licensing arrangements.

It can be difficult for us to predict the timing of licensing of our technology, and we are unable to control timing decisions made by potential licensees. As a result, our quarterly operating results are difficult to predict even in the near term and a delay in an anticipated license past the end of a particular quarter may negatively impact our results of operations for that quarter, or in some cases, that year. Therefore, we believe that quarter-to-quarter comparisons of our operating results will be a poor indication of our future performance. If our revenue or operating results fall below the expectations of investors or securities analysts or below any guidance we may provide to the market, the price of the common stock could decline substantially.

If revenues for a particular quarter are below expectations, we would likely be unable to reduce costs and expenses proportionally for that quarter. Any such revenue shortfall would, therefore, have a significant effect on our operating results for that quarter.

Risks Related to the Telecommunications Industry

If the products or services that are marketed or sold by our clients do not maintain market acceptance, our ability to out-license the technologies that we acquire may be limited and our results of operations could be adversely affected.

Certain segments of the telecommunications industry are dependent on developing and marketing new products and services that respond to technological and competitive developments and changing customer needs. We cannot assure you that the IP assets we acquire that may be used in current or future products and services will gain or obtain increased market acceptance. The development of new or enhanced technologies could result in a loss of actual or potential market share by businesses utilizing our IP assets which may limit our ability to monetize our IP assets.

The regulatory framework and future changes in regulatory requirements under which telecommunications companies operate could require substantial time and resources for compliance by our licensees which could make it more difficult and costly for us to monetize our IP assets.

In providing certain interstate and international telecommunications services, telecommunications companies must comply, or cause its customers or carriers to comply, with applicable telecommunications laws and regulations prescribed by the FCC and applicable foreign regulatory authorities. In offering services on an intrastate basis, such companies may also be subject to state laws and to regulation by state public utility commissions. International services may also be subject to regulation by foreign authorities and, in some markets, multinational authorities, such as the European Union. The costs of compliance with these regulations, including legal, operational and administrative expenses, can be expected to be substantial, and efforts and costs spent by potential licensees for these efforts may impede licensing negotiations with us, and could make it more difficult and costly for us to monetize our IP assets.

Risks Relating to Our Securities

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when our stockholders want to sell their holdings.

The market price of our common stock has in the past been, and may in the future continue to be, volatile. For instance, from June 6, 2014 through June 1, 2016, the closing price of our common stock has ranged between $49.80 and $1.00 per share (amounts restated to reflect to a 1:10 reverse stock split which was effected on December 8, 2015). A variety of events may cause the market price of our common stock to fluctuate significantly, including but not necessarily limited to:

•	quarter to quarter variations in operating results;
•	day traders;
•	adverse or positive news reports or public announcements;
•	and market conditions within our industry.

In addition, the stock market in recent years has experienced significant price and volume fluctuations. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. These market fluctuations may adversely affect the price of our common stock at a time when our stockholders want to sell their interest in us.

We have received a delisting letter from Nasdaq and there is no assurance that our appeal of such delisting will be successful. If Nasdaq delists our common stock, the liquidity and market price of our common stock could decline.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy certain continued listing requirements. If we are deficient in maintaining the necessary listing requirements, our common stock may be delisted.

On November 16, 2015, we received a written notice from Nasdaq’s Listing Qualifications Department notifying us that we were not currently in compliance with Listing Rule 5550(b)(1), which requires us to maintain a minimum stockholders’ equity of $2,500,000 for continued listing on Nasdaq.

The notice had no immediate effect on the listing of our common stock on Nasdaq. Pursuant to Nasdaq rules, we had until December 31, 2015 to provide Nasdaq with a written plan to regain compliance with the minimum stockholders’ equity requirement, which we timely submitted. We received notice on January 19, 2016 that Nasdaq accepted our plan, and Nasdaq granted us an extension period of 180 days from the date of the Notice (until May 15, 2016) for us to regain compliance with the stockholders’ equity requirement.

On May 19, 2016, we received a written notice from Nasdaq notifying us that we did not meet the terms of the aforementioned extension granted by Nasdaq with respect to the stockholders’ equity requirement despite our recent financings totaling approximately $1.5 million. We have appealed the delisting determination in front of a hearings panel. However, there is no assurance that we will be successful in our appeal of the delisting determination.

If Nasdaq delists our common stock from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on the OTCQB or the “pink sheets.” If this occurs, we could face material adverse consequences, including:

•	a limited availability of market quotations for our securities;
•	reduced liquidity for our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We do not anticipate declaring any dividends in the foreseeable future.

Other than a special cash dividend that we declared with respect to our common stock on June 9, 2014 in connection with the merger of Inventergy, Inc. into our wholly owned subsidiary, or the Merger, we have not declared any cash dividend to date and we do not anticipate declaring any further cash dividends on our common stock in the foreseeable future. For the time being, we intend to retain future earnings for use in the development of our business.

The application of the Securities and Exchange Commission’s “penny stock” rules to our common stock could limit trading activity in the market, and our stockholders may find it more difficult to sell their stock.

Our common stock is trading at less than $5.00 per share. If our common stock is delisted from Nasdaq for any reason, our common stock would become subject to the Securities and Exchange Commission’s penny stock rules. Penny stocks generally are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Our stockholders’ percentage of ownership may become diluted upon conversion of our preferred stock, upon the exercise of currently outstanding warrants and/or options, or if we issue new shares of stock or other securities, including issuances to consultants as compensation pursuant to our referral agreements. Additional issuances of preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.

The holders of our Series C preferred stock and Series D preferred stock may convert their shares of preferred stock into shares of common stock at any time. As of June 1, 2016, there were 2,500 shares of Series C preferred stock outstanding, which are initially convertible into 1,666,668 shares of common stock, and 369 shares of Series D preferred stock outstanding, which are initially convertible into 186,367 shares of common stock. After July 26, 2016, the conversion price of our Series C preferred stock will be equal to the lesser of (a) the conversion price then in effect or (b) 65% of the volume weighted average price of our common stock for ten consecutive days prior to the applicable conversion date. In addition to our outstanding shares of preferred stock, there are currently outstanding warrants to purchase 2,402,651 shares of our common stock, outstanding options which may be exercised into an aggregate of 215,593 shares of common stock. A further 225,725 shares are available for grant pursuant to our equity incentive plan. In addition, we may enter into additional referral agreements with unaffiliated third parties for the provision of commercial and/or technical assistance to facilitate completion of designated acquisitions of assets and compensation under such agreements may be payable in in equity. Further, our board of directors is authorized, without stockholder approval, subject to certain Nasdaq requirements, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock or our common stock, subject to limitations set forth in our agreements with Fortress and in our fifth amended and restated certificate of incorporation), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine. Our board of directors is also authorized, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to the Series C preferred stock and Series D preferred stock. The conversion of our preferred stock, the exercise of our outstanding warrants and options, the issuance of new securities or the creation of new series of preferred stock could result in significant dilution to existing stockholders. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of the common stock.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from investors.

As of June 1, 2016, our directors and executive officers collectively beneficially own approximately 18.34% of our common stock. Joseph Beyers, our Chief Executive Officer and Chairman of the Board, beneficially owns approximately 15.30% of our common stock. Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other shareholders. As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Fifth Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws;
•	to effect or prevent a merger, sale of assets or other corporate transaction;
•	and to control the outcome of any other matter submitted to our shareholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Risks Related to this Offering

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to an assumed public offering price of $2.05 for our securities in this offering and after deducting estimated placement agent commissions and estimated offering expenses payable by us, if you purchase shares in this offering, you will suffer immediate and substantial dilution of approximately $3.087 per share, or approximately 151%, in the net tangible book value per share of the common stock you acquire. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase securities in this offering.

We may require additional financing after completion of this offering.

At March 31, 2016, we had an accumulated deficit since inception of $55,765,266 and had negative working capital of $9,442,447. As of June 2, 2016, we had remaining cash of approximately $830,000. We currently do not have sufficient capital to monetize our current patent portfolios, purchase any new patent portfolios and execute our longer term business plan. Even if this offering is fully subscribed, we may need additional debt or equity financing in the future to execute our business plan and to be able to continue as a going concern. If in the future, we fail to satisfy the continued listing standards of Nasdaq Capital Market, we may not be able to sell shares of our common stock. Accordingly, market conditions may limit our ability to raise capital on favorable terms, or at all, and the terms of any public or private offerings of debt or equity securities likely would be significantly dilutive to existing shareholders.

We cannot guarantee that we would be able to obtain any of the additional debt or equity financing that would be required after completion of this financing on commercially reasonable terms or at all, and we may continue to evaluate a full range of potential strategic alternatives. Additional equity funding could be dilutive to existing stockholders. If we fail to obtain the necessary debt or equity financing when needed, we may not be able to execute our planned patent monetization efforts, which would have a material adverse effect on our growth strategy and our results of operations and financial condition. If adequate capital is not available when needed, we will be required to significantly modify our business model and operations to reduce spending to a sustainable level. It could cause us to be unable to execute our business plan, take advantage of future opportunities or respond to competitive pressures or customer requirements. It may also cause us to delay, scale back or eliminate some or all of our research and development programs, to reduce or cease operations or to default under the amended and restated revenue sharing and note purchase agreement, or the Amended Fortress Agreement, entered into between us, our wholly-owned subsidiary Inventergy, Inc. and certain affiliates of Fortress related to the repayment of our outstanding debt, which could lead to the repossession of our patent portfolios by Fortress.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the securities issued in the offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the “Securities Act.”

There is no public market for the warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

Holders of our warrants will have no rights as common stockholders until they acquire our common stock.

Until warrant holders acquire shares of our common stock upon exercise of the warrants, the warrant holders will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. A description of key factors that have a direct bearing on our results of operations is provided above under “Risk Factors.”

Additional information on factors that may affect our business and financial results can be found in our filings with the Securities and Exchange Commission. All forward-looking statements should be considered in light of these risks and uncertainties. We assume no responsibility to update forward-looking statements made in this prospectus.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the shares of common stock and warrants offered by this prospectus will be approximately $7.3 million assuming the sale of 4,000,000 shares at an assumed public offering price of $2.05 per share after deducting estimated placement agent fees and estimated offering expenses payable by us. However, as this is a best efforts offering, there is no minimum amount required to close this offering and there is no assurance that we will sell any shares or receive any proceeds from this offering. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.

We intend to use approximately $4.0 million of the net proceeds from this offering to redeem our outstanding shares of preferred stock, approximately $1.2 million for payment to a seller of patents and the balance of the net proceeds for working capital and general corporate purposes, including the recently-launched Inventergy Innovations program. If the net proceeds from this offering are less than $4.0 million, we will use all of the net proceeds from this offering to redeem our outstanding shares of preferred stock. If the net proceeds from this offering are less than $7.3 million but exceed $4.0 million, we intend to use approximately $4.0 million of the net proceeds to redeem our outstanding shares of preferred stock and the balance of the net proceeds for working capital and general corporate purposes, including the recently-launched Inventergy Innovations program.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock except for a special cash dividend that we declared with respect to our common stock on June 9, 2014 and paid to eOn Communications Corporation’s shareholders at the time of the Merger. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on our future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

MARKET PRICE OF OUR COMMON STOCK AND RELATED MATTERS

Market Information

Our common stock began trading on the Nasdaq Capital Market under the ticker symbol “EONC” on February 4, 2000. Prior to that date, there was no public market for our common stock. On June 6, 2014, upon consummation of the Merger, our common stock began trading on the Nasdaq Capital Market under the ticker symbol “INVT.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of our common stock as reported by the Nasdaq Capital Market (all amounts adjusted to reflect the 1:10 reverse split effected on December 8, 2015):

QUARTER ENDED	HIGH	LOW
June 30, 2016 (through June 1, 2016)	$3.30	$1.55
March 31, 2016	$3.67	$1.15
December 31, 2015	$3.90	$0.71
September 30, 2015	$4.70	$2.30
June 30, 2015	$6.30	$2.50
March 31, 2015	$9.40	$3.90
December 31, 2014	$18.00	$5.10
September 30, 2014	$27.80	$14.70
June 30, 2014	$105.20	$26.50
March 31, 2014	$149.80	$47.20

On June 1, 2016, our common stock closed at $1.70.

Holders of Common Stock

We have 156 record holders of our common stock as of June 1, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of March 31, 2016 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan approved by security holders – 2014 Stock Plan	244,093	$4.52	195,725
Equity compensation plan approved by security holders and assumed in Merger – 1999 Equity Incentive Plan	1,500	$143.00	—
Total	245,593	$5.36	195,725

DILUTION

Our net tangible book value as of March 31, 2016 was $(15,837,034), or $(3.760) per share of common stock. If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and our as adjusted net tangible book value per share after this offering. We calculate net tangible book value per share by dividing our net tangible book value, which is total tangible assets less total liabilities, by the number of outstanding shares of our common stock as of March 31, 2016.

After giving effect to the assumed sale of 4,000,000 shares of our common stock at an assumed public offering price of $2.05 per share and after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2016 would have been approximately $(8,518,034), or $(1.037) per share. This represents an immediate increase in net tangible book value of $2.723 per share to our existing stockholders and an immediate dilution in net tangible book value of $3.087 per share to new investors participating in this offering at the assumed offering price.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$2.05
Net tangible book value per share as March 31, 2016	$(3.760)
Increase per share attributable to this offering	$2.723
As adjusted net tangible book value per share as of March 31, 2016, after this offering		$(1.037)
Net tangible book value dilution per share to investors in this offering		$(3.087)

The discussion and the table above are based on 4,212,220 shares outstanding as of March 31, 2016 and excludes, as of that date:

•	2,000,000 shares of common stock issuable upon exercise of warrants to be issued to investors in this offering at an exercise price of $ per share;
•	160,000 shares of common stock issuable upon exercise of warrants to be issued to the placement agent in this offering at an exercise price of $ per share;
•	2,500 shares of Series C Preferred Stock, which are initially convertible into 1,666,668 shares of common stock;
•	369 shares of Series D Preferred Stock, which are initially convertible into 186,367 shares of common stock;
•	662,515 shares of common stock issued in May 2016, net of share forfeitures;
•	245,593 shares of common stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $5.36 per share;
•	2,402,651 shares of common stock issuable upon exercise of warrants outstanding prior to this offering, with a weighted average exercise price of $2.94 per share; and
•	195,725 additional shares of common stock reserved for future issuance under our 2014 stock option plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis contains forward-looking statements relating to future events, our future financial performance and financial condition. Such statements are only predictions and the actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance. This discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this prospectus.

Overview

We are an IP investment and licensing company that works with technology-leading corporations in attaining greater value from their IP assets in support of their business objectives and corporate brands. Inventergy, our wholly-owned subsidiary, was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013. On June 6, 2014, our subsidiary merged with and into Inventergy with Inventergy becoming a wholly-owned subsidiary of us, which we refer to as the Merger. As a result of the Merger, we changed our name to “Inventergy Global, Inc.”

We work to develop long-term relationships with global companies seeking to strategically realize an appropriate return on IP assets, in which the companies have invested a significant amount of time, effort and money in research and development (“R&D”). We refer to that R&D effort as “IP value creation”. We offer companies a professional corporate licensing model for IP value creation that provides both short term returns and attractive, long-term licensing revenue. Following the Merger, we have focused initially on developing relationships with companies in the telecommunications industry but our business purpose is by no means limited to that particular industry. We aspire to be a market-leader in IP value creation across various technology and market segments.

Our core strategy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and to generate value from these portfolios through licensing or sales of these patents. The patents are generally purchased for a fee as well as a percentage of the net revenue (revenue after deduction of litigations costs, if any). As a result of such purchase agreements, we have full ownership of the patent portfolios, including the rights to past damages, and have the sole right to determine the best strategy to derive value from the portfolios. Accordingly, we remain independent of the clients from whom we have acquired the patent portfolios.

Critical Accounting Policies

See Note 2 to the condensed consolidated financial statements for the quarter ended March 31, 2016 included elsewhere in this prospectus for a summary of significant accounting policies and information on recently adopted accounting standards.

Results of Operations

For the Three Months Ended March 31, 2016 compared to the Three Months Ended March 31, 2015

Revenue

Revenue for the three months ended March 31, 2016 was $126,971 and consisted of $100,000 from a patent licensing contract and $26,971 from our access control security product/service lines. Revenue for the three months ended March 31, 2015 was $166,912 and consisted of $53,571 from a patent licensing contract and $113,341 from our access control security product/service lines.

Cost of Revenue

Cost of revenue for the three months ended March 31, 2016 was $49,125, and consisted of $20,875 related to patent licensing revenue and amortization of $28,250 for contracts acquired in the Merger. Cost of revenue for the three months ended March 31, 2015 was $69,667 and consisted of $2,695 related to patent licensing revenue, cost of products related to our access control security product/service lines of $38,722, and amortization of $28,250 for contracts acquired in the Merger.

Patent Amortization Expense

Amortization expense of $377,745, and $387,585 for the three months ended March 31, 2016 and March 31, 2015, respectively, was for the amortization of patents acquired.

General and Administrative Expenses

General and administrative (“G&A”) expenses for the three months ended March 31, 2016 were $1,595,221 compared to $2,825,560 for the three months ended March 31, 2015. G&A expenses for the three months ended March 31, 2016 included $71,806 and $58,552 of equity compensation expense for restricted stock awards and stock options for employees and non-employees, respectively, compared to $378,261 and $94,013 for the three months ended March 31, 2015. Salaries, wages and other personnel expenses were $391,483 and $790,751 for the three months ended March 31, 2016 and March 31, 2015, respectively, a decrease of $399,268 primarily as a result of the termination of the employment of seven employees since March 2015. Investor relations expense was $33,972 and $308,881 for the three months ended March 31, 2016, and March 31, 2015, respectively, a decrease of $274,909 as a result of decreased costs for investor relations, communications, media and related services in 2016, compared to higher costs in these areas following the Merger in 2014. Patent fees were $331,375 and $128,270 for the three months ended March 31, 2016 and March 31, 2015, respectively, primarily as a result of higher consulting costs in 2016 relating to patent analysis. Legal expenses were $180,383 for the three months ended March 31, 2016, compared to $566,467 for the three months ended March 31, 2015. This decrease of $386,084 was primarily due to lower litigation costs due to the settlement of one matter in the fourth quarter of 2015. Other G&A expenses were $527,650 and $558,917 for the three months ended March 31, 2016 and March 31, 2015, respectively, representing a decrease of $31,267, primarily as a result of lower consulting and facilities expenses, partially offset by higher state franchise taxes.

Gain / Loss on Debt Extinguishment

In connection with the most recent amendment to the Amended Fortress Agreement dated March 1, 2016, we recorded a gain on debt extinguishment of $2,434,661 related to expected amounts of net monetization revenues to be paid to revenue participants. In connection with an amendment to the Amended Fortress Agreement dated February 25, 2015, we recorded a loss of $2,268,373 in the three month period ended March 31, 2015. See Note 5 to our condensed consolidated financial statements for the quarter ended March 31, 2016 included elsewhere in this prospectus.

Decrease (Increase) in Fair Value of Derivative Liabilities

Increase in fair value of derivative liabilities was $2,795 for the three months ended March 31, 2016 compared to a decrease of $6,886 for the three months ended March 31, 2015. The increase for the three months ended March 31, 2016 was due to an increase in our stock price during this period. The decrease for the three months ended March 31, 2015 was due to a decrease in our price during the corresponding period. See Note 4 to our condensed consolidated financial statements for the quarter ended March 31, 2016 included elsewhere in this prospectus.

Interest Expense, Net

Interest expense, net, for the three months ended March 31, 2016 and March 31, 2015 was $1,062,676 and $1,248,483, respectively. For the three months ended March 31, 2016, this amount includes interest expense on patents purchased of $63,067 and interest expense and amortization of discount and debt issuance costs on Fortress Notes of $999,609. Of these amounts, $218,139 was paid in cash and the remaining amounts were accrued. Interest expense, net, for the three months ended March 31, 2015 includes interest expense on patents purchased of $185,148, interest expense and amortization of discount and debt issuance costs on Fortress Notes of $832,292, and other interest expense of $231,043.

For the Twelve Months Ended December 31, 2015 compared to the Twelve Months Ended December 31, 2014

Revenue

Revenue for the twelve months ended December 31, 2015 was $4,888,302 and consisted of $4,000,000 from a sale of two patent families, $603,571 from patent licensing and litigation settlement contracts, and

$284,731 from our access control security product/service lines acquired in the Merger. Revenue for the twelve months ended December 31, 2014 was $719,267 and was entirely from our access control security product/service lines.

Cost of Revenue

Cost of revenue for the twelve months ended December 31, 2015 was $1,144,991, and consisted of $215,372 for cost of patents sold, $602,787 related to patent sale and licensing revenue, $213,832 of product costs related to access control security product/service lines and amortization of $113,000 for contracts acquired in the Merger. Cost of revenue for the twelve months ended December 31, 2014 was $732,213 and consisted of cost of products related to our access control security product/service lines of $507,646, fulfillment costs and services of $68,000, and amortization of $156,567 for contracts acquired in the Merger.

Patent Amortization Expense

Amortization expense of $1,530,110, and $1,400,540 for the twelve months ended December 31, 2015 and December 31, 2014, respectively, was for the amortization of patents acquired.

General and Administrative Expenses

General and administrative (“G&A”) expenses for the twelve months ended December 31, 2015 were $7,532,240 compared to $11,728,973 for the twelve months ended December 31, 2014. G&A expenses for the twelve months ended December 31, 2015 included $832,870 and $314,504 of equity compensation expense for restricted stock awards and stock options for employees and non-employees, respectively, compared to $1,546,922 and $1,326,474 for the twelve months ended December 31, 2014. Salaries, wages and other personnel expenses were $2,809,749 and $3,137,989 for the twelve months ended December 31, 2015, and December 31, 2014, respectively, a decrease of $328,240 primarily as a result of the departure of six employees in the twelve months ended December 31, 2015. Investor relations expense was $585,436 and $690,885 for the twelve months ended December 31, 2015, and December 31, 2014, respectively, a decrease of $105,449 as a result of decreased costs for investor relations, communications, media and related services in 2015, compared to higher costs in these areas following the Merger in 2014. Patent fees were $806,522 and $1,603,846 for the twelve months ended December 31, 2015, and December 31, 2014, respectively, primarily as a result of lower patent research, renewal and consulting costs in 2015. Legal expenses were $906,410 for the twelve months ended December 31, 2015, compared to $1,825,177 for the twelve months ended December 31, 2014. This decrease of $918,767 was primarily due to eliminating an accrual for contingent legal fees as of June 30, 2015, partially offset by ongoing litigation matters. Our policy related to contingent legal fees is to recognize such fees in the period in which such fees are determined to be probable, usually when the related revenue is recognized. During the six months ended June 30, 2015, we discovered certain legal fees had been expensed in prior periods which were contingent in nature and whose probability had not yet been determined. Such fees, which were not material to the individual prior periods, were reversed in the six month period ended June 30, 2015, thus contributing to the overall decrease in legal expenses for the twelve months ended December 31, 2015. Other G&A expenses were $1,276,749 and $1,597,681 for the twelve months ended December 31, 2015, and December 31, 2014, respectively, representing a decrease of $320,932, primarily as a result of lower consulting fees, reduced business travel, lower liability insurance costs and other general expense savings.

Loss on Extinguishment of Notes Payable

In connection with the amended and restated revenue sharing and note purchase agreement (the “Amended Fortress Agreement”) entered into between us, our wholly-owned subsidiary Inventergy, Inc. and certain affiliates of Fortress Investment Group, LLC related to the repayment of our outstanding debt (the “Fortress Notes”), we recorded a loss of $2,268,373 in the twelve month period ended December 31, 2015. See Note 6 to our consolidated financial statements for the year ended December 31, 2015 contained herein.

Decrease in Fair Value of Derivative Liabilities

Decrease in fair value of derivatives liabilities was $67,439 and $783,129 for the twelve months ended December 31, 2015 and December 31, 2014, respectively. The change for the twelve months ended December 31, 2015 was entirely due to a decrease in our common stock warrant value. The change for the twelve months ended December 30, 2014 was the result of the decrease in the fair value of the Secured

Convertible Note derivative liability of $289,775, the Series A-1 Preferred Stock derivative liability of $56,926, and the common stock warrant value of $436,428. See Note 5 to our consolidated financial statements for the year ended December 31, 2015 contained herein.

Interest Expense, Net

Interest expense, net, for the twelve months ended December 31, 2015 and December 31, 2014 was $4,229,754 and $1,393,109, respectively. For the twelve months ended December 31, 2015, this amount includes interest expense on patents purchased of $73,891 and interest expense and amortization of discount on Fortress Notes of $4,155,873, less interest income of $10. Of these amounts, $913,791 was paid in cash and the remaining amounts were accrued. Interest expense, net, for the twelve months ended December 31, 2014 includes the amortization of the Secured Convertible Notes (as defined in Note 7 to the consolidated financial statements for the year ended December 31, 2015 contained herein) discount of $185,474, interest expense on patents purchased of $349,343, interest expense and amortization of discount on Fortress Notes of $680,234, amortization of discount on notes payable of $979 and interest expense of $177,730, less interest income of $651.

Liquidity and Capital Resources

At March 31, 2016, we had an accumulated deficit since inception of $55,765,266 and had negative working capital of $9,442,447. As of June 2, 2016, we had remaining cash of approximately $830,000. These factors raise substantial doubt about our ability to continue as a going concern, which is dependent on achieving additional licensing or sales revenue from our patent portfolios and/or obtaining additional financing on terms acceptable to us. Toward that end, we entered into our first licensing agreement in February 2015, received net proceeds from an additional drawdown from the Amended Fortress Agreement of $1,126,900, received net proceeds of $1,835,000 from the sale of common stock in April 2015, and received gross proceeds of $4,000,000 from the sale of two patent families in June 2015. In addition, on January 21, 2016, we received approximately $2,175,000 net proceeds through the private placement of 2,500 shares of Series C preferred stock. We will seek to continue our operations primarily with income received through our patent monetization efforts, including licensing revenues and patent sales, but we may need to seek additional financing through loans, which will be subject to the restrictions of the Fortress Agreement, and/or the sale of our securities. If we are required to raise additional capital, we cannot assure you that we will be able to obtain such capital on terms acceptable to us or at all.

We will need significant additional capital and/or patent monetization revenues to continue to monetize our current patent portfolios and we will need significant additional capital to purchase any new patent portfolios and execute our longer term business plan. Based on our internal planning for the year ended December 31, 2016, which anticipates certain cash inflows and revenue from our patent sales and licensing pipeline which are expected to close during 2016, we believe our cash expenditures for operating expenses will be approximately $6.2 million for the next twelve months, consisting of approximately $1.9 million in employee related costs, $0.8 million in patent maintenance and prosecution fees, and $3.5 million in other operational costs. In addition, we anticipate making $7.5 million of payments relating to the acquisition of our patent portfolios, $2.2 million of which are fixed payments and $5.3 million are variable payments based on assumed patent monetization revenues. Also, our debt servicing fees payable to Fortress will be approximately $5.8 million. These amounts payable to Fortress are in addition to any revenue sharing amounts expected to be paid from forecasted patent monetization revenues. Based on our existing cash balances, anticipated revenues from patent monetization activities, available financing opportunities, and proactive measures to reduce expenses and defer obligations where possible, management believes we have funds sufficient to meet our anticipated operating needs for less than three months.

To date, we have acquired approximately 755 currently active patents and patent applications for aggregate purchase payments of $12,109,118. We will be required to pay $2,200,000 to a seller of the patents by July 2016 or pay a one percent per month late fee until paid. See Note 9 in the condensed consolidated financial statements for the quarter ended March 31, 2016 included elsewhere in this prospectus for further information regarding this payment.

On February 11, 2015, we entered into our first license agreement, in which we expect to receive an aggregate of $2,000,000 of proceeds over the course of the five-year license. In connection therewith, on

February 25, 2015, we amended and restated the Fortress Agreement pursuant to which Fortress agreed to make available to us an additional $3,000,000 of credit between February 25, 2015 and December 31, 2015, which can be drawn down in the form of additional senior secured notes with the same terms and conditions as the original notes. On February 25, 2015, we drew down $1,199,500 from the additional available credit, which after the payment of transaction-related fees and expenses, netted us $1,126,900. We may seek to raise additional capital in the form of further draw downs on the remaining additional available credit, which would require us to obtain Fortress’ consent.

On June 25, 2015, we closed a sale of two of our patent families to an undisclosed third party for which we received gross proceeds of $4,000,000. Following expected payments to third parties and Fortress under revenue share agreements, we retained approximately $1,666,500, which was used to fund operating activities.

In addition to our capital needs over the next twelve months, which are detailed above, our future capital requirements will depend on many factors, including our levels of net sales and licensing revenues, as well as the timing and extent of expenditures to support our patent infringement litigation. If we issue equity or equity equivalents to raise additional funds, our existing stockholders could experience substantial dilution and the new holders of securities may have rights, preferences and privileges senior to those of our existing stockholders. If adequate capital is not available when needed, we will be required to significantly modify our business model and operations to reduce spending to a sustainable level. It could cause us to be unable to execute our business plan, take advantage of future opportunities or respond to competitive pressures or customer requirements. It may also cause us to delay, scale back or eliminate some or all of our research and development programs, to reduce or cease operations or to default under the Amended Fortress Agreement, which could lead to the repossession of our patent portfolios by Fortress.

As of March 31, 2016, we had cash and cash equivalents of $850,112. Also as of March 31, 2016, we had negative working capital of $9,442,447. Our net loss for the three months ended March 31, 2016 was $491,837 and our accumulated deficit amount was $55,765,266 as of March 31, 2016. Our cash and cash equivalents as of March 31, 2016 consisted primarily of funds remaining from net proceeds of $2,175,000 (after issuance costs of $325,000) received from the sale of Series C preferred stock, partially offset by $658,757 principal payments on the Fortress Notes and expenditures for general operating purposes.

As of March 31, 2016, we had cash and cash equivalents of $850,112 compared to $554,556 as of December 31, 2015. The increase in cash and cash equivalents of $295,556 for the three months ended March 31, 2016 was attributable to net cash provided by financing activities of $1,491,243, partially offset by net cash used in operating activities of $1,195,687.

Cash Flows — Operating Activities

Our operating activities for the three months ended March 31, 2016 resulted in net cash used of $1,195,687. Net cash used in operating activities consisted of a net loss of $491,837, less non-cash gain on debt extinguishment of $2,434,661, partially offset by non-cash expenses consisting of depreciation expense of $4,251, an increase in fair value of derivative liabilities of $2,795, amortization of discount and debt issuance costs on notes payable of $759,869, amortization of patents and acquired contracts of $405,995, accrued interest on patent purchase of $52,067, and stock-based compensation of $130,358. Changes in operating assets and liabilities provided cash of $375,476, from a decrease in prepaid expenses and other current assets totaling $133,931, a decrease in deferred expenses of $20,875, an increase in accrued expenses and other current liabilities of $172,238 and an increase in deferred revenue of $150,000, partially offset by a decrease in accounts receivable of $6,281 and a decrease in accounts payable of $95,287.

Our operating activities for the three months ended March 31, 2015 resulted in net cash used of $1,022,837. Net cash used from operations consisted of a net loss of $6,625,833, offset by non-cash expenses of depreciation expense of $4,251, loss on debt extinguishment of $2,268,373, amortization of discount and debt issuance costs on notes payable of $882,440, amortization of patents and acquired contracts of $415,834, and stock-based compensation of $472,274. These non-cash expenses were partially offset by non-cash income from a decrease in fair value of derivative liabilities of $6,886. Changes in operating assets and liabilities provided cash of $1,566,710, from a decrease in accounts receivable of $248,501, a decrease in inventories of $130,155, an increase in accounts payable of $633,097, and an increase in accrued expenses and other current liabilities of $208,014 and an increase in deferred revenue of $446,429, partially offset by an increase in prepaid expenses and other current assets of $33,181 and deferred expenses of $96,305.

Cash Flows — Investing Activities

We had no investing activities during the three months ended March 31, 2016 or the three months ended March 31, 2015.

Cash Flows — Financing Activities

Our financing activities for the three months ended March 31, 2016 resulted in net cash received of $1,491,243, consisting of $2,175,000 received from the sale of Series C preferred stock (net of $325,000 of issuance costs), partially offset by repayments of original Fortress Notes of $658,757 and repayments of $25,000 of short-term notes payable to a related party.

Our financing activities for the three months ended March 31, 2015 resulted in net cash received of $1,126,900 from the issuance of notes payable (net of issuance costs of $72,600).

We will require additional financing for the purchase of additional patent portfolios and to fund our monetization efforts if new attractive opportunities are found. If we acquire additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of our current staffing. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such does not scale significantly with the acquisition of new portfolios. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration. Due to the dynamic credit market, we are not able to predict with any certainty whether we could obtain debt or equity financing to provide additional sources of liquidity at favorable rates should the need arise.

Off Balance Sheet Arrangements

None.

BUSINESS

Overview

We are an IP investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy, Inc., our wholly-owned subsidiary (“Inventergy”), was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013. On June 6, 2014, a subsidiary of ours merged with and into Inventergy becoming our wholly-owned subsidiary (the “Merger”). In connection with the Merger, we changed our name to “Inventergy Global, Inc.”

We work to develop long-term relationships with significant, technology-leading companies, who we refer to as clients, seeking to strategically realize appropriate returns for selected portfolios of their IP assets, in which they have invested significant research and development (IP value creation). We offer clients a professional corporate licensing model for IP value creation that provides both short term returns and attractive, long-term licensing revenue. We have focused initially on developing relationships with telecommunications companies, but our business purpose is not limited to this industry. We aspire to be a market-leader in IP value creation across various technology and market segments.

Our core strategy is to acquire significant patent portfolios from Global Fortune 500 companies who are leaders or major players in their industries and then generate reasonable value from these portfolios through licensing or sales of these patents. We typically purchase patents for an upfront fee as well as a percentage of net revenue (i.e. revenue generated from the relevant portfolio, usually after deduction of litigation or other related monetization costs, if any). This percentage is low enough so that, together with the outright acquisition of the IP assets, there is not actual or implied direct control of our actions in our IP value creation efforts. As a result, we remain independent of these clients. We typically gain full ownership of the portfolios including the rights to past damages and have the sole right to determine the best strategy to derive value from the portfolios.

We are headquartered in Campbell, California. In addition to our employees, we engage third party resources including technical experts, reverse engineering firms, valuation experts, market research firms and law firms specializing in intellectual property law and litigation. If and when we acquire additional large patent portfolios, we may hire two to three additional employees in the areas of business, technical or legal to assist in IP value creation for those new assets.

Business Strategy

Key elements of our strategy include:

•	Targeting a select number of market- and technology-leading companies whose product and service revenue or internal IP monetization efforts may not be yielding appropriate value for their IP assets.
•	Leveraging our management’s expertise to select, value and out-license patent assets to create additional IP value for these clients in relationship-based, fair and substantial licensing programs.
•	Expanding our approach across other technologies and businesses.

Competitive Strengths

•	Our directors and officers have significant experience creating value from IP assets and are recognized leaders in their fields (for more details please see “Management” below).
•	We believe that the talent, experience and skill sets of our management team are key differentiators for us, and establish us among the very best of our peers.

•	Our management team’s contacts across many IP-dependent industries provide key sourcing capability.
º	Our officers and directors are well-known across IP and technical industries, with significant and important relationships with prospective target clients as well as potential out-licensing customers. We leverage our reputation and relationships to achieve fair and reasonable value and to complete transactions in a timely manner.
•	We expect that the development of long-term relationships with our clients will help ensure on-going revenue streams built on key asset portfolios from existing clients.
º	We expect that long-term relationships with clients will provide a continual potential source of new assets and support continuing revenue growth opportunities.
•	We believe that our professional corporate out-licensing model will enable timely value-creation from client portfolio assets as well as on-going revenue streams.
º	We believe that we can drive an efficient process for delivering value and concluding appropriate, fair and reasonable transactions in a timely manner below the industry average.

Industry Overview

According to recent data from Ocean Tomo, an intellectual property merchant bank, 84% of the value of companies in the S&P 500 was based in intangible assets, as of January 2015. In many cases, product and service revenue based on patent assets can leave substantial amounts of untapped value in a company’s IP, either because the IP is in areas that are no longer as strategically important to the IP holder or it is too time-consuming for the asset holders to pursue. As a result, companies may not realize appropriate value from the results of their investments in research and development (“R&D”). In addition, many companies cannot capture the full value of the IP assets themselves as they do not possess the necessary resources and personnel or because the pursuit of value involves a higher degree of risk than may be acceptable to the IP holder.

Industry Focus

The three initial patent portfolios we have acquired are portfolios in the telecommunications industry in the segments covering (a) core network infrastructure (IP Multimedia Subsystems — IMS and Voice over IP — VOIP) and (b) mobile broadband communications (3G & 4G protocols — WCDMA/HSPA/LTE). Over time, we may acquire additional portfolios in this industry as well as other market segments. An overview of the telecommunications industry and our three initial portfolios are described in more detail below.

General Perspectives on the Telecommunication Industry

The telecommunications industry is global in nature and the technologies deployed are largely defined and developed by cooperative standard-setting “working groups” established between the various market participants. One such body is “3GPP,” or 3rd Generation Partnership Project, which is a collaboration among groups of telecom associations, covering radio, core network and service architecture technologies.

A number of other voluntary standard setting bodies exist, with the overall objective to ensure interoperability between networks and devices. According to the Global mobile Suppliers Association (“GSA”) organization (a 3GPP industry organization), in the second quarter of 2015 there were 6.64 billion subscriptions globally using 3GPP systems (covering 2G-GSM, 3G-WCDMA & HSPA, and 4G-LTE protocols). This included 1.99 billion 3G and 755 million 4G subscribers.

From an intellectual property commercialization perspective, we believe that the continued development and deployment of standards-compliant telecommunications equipment and systems, creates large, global addressable markets wherein market participants must comply with both declared and de facto industry standards in order to remain competitive. In many cases, these providers may not have developed the standards themselves nor do they own or are licensed to key patents that relate to these standards. In addition, in this highly competitive industry, we believe market participants will also race to adopt key improvements above and in addition to standards-based technology.

We believe that the continued and accelerated deployment, as well as the continuous upgrading of technologies that can handle richer content to mobile devices, faster and more reliable connections, quicker data speeds and more services delivered over networks, fixed and mobile, present significant opportunities for us. These trends accelerate the need for IMS and 3G & 4G technologies and protocols — areas in which we have significant patent portfolios. Our focus is to acquire patent portfolios that contain a mixture of both standards declared patents as well as patents that cover important improvements to standards-based technologies.

The IMS and VOIP Segment — The primary focus of the Huawei and Nokia portfolios

IP Multimedia Subsystem (IMS) is an architectural framework for delivering IP multimedia services and voice applications from wireless and wireline devices. It was originally designed by 3GPP. IMS is intended to aid the access of multimedia and voice applications from wireless and wire line terminals, to help establish fixed-mobile convergence.

IMS technology is already deployed by more than 100 service providers around the world as well as through cable companies to offer services such as the popular “bundles” of voice, TV and Internet. A driving force behind the deployment of LTE (Long-Term Evolution) among service providers is the ability to offer Voice over LTE (VoLTE). We estimate based on data from Infonetics (published in their first quarter 2016 report) and internal analysis that the overall size of this market related to the service provider segment, which could benefit from our patented technologies, is $25 – $30 billion cumulative over the next five years (2016 – 2020).

VOIP solutions are also extensively deployed in the corporate sector as companies are addressing the needs of an increasingly mobile workforce through so-called “unified communications” offerings that packet data networks help enable.

The Mobile Broadband Infrastructure Segment — The primary focus of the Panasonic portfolio

Mobile broadband is a term that encompasses 2G, 3G and 4G cellular technologies based on standards that are developed and managed by the 3GPP organization and covers the radio, core network and service architectures that enable broadband communication between base stations and devices (such as cell phones and tablets, wireless enabled computers).

In the “Ericsson Mobility Report” from November 2015, Ericsson estimates the 3G and 4G mobile broadband subscription market will grow 5% annually from 2014 – 2020 for 3G and 25% for 4G (LTE). By the end of 2021, Ericsson estimates there will be a total of 9.1 billion mobile subscriptions, including 4.1 billion LTE and 3.2 billion 3G subscriptions.

In North America, the 3G/LTE share of mobile subscriptions is already at 100%. In Western Europe the share is currently approximately 85%, and is expected to grow to 100% by 2021 according to Ericsson. In the Asia Pacific region, the 3G/LTE share is currently approximately 50% and is expected to grow to 85% by 2021, according to the same report. Recent GSA data shows that 3,745 user devices have been launched from 339 suppliers as of November 2015, an increase of over 1,500 since October 2014. Of this, 58.7% are LTE smartphones, with 98.3% of the smartphones handling both 3G and LTE.

Our Business Model

Obtaining Assets

Client Business Model

We initially focused on developing relationships in the information technology and telecommunications industries and expanding from there into other adjunct or distinct new industry segments. We seek to enable clients to generate higher potential value from their portfolio of patent assets. Clients are generally sourced through management’s significant industry contacts. We seek to partner with leading companies who have demonstrated early technology development, backed by strong R&D investments protected through substantial patent portfolios, but who lack expertise in IP monetization. Preferred clients include those that may be moving out of a market or have more assets in a segment than are needed to support their ongoing business.

Many key technology-leading companies have significant patent asset portfolios in areas that are no longer of strategic value to the client but have clearly been adopted and built upon by other market participants. Our preferred asset portfolios are in strong-margin, high-growth segments of particular industry sectors. Our acquisition teams study patents of prospective clients and evaluate overall patent strength, the size of the appropriate addressable market(s), the reasonably probable revenue that might be generated from a successful licensing program, and how the remaining lifespan of a particular portfolio matches the expected trajectory of the target market(s).

Typically, we will seek to structure an acquisition with the original asset owner that includes a combination of an initial cash payment and a revenue share arrangement on future income, however the exact structure of an acquisition may vary depending on the particular patent portfolio or the negotiations with a patent owner. The combination of fixed payment and ongoing revenue return is intended to appropriately reflect the inherent riskiness of patent asset licensing, the expected significant costs of licensing campaigns, and appropriate returns for such investments. Such arrangements help each client balance cash flow and the risk and reward potential of ongoing R&D and patent operations.

Following our acquisition of a patent portfolio, the client may receive a non-exclusive license to continue to make, have made, and sell products and services under the transferred patent assets to ensure continuity of their ongoing businesses. The original asset holder will have no continuing control over our licensing and enforcement programs, but in certain cases the assets acquired may be subject to existing licenses, existing business relationships and standards organization obligations (including in certain cases, fair, reasonable and non-discriminatory (FRAND) licensing obligations). We acquire patent asset portfolios cognizant of these potential existing encumbrances and factors these issues into the final arrangements.

We seek to cultivate long-term relationships with our clients with the goal of acquiring additional asset portfolios from them in the future.

Referral Agreements

We also periodically enter into referral agreements with unaffiliated third parties for the provision of commercial and/or technical assistance to facilitate completion of designated acquisitions of assets. The agreements contain confidentiality provisions, may continue indefinitely and are terminable by either party upon notice. To date we have entered into three such agreements, one with a German consulting firm, one with a California consulting firm and one with a Japanese consulting firm, each with technology expertise related to the assets being evaluated for acquisition or with important local relationships with the clients owning the assets. We may enter into other such referral agreements in the future. Compensation under such agreements are subject to negotiations between the parties and may be based on a relatively low percentage of the purchase price of the assets payable in cash or equity upon closing the transaction or periodically over time, depending on negotiations and on our specific needs.

Inventergy Innovations

Inventergy Innovations is a new business initiative that we launched in May 2016 through our wholly-owned subsidiaries, Inventergy Innovations, LLC and Inventergy IOT, LLC. These subsidiaries will assist other companies obtain greater value from their intellectual property assets, such as trade secrets, prototypes or improved business operations. Since the launch of Inventergy Innovations, we have entered into letters of intent with four companies to assist them in obtaining greater value from their intellectual property assets.

Generating Value from the Assets

The Patent Management Triad — Our Internal Business System

Our internal out-licensing campaign teams are typically managed by three leads, together with their respective internal and external teams — (1) Technical, (2) Legal, and (3) Business. Ultimately, the three teams collaborate to comprehend the addressable market space(s), the relevance of the patent assets, the mapping of patent assets to applicable standards and the products and services of other market participants, and technical and industrial value.

Technical Lead and Team

The Technical Lead and associated group works to understand the science and/or technology behind the patents of a particular portfolio, under the review of the Legal Lead and in support of the Business team. This group coordinates the work of third party technology consultants, including technical external resources such as technical experts, reverse engineering consultancies, and other providers, to deliver consolidated inputs to the Legal and Business teams.

Legal Lead and Team

This group manages the existing patent asset portfolio from a global perspective and also manages further prosecution of continuing patent cases to help maximize value in ongoing licensing efforts. Prior to a potential acquisition and continuing after the acquisition, the Legal Lead and associated group reviews the patent assets and, together with the Technical team, helps analyze the products and services of prospective licensees. In particular, this group analyzes patent claims and determines how these claims relate to products, services and industry standards, prepares claim charts and licensing packages and supervises the Technical Lead and the technology efforts from a legal perspective.

The Legal Lead also is responsible for the legal structure and legal documents of any license or negotiated settlement with prospective licensees. The Legal Lead and team also manage external legal providers, including patent prosecution, licensing and, if needed, litigation resources for effectively managing the life of each patent portfolio and providing consolidated services in support of business objectives. They also manage, if required, any assertions or litigation matters related to patent assets.

Business Lead and Team

This group has overall financial responsibility for each licensing campaign. In order to determine the business terms of license agreements and acquire new portfolios, the Business group gathers the technical and legal inputs and identifies companies that have products and/or services in areas that may be impacted by relevant patent assets.

The Business Lead, with input from the Technical and Legal teams, assesses the relevant addressable market for patent assets and establishes an achievable licensing campaign structure and process. The Business group then leads the development of marketing and licensing materials and packages, and drives the engagements with prospective licensing targets. The Business group also determines, with input from the Legal team, the structure and terms of proposed licenses, and helps set value for portfolios by setting a realistic, objective and achievable valuation of portfolios with respect to the particular market segments and products and services of target licensees.

Our Professional Corporate Out-Licensing Model

Once we acquire an asset portfolio and analyzes the addressable market and existing and projected products and services using patented technology of the portfolio, we then develop an appropriate engagement campaign and process. Following a structured approach, we will contact key decision-makers of relevant market participants and seek further engagement. We anticipate structuring licenses in a flexible way to match the specific character and use of patented technology by our licensees.

Management believes that our approximately 718 currently active patents and patent applications are fundamental to the telecommunications industry. The technologies are utilized in, among other areas, the following markets:

•	Telecommunications core network (including IMS) infrastructure;
•	Base stations;
•	Communications service providers;
•	End user communications devices (such as cell phones and tablets);
•	Enterprise voice over IP (VoIP) networks; and
•	Connected Automobiles.
•	Routers and cellular modems.

Our licensing strategy depends upon other parties being reasonable and willing to work out a fair licensing arrangement. A potential licensee’s willingness and ability to pay reasonable licensing fees or royalties may, in part, be affected by the number of patents infringed by a particular licensee product, the licensee’s cost of licensing those patents and the value or profitability of infringing products and/or services. We believe reasonable licensing fees or royalties for our patent assets are best secured through negotiated license agreements which will allow us and our potential licensees to avoid the uncertainties, costs and delays of litigation. Obtaining reasonable value for the use of our patents is generally dependent upon:

•	Demonstrating infringement of claimed inventions;
•	Refuting arguments that our patents are supposedly invalid or unenforceable; and
•	Providing data supporting the licensing value we are seeking.

Some of the companies that may be using our patent assets may not voluntarily enter into license agreements. As a result, we have developed abilities to plan, execute and sustain enforcement campaigns to protect our patent portfolios. Litigation may be required to enforce and protect such intellectual property rights.

Since the acquisition of the first three patent portfolios (described further below), we have begun reaching out to various prospective licensees and engaging a number of them in discussions regarding licensing one or more of these patent assets. On February 11, 2015, we licensed our IMS portfolio to a mid-tier telecommunications infrastructure provider. The term of the license is five years and will result in approximately $2 million of revenue over the course of the license. During the year ended December 31, 2015, we settled one litigation matter. We currently have one litigation matter pending, which is in ongoing settlement negotiations.

Intellectual Property and Patent Rights

Our intellectual property consists primarily of asset portfolios acquired from clients for the purpose of monetizing and generating value from such patents under our corporate licensing approach.

In connection with an acquisition of assets, we may seek financing to enable us to pay fixed up front fees or cash purchase prices. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn out obligations, revenue sharing, profit sharing, or some combination of two or more of these forms of consideration.

Asset Portfolios

IMS and VOIP portfolios

We have acquired two complementary portfolios from telecommunication industry leaders Huawei and Nokia. These two portfolios total approximately 280 patents including approximately 115 patents considered relevant to standards.

The portfolios cover the core network of the so-called “Next Generation Networks” enabling such functionality as Mobile Video delivery and Mobile High Definition Audio as well as enabling services like “triple play” (phone, television and data) offered by fixed line/cable operators and enterprise VOIP solutions.

The patents cover a broad range of functional aspects, including advanced call features, network security, interoperability, system performance and network reliability.

We believe the portfolios are to be particularly relevant as mobile network operators, cable operators and equipment manufacturers roll out new features and content rich services for both mobile and fixed networks. We have identified over 125 companies within four primary licensee market segments, namely, IMS systems, enterprise networking equipment (VOIP), legacy mobile systems and telecommunications service providers that we intend to approach to monetize the IMS IP assets. Currently there are over 100 mobile network operators worldwide offering services based on the IMS standard and most cable companies that already offer “triple play bundles” do this on the IMS standard, so use of IMS is reasonably expected to increase substantially. We also estimate that there are already about 30 equipment manufacturers offering solutions relevant to this patent portfolio, and we have already closed our first license with a mid-tier equipment manufacturer.

Mobile Broadband, (3G, 4G/LTE Portfolio)

Panasonic is among the most prolific patent filers and patent owners in the world. According to a recently released report from the World Intellectual Property Organization, Panasonic was the number 1 filer of PCT patent applications in the world in 2013. In 2013, Panasonic was issued the 6th most patents in the United States according to IFI Claims. Panasonic has since moved out of several business areas and divested both businesses and patents over the past few years.

One such technology area is 3G (WCDMA & HSPA) and 4G (LTE) mobile infrastructure, where Panasonic, through its relationship with NTT Docomo (a leading Japanese mobile operator), was an early innovator and pioneer. We have worked with Panasonic to select a comprehensive portfolio of patent assets totaling 473 in the 3G and 4G technology domains. Under the terms of our Patent Purchase Agreement with Panasonic, as amended (the “Panasonic Agreement”), we have full ownership of the portfolio including the right to past damages and have the sole right to determine the best strategy to derive value from the portfolio.

The portfolio consists of approximately 340 3G patent assets and 240 4G patent assets. Approximately 179 of the patent assets are potentially standards relevant, which means that such patents may be infringed upon by companies, end-users or others that adhere to the optional or mandatory features of one or more operating standards adopted by industry, governmental or other organizations operating in the telecommunications industry. The main technical focus of the portfolio concerns base station equipment communication with mobile devices, specifically the radio aspects of such communications. The 3G/4G standards are widely adopted by telecom operators, infrastructure manufacturers and mobile device manufacturers around the world as the enabling standard for mobile broadband. According to data from GSA, there were 2.3 billion mobile broadband (3G/4G) subscriptions worldwide in Q4 2014, and 4.4 billion user devices, including 2.7 billion smart phones connected to LTE as of February 2016.

We view the Panasonic portfolio as complementary to the Huawei and Nokia IMS portfolios where, even though a few of the target licensee companies may be the same, the relevant revenue streams are different. We believe that such complementary coverage may offer operational and marketing efficiencies and we are exploring other opportunities that may add further synergies.

Patent Portfolios

We originally acquired an aggregate of approximately 755 currently active patents and patent applications from Huawei, Nokia, and Panasonic outright, including the general right to recover damages for past infringement. In June 2015, we sold 26 patents in a commercial transaction. We own approximately 742 patents and patent applications, 7 US and 17 non-US patents have expired and no patent applications have been denied. The 718 active patents have an average remaining life of 6.9 years. Approximately 294 of the active patents are potentially standards relevant and the overall portfolio is subject to limited prior license encumbrances.

IMS & VOIP Portfolio

The chart below indicates, with respect to our 280 active patents and pending applications from Huawei and Nokia in the IMS & VOIP category, the estimated useful remaining lives of such patents as of the date of this prospectus. Pending applications indicate applications for patents that could, if granted, become enforceable patents in relevant geographies. More than 92% of our IMS/VOIP patents have more than five years remaining and 67% have 10 years or more remaining:

IMS-VoIP Portfolio - Estimated Useful Lifespan
Number of Patents
100
90
80
70
60
50
40
30
20
10
0
3
4
5
6
7
8
9
10
11
12
13
14
Years Remaining
Granted
Pending

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Grand Total
3	1	0	1
4	20	0	20
5	7	3	10
6	3	0	3
7	3	4	7
8	5	0	5
9	40	4	44
10	79	13	92
11	48	15	63
12	14	0	14
13	7	7	14
14	7	0	7
Grand Total	234	46	280

Mobile Broadband Portfolio

With respect to our 462 mobile broadband patents, the chart below indicates granted patents, pending applications or recently expired patents in the mobile broadband category acquired from Panasonic, including the estimated useful remaining lives of such patents as of the date of this prospectus. Though several patents recently expired (noted below as “RE”), key jurisdictions for these patents can still provide an ability to recover for past damages, hence the patents have been included in the table below. Pending applications indicate applications for patents that could, if granted, become enforceable patents in relevant geographies. Over 50% of our mobile broadband patents have between 5 and 13 years remaining and approximately 47% have between two and five years remaining.

Mobile Broadband Portfolio - Estimated Useful Lifespan
Number of Patents
70
60
50
40
30
20
10
0
RE
0<1
1
2
3
4
5
6
7
8
9
10
11
12
13
Years Remaining
Granted
Pending
Expired

The below table reflects the data contained in the above chart.

Years Remaining	Granted	Pending	Expired	Grand Total
RE	0	0	24	24
0<1	1	0	0	1
1	34	0	0	34
2	61	5	0	66
3	61	4	0	65
4	32	3	0	35
5	52	0	0	52
6	41	5	0	46
7	28	5	0	33
8	35	6	0	41
9	16	1	0	17
10	15	7	0	22
11	14	0	0	14
12	7	0	0	7
13	5	0	0	5
Grand Total	402	36	24	462

RE:	Recently Expired

Portfolio Prosecution

We spend significant resources enhancing portfolio value through patent prosecution. This is the process of responding to USPTO actions which challenge or request information regarding pending patents to allow the patents to be granted and the process of broadening a portfolio through patent continuations, divisionals and reissues. Through the prosecution process, the patent portfolio can be fine-tuned for relevancy and clarity. Portfolio enhancement through patent prosecution requires substantial technical and legal expertise.

Since acquiring the portfolios, 15 patents have granted to us, including five US grants, three European grants which were perfected in 13 European countries, two grants in China including one divisional grant, and one grant each in Brazil, Thailand and Indonesia. Additionally six patent continuations have been filed along with the filing of five patent reissues.

We have also received notice of allowance of three European patents which we expect to be granted in the first half of 2016.

eOn Communications Systems, Inc.

eOn Communications Systems, Inc. (“ECS”), our wholly-owned subsidiary, previously sold a line of Ethernet enabled biometric locks (see below) and also provides sales, marketing and technical support services to partners in the security products and services industry. We acquired ECS as part of the Merger.

On March 17, 2015, we announced operational restructuring and process improvements for the product-based businesses of ECS, to strategically position us to increase earnings, reduce costs, improve cash flow and build shareholder value. ECS is managed by its President Stephen Swartz.

The ECS business now has two service lines:

a)	A royalty bearing agreement with a third party for use of a private branch exchange (PBX) business which they had purchased from eOn Communications Corporation; and
b)	A new business that provides outsourced sales, marketing and technical support services to business partners in the security products and services industry.

ECS stopped selling biometric security and access control products, with the final sale of such products in December 2015.

Competition

We face significant competition from others seeking to acquire and monetize intellectual property assets, including competitors seeking to acquire the same or similar patents and technologies that we may try to acquire. Other companies may develop competing technologies that offer better or less expensive alternatives to patented technologies that we may acquire and/or license. In addition, many potential competitors may have significantly greater resources than the resources we possess. Technological advances or entirely different approaches developed by one or more of our competitors could render obsolete and/or uneconomical certain of the technologies owned or controlled by us.

Entities such as Intellectual Ventures Management, LLC, Acacia Research Corporation, InterDigital, Inc., Rambus, Inc., Marathon Patent Group, Spherix, Inc., Tessera Technologies, Inc., Vringo, Inc., VirnetX Holding Corporation, Wi-LAN Inc. and others presently market themselves as being in the business of creating, acquiring, licensing or leveraging the value of intellectual property assets. Many of our competitors have longer operating histories and significantly greater financial resources than we do.

Employees

As of June 1, 2016, we had four full-time employees (one of whom is an employee of the ECS subsidiary). None of our employees are subject to a collective bargaining agreement and we believe our employee relations to be good.

We use the services of various consultants and contractors to manage our business, technical, accounting and legal operations. We believe selective use of such consultants allows us to achieve our business objectives in a flexible, cost-effective manner.

Properties

Our principal executive offices are in Campbell, CA. We lease the premises pursuant to a non-cancelable thirty-eight month lease agreement, which commenced on June 1, 2014. The lease agreement provides for escalating rent payments ranging from approximately $9,200 to $9,800 per month, with one option to extend the lease term for an additional three years. Included in the lease agreement was a full rent abatement period of two months. Rent expense is recognized on a straight line basis. We paid a security deposit of $18,993 during the twelve months ended December 31, 2014. Management believes our facilities are adequate for our current and anticipated operations.

Legal Proceedings

On July 14, 2014, Inventergy, Inc., our wholly-owned subsidiary, filed a complaint in the Federal Court for the Eastern District of Texas, against Genband US LLC (“Genband”) over the infringement of five patents owned by Inventergy, Inc. On October 27, 2015, Inventergy, Inc. entered into a settlement agreement with Genband pursuant to which, among other provisions, Genband paid an undisclosed settlement fee to Inventergy, Inc.

On January 23, 2015, Sonus Networks, Inc., filed a declaratory judgment complaint in the Northern District of California (the “California Action”) naming us and Inventergy, Inc. as defendants and alleging non-infringement of seven patents from Inventergy, Inc.’s IMS/VOIP patent portfolio. The complaint was amended on March 10, 2015, further alleging unfair competition, breach of contract and a RICO claim under 18 USC 1961. We and Inventergy, Inc. counterclaimed on January 26, 2015 for infringement of the same seven patents, which was answered by Sonus on August 31, 2015. Inventergy, Inc. also filed a complaint against Sonus in the Northern District of California on February 24, 2016 for infringement of an additional patent. The parties are currently engaged in court-ordered mediation discussions.

MANAGEMENT

The name, address, age and position of our current officers and directors are set forth below.

Name	Age	Position	Class
Joseph W. Beyers	63	Chief Executive Officer and Director	III
John G. Niedermaier	59	Chief Financial Officer	N/A
Francis P. Barton	69	Director	III
W. Frank King	76	Director	II
Marshall Phelps, Jr.	71	Director	II
Robert A. Gordon	65	Director	I

There are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions. There are no family relationships between any of our directors or executive officers.

Joseph W. Beyers has served as our Chairman and Chief Executive Officer since June 6, 2014. Prior to his appointment, Mr. Beyers served as the Chairman and Chief Executive Officer of Inventergy, Inc. since February 2013 (and of Inventergy LLC from January 2012 until it converted to Inventergy Inc. in February 2013). Since March 2012, Mr. Beyers has been the co-founder and Chairman of Silicon Turbine Systems, Inc., an alternative energy developer. From September 2009 to November 2011, Mr. Beyers was the founding Chairman and Chief Executive Officer of Ambature LLC, a developer of technologies to improve the efficiency of electrical energy generation, distribution and usage. Prior to that, for the 34 years until August 2009, Mr. Beyers served in various positions at Hewlett-Packard Company. From January 2003 to August 2009, Mr. Beyers was vice president of intellectual property licensing at the Hewlett-Packard where he was responsible for patent licensing, technology licensing, brand licensing, standards based licensing and patent sales and acquisitions for the entity as well as a key driver of IP strategy. His initial position was as an engineer on operating system design and lead inventor of the world’s first 32-bit computer chip. He then led mergers and acquisitions and technology partnership activities for Hewlett-Packard followed by a lead role in corporate strategy. Mr. Beyers was also previously the head of a number of the Hewlett Packard worldwide product businesses. Mr. Beyers holds both an M.S. in Electrical Engineering and a B.S. in Computer Engineering from the University of Illinois. He received the Distinguished Alumni Award from the University of Illinois in 2007. We believe Mr. Beyers is well-qualified to serve as a member of our board of directors due to his many years of service at various senior executive functions within Hewlett-Packard, and his roles and experience with other companies.

John G. Niedermaier has served as our Chief Financial Officer since April 20, 2015, when he was appointed to such position under a consulting arrangement with The Brenner Group. From time to time, Mr. Niedermaier, in his capacity at The Brenner Group, provides financial consulting services to other companies (none of which are currently public companies). Prior to his employment with The Brenner Group in October 2014, Mr. Niedermaier acted as Chief Financial Officer of PureWave Networks, Inc., a wireless technology company, from November 2013 to July 2014. Prior to PureWave Networks, Inc., Mr. Niedermaier was Chief Financial Officer at Neato Robotics, Inc. from April 2012 through March 2013 and at Tigo Energy, Inc. from April 2011 through April 2012. From December 2007 through 2010, Mr. Niedermaier worked at ADC Telecommunications, Inc., and had the title of Vice President, GM of ADC’s Wireless Coverage Unit. From 2002 through 2007, Mr. Niedermaier was Chief Financial Officer and Chief Operating Officer of LGC Wireless, Inc., which was acquired by ADC in December 2007. Mr. Niedermaier began his career at KPMG, where he worked from 1979 to 1989. Mr. Niedermaier holds a B.S. in Business Administration and Accounting from Wayne State University and is a Certified Public Accountant.

Francis P. Barton has served as a member of our board of directors since June 6, 2014. Mr. Barton was appointed to Inventergy, Inc.’s Board on December 16, 2013. From 2008 to present, Mr. Barton served as Chief Executive Officer in the consulting firm Barton Business Consulting LLC., a management consulting firm. Prior to this, Mr. Barton served as the Executive Vice President and Chief Financial Officer of UTStarcom, Inc., a provider of IP-based telecommunications infrastructure products, from 2005 through 2008 and as a director from 2006 through 2008. From 2003 to 2005, Mr. Barton was Executive Vice President and Chief Financial Officer of Atmel Corporation, a developer and supplier of microcontrollers. From 2001 to

2003, Mr. Barton was Executive Vice President and Chief Financial Officer of Broadvision Inc., an e-business software solutions provider. From 1998 to 2001, Mr. Barton was Senior Vice President and Chief Financial Officer of Advanced Micro Devices, Inc. (“AMD”), a semiconductor company. From 1996 to 1998, Mr. Barton was Vice President and Chief Financial Officer of Amdahl Corporation, a producer of IBM compatible mainframe systems. From 1974 to 1996, Mr. Barton worked at Digital Equipment Corporation, a producer of information processing solutions, beginning his career as a financial analyst and moving his way up through various financial roles to Vice President and Chief Financial Officer of Digital Equipment Corporation’s (“DEC’s”) Personal Computer Division. Mr. Barton holds a B.S. in Interdisciplinary Studies with a concentration in Chemical Engineering from Worcester Polytechnic Institute and an M.B.A. with a focus in finance from Northeastern University. Since August 2012, Mr. Barton has served on the board of directors of Aemetis, Inc., an international renewal fuels and specialty chemical company. Mr. Barton also serves on the board of directors of SoSo Cards, Inc., a social media company. Previously, Mr. Barton served on the board of directors of Etubics, Inc., a biotech company, from 2014 to 2016 and on the board of directors of ON Semiconductor, a developer of energy efficient electronics, from 2008 to 2011. We believe Mr. Barton is well-qualified to serve as a member of our board of directors due to his many years of service on the boards of other publicly traded companies, and his role as Chief Financial Officer for AMD, Atmel and DEC’s Personal Computer Division.

W. Frank King has served as a member of our board of directors since 1998. Mr. King was a director of Concero, a software integration consulting firm, and was its President and Chief Executive Officer from 1992 to 1998. Dr. King earned a Ph.D. from Princeton University, an M.S. from Stanford University and a B.S. from the University of Florida. We believe Mr. King is well-qualified to serve as a member of our board of directors due to his prior roles as director for Concero and eOn Communications Corporation, our predecessor.

Marshall Phelps, Jr. has served as a member of our board of directors since June 6, 2014. Prior to his appointment, Mr. Phelps served as a director of Inventergy, Inc. since May 10, 2013. Since 2013, Mr. Phelps also serves as the Chairman of ipCreate, Inc., an invention on-demand company. Since December 2015, Mr. Phelps is a contributing columnist to Forbes. From 2012 to 2014, Mr. Phelps served as chief executive officer and a member of the board of directors at Article One Partners, Inc., a venture-funded online prior art search community. From 2002 to 2010, Mr. Phelps served as corporate vice president and deputy general counsel for intellectual property and licensing at Microsoft Corporation. In 2001, he was a founding partner of Intellectual Ventures, a worldwide acquirer of patents. His prior experience includes serving as corporate vice president at IBM in the 1990s, responsible for overseeing standards, telecommunications policy, industry relations, licensing, intellectual property law and management of a worldwide intellectual property portfolio. While at IBM, he also served as director of government relations in Washington and as vice president of Asia Pacific operations in Tokyo. Mr. Phelps holds a B.A. and DH.L. from Muskingum University, an M.S. from Stanford Graduate School of Business and a J.D. from Cornell University Law School. He is co-author of the book, “Burning the Ships: Transforming Your Company’s Culture Through Intellectual Property Strategy”, published in 2009. Mr. Phelps has taught IP strategy at business, law or engineering schools at Duke, Cornell, UNC, Berkeley and in Japan. In 2006, Mr. Phelps was inducted into the IAM’s IP Hall of Fame. Mr. Phelps also served on the Board of Directors of Inside IPXI, a financial exchange for licensing and trading IP rights, from 2013 until 2015. We believe Mr. Phelps is well-qualified to serve as a member of our board of directors due to his senior roles managing the IP functions of IBM and Microsoft, and his current role at ipCreate.

Robert A. Gordon has served as a member of our board of directors since 2011. Mr. Gordon started his Arizona-based business telecom systems design, manufacturing and distribution consulting business, R. Gordon & Associates, Inc., in 1991. In 1997, Mr. Gordon founded and became president of Mobicel Systems, Inc., a corporation that designs and markets in-building wireless communications systems. Mr. Gordon has served as president of ATEL, S.A. of Guatemala, a provider of rural and mobile telephony services, since 2000. Mr. Gordon is also a director of Cortelco Systems Puerto Rico, an installation and services provider of business telecom, data, and network security solutions throughout Puerto Rico. Mr. Gordon earned a B.S. in Engineering Technology from the University of Central Florida in 1983. We believe Mr. Gordon is well-qualified to serve as a member of our board of directors due to his prior roles as president for Mobicel and ATEL, and as a director of eOn Communications Corporation, our predecessor.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provide our board of directors with the expertise and experience necessary to advance the interests of our stockholders. While the Corporate governance and Nominations Committee of our board of directors does not have any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the board of directors. In addition to the individual attributes of each of our current directors described herein, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, commitment to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Classes of Directors

The Board of Directors is divided into three classes designated Class I, Class II, and Class III. A single class of directors is elected each year at the annual meeting. Robert A. Gordon is a Class I director with a term expiring in 2018; W. Frank King and Marshall Phelps, Jr. are Class II directors with terms expiring in 2016; and Joseph W. Beyers and Francis P. Barton are Class III directors with terms expiring in 2017.

Director Independence

The board of directors has determined that Francis P. Barton, Robert A. Gordon, Marshall Phelps, Jr. and W. Frank King are “independent directors” as defined in Rule 5605 of the Listing Rules of The Nasdaq Capital Market. Independent directors are free of any relationship that, in the opinion of the Board, may interfere with such member’s individual exercise of independent judgment in evaluating transactions contemplated by us.

Committees of the Board of Directors

The board of directors met on nine occasions during the fiscal year ended December 31, 2015. Each of the members of the board of directors attended at least 75% of the meetings held by the board during the fiscal year ended December 31, 2015.

There are three committees of the board of directors, the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee has a charter which will be reviewed on an annual basis by the members of such committee. A current copy of each committee charter is available to the stockholders on our website at http://ir.inventergy.com/governance-docs.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act and Nasdaq Listing Rules. The audit committee will be at all times composed of exclusively independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC.

The principal duties and responsibilities of our audit committee are to appoint our independent auditors, oversee the quality and integrity of our financial reporting and the audit of our financial statements by our independent auditors and in fulfilling its obligations, our audit committee will review with our management and independent auditors the scope and result of the annual audit, the auditors’ independence and our accounting policies.

The audit committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

The members of the audit committee are Francis P. Barton (Chairman), W. Frank King and Robert A. Gordon. Our Board has determined that Mr. Barton qualifies as an audit committee financial expert as defined by Securities and Exchange Commission rules, based on his education, experience and background. Please see Mr. Barton’s biographical information above for a description of his relevant experience.

The Audit Committee met on seven occasions during the fiscal year ended December 31, 2015. Each of the members of the Audit Committee attended at least 75% of the meetings held by the Audit Committee during the fiscal year ended December 31, 2015.

Compensation Committee

The members of the compensation committee are W. Frank King (Chairman), Francis P. Barton and Robert A. Gordon. Among other functions, the compensation committee will oversee the compensation of our chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof. The compensation committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

The Compensation Committee met on two occasions during the fiscal year ended December 31, 2015. Each of the members of the Compensation Committee attended the meetings.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are Messrs. King, Phelps and Barton, none of whom have been our officer or employee. None of such individuals has had any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who serve on our board of directors.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are W. Frank King (Chairman), Francis P. Barton and Marshall Phelps, Jr. The principal duties and responsibilities of our nominating and corporate governance committee are to identify qualified individuals to become Board members, recommend to the Board of directors individuals to be designated as nominees for election as directors at the annual meetings of stockholders, and develop and recommend to the Board our corporate governance guidelines.

The Board believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The corporate governance and nominations committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, expertise in the industry, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, his or her past performance. While neither the Board nor the corporate governance and nominations committee has adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the Board, it is our goal to have a balanced Board, with members whose skills, background and experience are complimentary and, together, cover the variety of areas that impact our business.

The nominating and corporate governance committee will consider director nominees recommended by security holders that are properly received in accordance with applicable rules and regulations of the Securities and Exchange Commission and our bylaws, as amended. To recommend a nominee please write to the nominating and corporate governance committee c/o W. Frank King, Inventergy Global, Inc., 900 E. Hamilton Avenue #180 Campbell CA 95008. The nominating and corporate governance committee has not established nomination criteria by which Board candidates recommended by security holders are to be evaluated. Due to our size and the size of the Board, the nominating and corporate governance committee does not believe that such a policy is necessary. The nominating and corporate governance committee did not meet during the fiscal year ended December 31, 2015.

Code of Business Conduct and Ethics

We adopted our amended and restated code of ethics on June 6, 2014. The code of ethics can be found on our website at www.inventergy.com. Any amendment to and waivers from the code of ethics with respect to our Chief Executive Officer or Chief Financial Officer will be posted on our website.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth the compensation of our named executive officers from January 1, 2014 through December 31, 2015. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The value attributable to any stock awards and option awards reflects the grant date fair values of stock or option awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph W. Beyers Chairman & Chief Executive Officer	2015	315,000	—	—	73,828	—	—	—	388,828
	2014	315,000	—	—	—	—	—	—	315,000

Wayne P. Sobon Senior VP and General Counsel(1)	2015	262,500	—	—	64,599	—	—	—	327,099
	2014	262,500	18,750	—	—	—	—	—	281,250

Jon Rortveit Senior VP, IP Acquisitions and Licensing(2)	2015	243,750	25,000	—	55,371	—	—	—	324,121
	2014	243,750	18,150	—	—	—	—	—	261,900

Stephen B. Huang, Chief Financial Officer(3)	2015	66,667			43,933	—	—	50,000	160,600
	2014	113,077	—	—	881,157	—	—	14,000	1,008,234

(1)	Mr. Sobon resigned as our Senior Vice President and General Counsel effective January 31, 2016.
(2)	Mr. Rortveit was our Senior VP, Acquisition and Licensing, from June 6, 2014 to May 6, 2016. Mr. Rortveit will receive $21,000 as part of a Separation Agreement dated May 6, 2016. Option award amounts for 2015 reflect options granted to him in 2015 and were forfeited upon separation from us.
(3)	Mr. Huang was our Chief Financial Officer from June 9, 2014 to April 20, 2015. Huang received $50,000 as part of a Separation Agreement dated April 20, 2015. Option award amounts for 2015 reflect options granted to him in 2015 and vested upon his separation.

Employment Agreements

Joseph W. Beyers

Pursuant to letter agreements effective on or about May 10, 2013, Inventergy entered into an agreement for the employment of Joseph W. Beyers with the title of Chairman and Chief Executive Officer of Inventergy as an “at will” employee. Pursuant to the letter agreement, Mr. Beyers received an initial signing bonus of $99,250 payable upon consummation of the sale of the Series A Preferred Stock in May 2013. In addition he was entitled to a starting salary of $315,000 per annum, payable monthly, which salary will increase to $420,000 per annum, payable monthly, upon completion of the Next Round of Financing (defined as the sale of equity or debt securities occurring 90 days or more after the effective date and from which Inventergy receives gross proceeds of not less than $10 million) provided Inventergy’s board of directors determines that such an increase complies with all limitations imposed on Inventergy pursuant to the terms and conditions of the Series A Preferred Stock (the “Approved Milestone”).

In addition, Mr. Beyers is also entitled to a lump-sum cash bonus upon the earlier to occur of the Approved Milestone or a Change in Control (as defined) (the “Trigger Date”) equal to one-third of his then effective monthly base rate multiplied by the number of months or fraction (not to exceed 12 months) of full time employment since the effective date of the agreement (“Lump Sum Cash Bonus”). For purposes of the agreement, Change in Control means (a) consummation of a merger or consolidation of Inventergy with or into another entity or (b) dissolution, liquidation or winding up of Inventergy; provided, however, a merger or consolidation will not constitute a change in control if immediately thereafter a majority of the voting power of the capital stock of the continuing or surviving entity will be owned by Inventergy’s stockholders immediately prior thereof in substantially the same proportions as their ownership of the voting power of Inventergy’s capital stock immediately prior to the merger or consolidation. In the event Inventergy terminates Mr. Beyer’s employment without “cause” or the executive terminates the agreement for “good reason” as such terms are defined in the agreement, Inventergy will be required (a) to pay monthly base salary for three months if the termination occurs prior to June 1, 2014 and six months if the termination occurs on or following June 1, 2014 and (b) if the termination occurs prior to the Trigger Date, to pay the incentive bonus to the extent the board of directors determines the payment complies with all limitations imposed on Inventergy pursuant to the terms of the Series A Preferred Stock. To date, the board of directors has not considered any such potential salary increase or Lump Sum Cash Bonus payment.

Mr. Beyers is also entitled to participate in company-sponsored benefits. The letter agreement also requires the employee to execute Inventergy’s standard Proprietary Information and Inventions Agreement.

Jon Rortveit

Mr. Rortveit’s letter agreement, dated May 9, 2013, provides terms similar to those of Mr. Beyer’s agreement except that he serves as Inventergy’s Senior Vice President, IP Acquisitions and Licensing, at an initial starting salary of $243,750 per annum, payable monthly, increasing to $325,000 upon the Approved Milestone along with his own Lump-Sum Cash Bonus. Mr. Rortveit received an initial signing bonus of $54,375 in 2013 with an additional signing bonus of $18,150 in 2014. To date, the board of directors has not considered any such potential salary increase or Lump Sum Cash Bonus payment. Mr. Rortveit resigned from his position effective May 6, 2016, at which time Mr. Rortveit entered into a separation agreement with us. The separation agreement provides for the payment of $21,000 prior to September 1, 2016 and the retention of 158,407 shares of vested founders stock.

Wayne P. Sobon

Mr. Sobon’s letter agreement, dated May 9, 2013, provides for terms similar to those of Mr. Beyers’s agreement except that he serves as Inventergy’s Senior Vice President and General Counsel at an initial starting salary of $262,500 per annum, payable monthly, increasing to $350,000 upon the Approved Milestone, along with his own Lump-Sum Cash Bonus. Mr. Sobon received an initial signing bonus of $56,250 in 2013 with an additional signing bonus of $18,750 in 2014. As of December 31, 2015, the board of directors had not considered any such potential salary increase or Lump Sum Cash Bonus payment. Mr. Sobon resigned from his position effective January 31, 2016, at which time Mr. Sobon entered into a separation agreement and related consulting agreement with us. The separation agreement provides for rescission forgiveness of 29,692 RSAs and the consulting agreement provides for payment of $21,875 per month for three months of consulting services provided through April 2016. We may delay payments under the consulting agreement until we achieve certain milestones.

Outstanding Equity Awards

The following table sets forth information concerning the outstanding equity awards of each of the named executive officers as of December 31, 2015:

	Option Awards					Stock Awards			Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Name and Principal Position	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested
Joseph W. Beyers Chairman & Chief Executive Officer	—	40,000	—	3.10	Oct 2025	141,214		—	—
Wayne P. Sobon Senior Vice President and General Counsel	—	35,000	—	3.10	Oct 2025	42,364		—	—
Jon Rortveit Senior Vice President, IP Acquisitions and Licensing	—	30,000	—	3.10	Oct 2025	39,540		—	—

Compensation of Directors

As of December 31, 2015, our directors were compensated as follows (the value attributable to any Stock Awards and Option Awards reflects the grant date fair values of stock or option awards calculated in accordance with FASB Accounting Standards Codification Topic 718):

Name	Fees earned or paid in cash ($)	Stock awards	Bonus	Option Awards ($)	All Other Compensation	Total ($)
Francis P. Barton(1)	80,000	—	—	50,112	—	130,112
Robert A. Gordon(2)	35,000	—	—	10,776	—	45,776
William Frank King(3)	45,000	—	—	18,313	—	63,313
Marshall Phelps, Jr.(2)	35,000	—	—	13,643	—	48,643

(1)	Mr. Barton earns $35,000 base compensation and $45,000 as Chair of the Audit Committee.
(2)	Messrs. Gordon and Phelps, Jr. each earn $35,000 base compensation.
(3)	Mr. King earns $35,000 base compensation and $10,000 as Chair of both the Compensation Committee and the Nominating and Corporate Governance Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 13, 2016, we entered into, and consummated the transactions contemplated by, a securities purchase agreement with certain accredited investors. Pursuant to the agreement, we sold to the investors in a private placement 369 shares of Series D convertible preferred stock, each having a stated value of $1,000, for aggregate gross proceeds of $369,000. The Series D preferred stock is immediately convertible into shares of our common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.98 per share, subject to adjustment. Each investor also received a warrant to purchase up to a number of shares of common stock equal to 85% of such investor’s subscription amount. Our chief executive officer and members of our board of directors invested an aggregate of $144,000 in this transaction.

On September 23, 2014, we entered into a Share Purchase Agreement with Joseph W. Beyers, our Chairman and Chief Executive Officer, pursuant to which we agreed to issue to Mr. Beyers up to 23,364 shares of our common stock, at a purchase price of $21.40 per share for aggregate consideration to us of up to $500,000. Pursuant to the terms of such agreement and concurrently with the execution of the agreement, Mr. Beyers made an initial payment of $300,000 to us towards the aggregate purchase price. The shares were only to be issued if we did not obtain $6 million or more in debt financing within ten business days of the execution of the agreement. As a result of the Fortress Agreement we are required to return the $300,000 in cash previously prepaid by Mr. Beyers and we will not issue any securities as a result of the Share Purchase Agreement. On April 20, 2015, our Board of Directors approved the application of $100,000 of this amount towards the purchase of shares of our common stock at price per share equal to the greater of $4.60 per share or a 15% premium to the market price. As a result, on June 26, 2015, we sold 21,740 shares of previously unissued common stock at a price of $4.60 per share to our Chief Executive Officer. As of December 31, 2015, repayments of $100,000 have been made to our Chief Executive Officer and the remaining balance of $100,000 has been recorded as a related party loan payable.

Audit Committee Review

Our Audit Committee Charter provides that the Audit Committee will review and approve all transactions between us and our officers, directors, director nominees, principal stockholders and their immediate family members. We intend that any such transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PRINCIPAL STOCKHOLDERS

The following table sets forth the total number of shares beneficially owned, as of June 1, 2016, and as adjusted to reflect the sale of our common stock and warrants in this offering, by:

•	each person known by us at that date to be the beneficial owner of more than 5% of the outstanding shares of our common stock based solely on such person’s filings with the Securities and Exchange Commission;
•	each of our officers and directors as of such date; and
•	each of our officers and directors as of such date, as a group.

As used in the table below, the term beneficial ownership with respect to the common stock consists of sole or shared voting power (which includes the power to vote, or to direct the voting of shares of the common stock) or sole or shared investment power (which include the power to dispose, or direct the disposition of, the shares of common stock). Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if the security holder possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Shares beneficially owned and percentage ownership before this offering is based on 4,874,735 shares of common stock, 2,500 shares of Series C Preferred Stock and 369 shares of Series D Preferred Stock outstanding as of June 1, 2016. Shares beneficially owned and percentage ownership after this offering is based on 8,874,735 shares of common stock, 2,500 shares of Series C Preferred Stock and 369 shares of Series D Preferred Stock of common stock outstanding immediately after the closing of this offering, and assumes that none of the beneficial owners named below purchases shares in this offering.

	Before Offering						After Offering
Name	Shares of Common Stock	% of Common Stock	Shares of Series C Preferred Stock	% of Series C Preferred Stock	Shares of Series D Preferred Stock	% of Series D Preferred Stock	Shares of Common Stock	% of Common Stock	Shares of Series C Preferred Stock	% of Series C Preferred Stock	Shares of Series D Preferred Stock	% of Series D Preferred Stock
Alpha Capital Anstalt(1)	243,250	4.99%	700	28.00%	—	—	442,850	4.99%	700	28.00%	—	—
Anson Investments Master Fund LP(2)	243,250	4.99%	700	28.00%	—	—	442,850	4.99%	700	28.00%	—	—
Brio Capital Master Fund LP(3)	243,250	4.99%	400	16.00%	—	—	442,850	4.99%	400	16.00%	—	—
DiamondRock G3, LLC(4)	243,250	4.99%	400	16.00%	—	—	442,850	4.99%	400	16.00%	—	—
Intracoastal Capital, LLC(5)	243,250	4.99%	300	12.00%	—	—	442,850	4.99%	300	12.00%	—	—
Alfred Charles Murabito(12)	634,940	13.03%	—	—	225	61.00%	634,940	7.15%	—	—	225	61.00%
Robert A. Gordon(6)(7)	17,804	*	—	—	20	5.42%	17,804	*	—	—	20	5.42%
W. Frank King(6)(8)	21,956	*	—	—	19	5.15%	21,956	*	—	—	19	5.15%
Joseph W. Beyers(6)(9)	745,970	15.30%	—	—	25	6.78%	745,970	8.41%	—	—	25	6.78%
Francis P. Barton(6)(10)	62,446	1.28%	—	—	50	13.55%	62,446	*	—	—	50	13.55%
Marshall Phelps, Jr.(6)(11)	46,086	*	—	—	30	8.13%	46,086	*	—	—	30	8.13%
John Niedermaier(6)	—	—	—	—	—	—	—		—	—	—	—
All Officers and Directors as a group (6 persons)	894,262	18.34%	—	—	144	39.02%	894,262	10.08%	—	—	144	39.02%

*	less than 1%
(1)	Assumes the exercise and/or conversion of the (i) Series C Preferred Stock, which are convertible into an aggregate of 466,667 shares of common stock, (ii) warrants to purchase 409,167 shares of common stock, and (iii) 5,638 shares of common stock. The ownership of common stock includes the shares to be acquired upon conversion and/or exercise of the preferred stock and warrants held by the stockholder, subject to a 4.99% beneficial ownership limitation. Mr. Konrad Ackermann is the Director of the investor. The address of Mr. Ackermann and the investor is Pradafant 7, Vaduz LI-9490 Liechtenstein.

(2)	Assumes the exercise and/or conversion of the (i) Series C Preferred Stock, which are convertible into an aggregate of 466,667 shares of common stock, and (ii) warrants to purchase 396,667 shares of common stock. The ownership of common stock reflects solely the shares to be acquired upon conversion and/or exercise of the preferred stock and warrants held by the stockholder, subject to a 4.99% beneficial ownership limitation. Mr. Amin Nathoo is the Director of the investor. The address of Mr. Nathoo and the investor is 5950 Berkshire Lane, Suite 210, Dallas, TX 75225.
(3)	Assumes the exercise and/or conversion of the (i) Series C Preferred Stock, which are convertible into an aggregate of 266,667 shares of common stock, and (ii) warrants to purchase 226,667 shares of common stock. The ownership of common stock reflects solely the shares to be acquired upon conversion and/or exercise of the preferred stock and warrants held by the stockholder, subject to a 4.99% beneficial ownership limitation. Mr. Shaye Hirsch is the Director of the investor. The address of Mr. Hirsch and the investor is 100 Merrick Road, Suite 401W, Rockville Centre, NY 11570.
(4)	Assumes the exercise and/or conversion of the (i) Series C Preferred Stock, which are convertible into an aggregate of 266,667 shares of common stock, and (ii) warrants to purchase 226,667 shares of common stock. The ownership of common stock reflects solely the shares to be acquired upon conversion and/or exercise of the preferred stock and warrants held by the stockholder, subject to a 4.99% beneficial ownership limitation. Mr. Neil Rock is the Director of the investor. The address of Mr. Rock and the investor is 2071 Via Ladeta, La Jolla, CA 92037.
(5)	Assumes the exercise and/or conversion of the (i) Series C Preferred Stock, which are convertible into an aggregate of 200,000 shares of common stock, and (ii) warrants to purchase 170,000 shares of common stock. The ownership of common stock reflects solely the shares to be acquired upon conversion and/or exercise of the preferred stock and warrants held by the stockholder, subject to a 4.99% beneficial ownership limitation. Mr. Keith Goodman is the Director of the investor. The address of Mr. Goodman and the investor is 245 Palm Trail, Delray Beach, FL 33483.
(6)	The principal address of these stockholders are: c/o Inventergy Global, Inc., 900 E. Hamilton Avenue #180 Campbell CA 95008.
(7)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 10,102 shares of common stock. Also includes 1,272 shares of common stock issued for services and held directly and 6,430 shares of common stock issuable pursuant to options.
(8)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 9,596 shares of common stock. Also includes 100 shares of common stock held directly and 12,260 shares of common stock issuable pursuant to options.
(9)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 12,627 shares of common stock. Of such shares (a) an aggregate of 592,858 shares of common stock are owned directly by Mr. Beyers (141,214 of which are subject to repurchase by Inventergy at par value prior to vesting in accordance with specified milestones and are subject to Inventergy’s right of first refusal pursuant to the terms of an Amended and Restated Stock Restriction Agreement dated May 9, 2013 (the “Stock Restriction Agreement”)); (b) 70,695 shares of common stock are owned by Mr. Beyers indirectly through the Monte Securities Trust, a revocable trust; and (c) an aggregate of 42,417 shares of common stock are owned indirectly through Montalvo Investments, LLC, an entity controlled by Mr. Beyers but as to which he disclaims beneficial ownership as to 32,110 shares of common stock (2,534 of which shares of common stock are subject to repurchase by Inventergy at par value and subject to Inventergy’s right of first refusal pursuant to the Stock Restriction Agreement).
(10)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 25,253 shares of common stock. Also includes 37,193 shares of common stock issuable pursuant to options.
(11)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 15,152 shares of common stock. Also includes 21,209 shares of restricted common stock originally issued by us pursuant to non-plan stock grants dated February 5, 2013, subject to forfeiture to us upon the termination of the grantee’s service before the shares have vested. With respect to 50% of such shares, 40% thereof vested immediately upon grant and the remaining shares vest annually over a two year period. With respect to the remaining 50% of the shares, the forfeiture condition lapses and the shares vest upon achieving specified milestones, including repayment of certain senior secured notes, certain licensing stages are completed and acquisitions of additional patent portfolios. 5.975% of these shares (1,268 shares) currently remain subject to forfeiture. All such shares subject to forfeiture are held in escrow by us and subject to a right of first refusal in the event of a proposed sale or transfer. Also includes 2,225 shares of common stock issued for services and 7,500 shares of common stock issuable pursuant to options.
(12)	Assumes the conversion of the Series D Preferred Stock, which are convertible into an aggregate of 113,637 shares of common stock.

DESCRIPTION OF SECURITIES

General

This prospectus describes the general terms of our capital stock. The following description is not complete and may not contain all the information you should consider before investing in our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our fifth amended and restated certificate of incorporation and our amended and restated bylaws.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 5,000,000 shares have been designated as Series A-1 Convertible Preferred Stock, 1,176,748 shares have been designated as Series A-2 Convertible Preferred Stock, 2,750 shares have been designated as Series B Convertible Preferred Stock, 2,500 shares have been designated as Series C Convertible Preferred Stock and 750 shares have been designated as Series D Convertible Preferred Stock.

Common Stock

As of June 1, 2016, there were 4,874,735 shares of common stock issued and outstanding, held of record by approximately 156 stockholders.

Voting.  Holders of our common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Dividends.  Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never paid, and have no plans to pay, any ordinary dividends on our shares of common stock. We did pay an extraordinary dividend to common stockholders of our predecessor, eOn Communications Corporation, as part of our merger.

Liquidation.  In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences.  The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Capital Market under the symbol “INVT”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 10,000,000 shares of preferred stock from time to time in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 6,181,998 have been designated as a current or previously issued series of preferred stock. As of June 1, 2016, no shares of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock or Series B Convertible Preferred Stock were outstanding and 2,500 shares of Series C Preferred Stock and 369 shares of Series D Preferred Stock were outstanding.

Series C Preferred Stock

We have 2,500 shares of Series C Preferred Stock issued and outstanding, each having a stated value of $1,000. The Series C Preferred Stock is currently convertible into 1,666,668 shares of common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.50 per share, subject to adjustment. After July 26, 2016, the conversion price will be equal to the lesser of (a) the conversion price then in effect or (b) 65% of the volume weighted average price of our common stock for ten consecutive days prior to the applicable conversion date. The Series C Preferred Stock contains provisions providing for an adjustment in the conversion price upon the occurrence of certain events, including stock splits, stock dividends, dilutive equity issuances and fundamental transactions. We may redeem some or all of the Series C Preferred Stock for cash as follows: (i) on or prior to March 26, 2016, in an amount equal to 126% of the aggregate stated value then outstanding, (ii) after March 26, 2016 and on or prior to July 26, 2016, in an amount equal to 144% of the aggregate stated value then outstanding and (iii) after July 26, 2016, in an amount equal to 150% of the aggregate stated value then outstanding. Until we obtain stockholder approval for the issuance of shares of common stock issuable upon the conversion of the Series C Preferred Stock in excess of 19.99% of our outstanding common stock, the conversion of the Series C Preferred Stock is limited to 19.99% of our outstanding common stock as of the date of issuance of the Series C Preferred Stock. Additionally, until the Series C Preferred Stock is no longer outstanding, the holders of the Series C Preferred Stock may participate in future offerings for up to 50% of the amount of such offerings.

Series D Preferred Stock

We have 369 shares of Series D Preferred Stock issued and outstanding, each having a stated value of $1,000. The Series D Preferred Stock is immediately convertible into shares of common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.98 per share, subject to adjustment. The Series D Preferred Stock contains provisions providing for an adjustment in the conversion price upon the occurrence of certain events, including stock splits, stock dividends and fundamental transactions. We may redeem some or all of the Series D Preferred Stock for cash as follows: (i) on or prior to August 11, 2016, in an amount equal to 120% of the aggregate stated value then outstanding, and (ii) after August 11, 2016, in an amount equal to 135% of the aggregate stated value then outstanding.

Warrants and Options

As of June 1, 2016, there were outstanding warrants to purchase 2,402,651 shares of our common stock, and outstanding options which may be exercised into an aggregate of 215,593 shares of common stock.

Provisions of our Certificate of Incorporation and Bylaws, and Delaware Law that May Have an Anti-Takeover Effect

Certain provisions set forth in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management.

Certificate of Incorporation and Bylaws

In particular, our amended and restated certificate of incorporation and amended and restated bylaws, among other things:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;
•	provide that stockholders must provide advance notice to nominate persons for election to our board of directors or submit proposals for consideration at stockholder meetings;
•	specify that special meetings of our stockholders can be called only by the chairman of the board of directors, the Chief Executive Officer or by the written resolutions of a majority of the authorized directors;
•	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum, or by the sole remaining director; and
•	provide the board of directors with the ability to alter the bylaws without stockholder approval.

Delaware Takeover Statute

We have elected not to be governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL.

In general, Section 203 of the DGCL prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DCGL defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling us, we understand that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

DESCRIPTION OF WARRANTS

The material terms and provisions of the warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Form.  The warrants will be issued as individual warrants to each of the investors.

Exercisability.  The warrants are exercisable at any time after the date of issuance, and at any time up to the date that is five years from the date of issuance, at which time any unexercised warrants will expire and cease to be exercisable. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation.  A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price; Anti-Dilution.  The initial exercise price per share of common stock is $     per share of common stock. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability.  Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market is not expected to develop.

Exchange Listing.  We do not plan to apply to have the warrants listed on Nasdaq, or any other nationally recognized trading system.

Fundamental Transactions.  In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

PLAN OF DISTRIBUTION

We are offering up to shares of common stock and warrants to purchase shares of common stock in this offering. Each share of common stock will be accompanied by a warrant to purchase one-half of one share of our common stock. The common stock and warrants are immediately separable and will be issued separately. However, there is no minimum offering amount required as a condition to closing and we may sell significantly fewer shares of common stock and warrants in the offering. The offering will terminate on           , 2016, unless the offering is fully subscribed before that date or we decide to terminate the offering prior to that date. Offers will be solicited only from persons who qualify as “institutional investors” under the laws of their state of domicile or residence.

In determining the offering price of the common stock and the exercise price of the warrants, we will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. Once the offering price is determined, the offering price for the common stock and the exercise price of the warrants will remain fixed for the duration of the offering.

Chardan Capital Markets LLC (“Chardan”, or the “placement agent”) has agreed to act as our exclusive placement agent in connection with the offering pursuant to the terms and conditions of an engagement agreement. The placement agent is not purchasing or selling any securities offered by this prospectus, and is not required to arrange for the purchase or sale of any specific number or dollar amount of securities, but will use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. We will enter into securities purchase agreements directly with the investors which will purchase securities in this offering. The placement agent may retain one or more sub-agents or selected dealers in connection with the offering. The gross proceeds of this offering will be deposited into an escrow account established by us at Signature Bank, New York, New York, and will be released to us upon the closing of this offering.

We have agreed to pay to the placement agent a cash fee equal to eight percent (8%) of the aggregate gross proceeds from the sale of the securities in the offering. In addition, we have agreed to reimburse the placement agent with an expense allowance of up to $90,000 for its out-of-pocket expenses in connection with this offering, including counsel fees. We estimate total expenses of this offering, excluding the placement agent fees, will be approximately $881,000. The following table shows the per share and total fees we will pay to the placement agent assuming the sale of all of the shares offered pursuant to this prospectus.

Per share	$
Total	$

In addition, we have agreed to issue a warrant to the placement agent (the “Placement Agent Warrants”) to purchase up to a number of shares of common stock equal to four percent (4%) of the aggregate number of shares of common stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants and excluding securities sold to our employees or to affiliates). The Placement Agent Warrants shall have the same terms as the warrants offered by this prospectus, except that the exercise price shall be 125% of the public offering price per unit, or an exercise price of $     per share, and the expiration date shall be five years from the effective date of the registration statement of which this prospectus forms a part. Pursuant to FINRA Rule 5110(g)(1), neither the Placement Agent Warrants nor any shares of common stock issued upon exercise of the Placement Agent Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering, except the transfer of any security (i) by operation of law or by reason of reorganization, (ii) to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period, (iii) if the aggregate amount of our securities held by the holder of the Placement Agent Warrants or related person does not exceed 1% of the securities being offered, (iv) that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund, or (v) the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period. The Placement Agent Warrants and the shares underlying the Placement Agent Warrants are registered under the registration statement of which this prospectus forms a part. Because there is no minimum offering amount required as a condition to closing, the actual total proceeds received by us and total offering commissions and warrants issuable to the placement agent, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

We have also agreed to pay Chardan a tail fee equal to the cash compensation set forth above if, at any time within six (6) months of the termination of our engagement, we receive financing from any investor introduced to us by the placement agent.

During the 180-day period preceding the date of the registration statement of which this prospectus forms a part, Chardan acted as our exclusive placement agent in connection with a registered direct offering and, in connection therewith, Chardan received a cash fee equal to nine percent (9%) of the aggregate gross proceeds from the sale of the securities in such offering. Chardan and/or its affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of business and may continue to receive customary compensation from us for such services.

The engagement agreement provides that we will indemnify the placement agent against specified liabilities, including liabilities under the Securities Act. The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the Securities Act and the Securities Exchange Act of 1934, as amended (“Exchange Act”), including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

LEGAL MATTERS

The validity of the issuance of securities offered by this prospectus will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. Pryor Cashman LLP, New York, New York, is acting as counsel to the placement agent.

EXPERTS

The consolidated balance sheets of Inventergy Global, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended have been incorporated herein and in the registration statement in reliance upon the report of Marcum LLP, independent registered public accounting firm, and given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You can read our reports, proxy statements and other information, including the registration statement, over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. In addition, we make available on or through our website at www.inventergy.com copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

All documents we have filed after the date of filing the registration statement on Form S-1 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this prospectus from the filing dates of such documents. In addition, the documents we are incorporating by reference as of the date hereof are as follows:

•	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on April 4, 2016;
•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 11, 2016;
•	our Current Reports on Form 8-K filed with the SEC on January 7, 2016, January 25, 2016, February 19, 2016, April 7, 2016, May 11, 2016, May 16, 2016, May 18, 2016 and May 25, 2016; and
•	The description of our common stock contained in our Current Report on Form 8-K filed with the SEC on June 12, 2014, as amended by the Current Report on Form 8-K/A filed with the SEC on July 11, 2014.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Inventergy Global, Inc.
900 E. Hamilton Avenue #180
Campbell, CA 95008
Attention: Secretary
(408) 389-3510

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Financial Statements
Inventergy Global, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Shareholders of
Inventergy Global, Inc.

We have audited the accompanying consolidated balance sheets of Inventergy Global, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inventergy Global, Inc., as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses since inception and does not have sufficient liquidity to fund its presently anticipated operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum llp

Marcum llp
San Francisco, CA
April 4, 2016

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$554,556	$1,443,349
Accounts receivable, net	31,941	259,049
Inventories	—	302,739
Prepaid expenses and other current assets	211,088	212,280
Deferred expenses, current	78,292	3,000,000
Total current assets	875,877	5,217,417
Property and equipment, net	25,263	42,267
Deferred expenses, patents	—	12,094,420
Patents, net	8,669,921	10,415,404
Intangible assets, net	386,083	499,083
Goodwill	8,858,504	8,858,504
Deposits and other assets	18,993	18,993
Total assets	$18,834,641	$37,146,088
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,846,903	$1,501,938
Accrued expenses and other current liabilities	12,726	301,132
Short-term notes payable, related party	100,000	300,000
Guaranteed payments, current	2,076,767	3,807,084
Fortress notes payable, current	5,598,754	1,155,924
Deferred revenue	550,000	—
Total current liabilities	10,185,150	7,066,078
Deferred revenue, non-current	346,429	—
Guaranteed payments	—	13,105,857
Derivative liabilities	4,145	30,278
Fortress notes payable, net of discount	2,406,681	5,795,095
Fortress revenue share, net of discount	6,034,278	2,478,057
Total liabilities	18,976,683	28,475,365
Stockholders’ equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized
Series A convertible preferred stock: 6,176,748 shares designated, -0- and 2,709,690 shares issued and outstanding at December 31, 2015 and December 31, 2014 (aggregate liquidation preference of $0 at December 31, 2015 and $2,915,122 at December 31, 2014)	—	2,710
Series B convertible preferred stock: 2,750 shares designated, -0- and 1,102 shares issued and outstanding at December 31, 2015 and December 31, 2014 (aggregate liquidation preference of $0 and $1,102,000 at December 31, 2015 and December 31, 2014	—	1
Common stock, $0.001 par value; 100,000,000 shares authorized, 4,223,124 and 2,799,713 shares issued and outstanding at December 31, 2015 and December 31, 2014	4,223	2,800
Additional paid-in capital	54,660,497	51,738,425
Accumulated deficit	(54,806,762)	(43,073,213)
Total stockholders’ equity (deficit)	(142,042)	8,670,723
Total liabilities and stockholders’ equity (deficit)	$18,834,641	$37,146,088

See accompanying notes to the consolidated financial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,
	2015	2014
Revenues	$4,888,302	$719,267
Operating Expenses:
Cost of revenues	1,144,991	732,213
Patent amortization expense	1,530,110	1,400,540
General and administrative	7,532,240	11,728,973
Total operating expenses	10,207,341	13,861,726
Loss from operations	(5,319,039)	(13,142,459)
Other income (expense):
Loss on extinguishment of notes payable	(2,268,373)	(5,643,607)
Impairment of acquired contract	—	(686,350)
Decrease in fair value of derivative liabilities	67,439	783,129
Other income	2,137	242
Interest expense, net	(4,229,754)	(1,393,109)
Total other income (expense), net	(6,428,551)	(6,939,695)
Loss before provision for income taxes	(11,747,590)	(20,082,154)
Provision for income taxes	(14,041)	2,400
Net loss	(11,733,549)	(20,084,554)
Deemed dividend on preferred stock	—	436,916
Net loss available to common shareholders	$(11,733,549)	$(20,521,470)
Basic and diluted loss per share	$(3.41)	$(11.52)
Weighted average shares outstanding, basic and diluted	3,443,369	1,781,308

See accompanying notes to the consolidated financial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Redeemable Convertible Preferred Stock		Preferred Stock – Series A1		Preferred Stock – Series A2		Preferred Stock – Series B		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	6,176,748	$3,392,950	—	$—	—	$—	—	$—	1,626,704	$1,627	$5,482,577	$(4,731,072)	$753,132
Issuance of common stock for cash									239,807	$240	6,020,904		6,021,144
Restricted stock forfeited									(42,417)	$(43)	43		—
Equity-based compensation											2,873,396		2,873,396
Record merger with eOn	(6,176,748)	(3,392,950)	2,381,090	2,381	328,600	329	1,102	1	720,684	$721	32,698,284	(17,820,671)	14,881,045
Record beneficial conversion feature for Series B											436,916	(436,916)	—
Treasury shares									6,954	$7	63		70
In conjunction with Fortress notes issuance:
Issuance of common stock warrants									50,000	$50	834,950		835,000
Note Discount to APIC Reclass											153,759		153,759
Issuance of common stock to senior convertible noteholders									180,403	$180	3,012,550		3,012,730
Issuance of common stock in conjunction with restricted stock grants									17,578	$18	224,983		225,001
Net loss	—	—	—	—	—	—	—	—	—	$—	—	(20,084,554)	(20,084,554)
Balance at December 31, 2014	—	$—	2,381,090	$2,381	328,600	$329	1,102	$1	2,799,713	$2,800	$51,738,425	$(43,073,213)	$8,670,723
Conversion of Series A1 to Common Stock			(2,381,090)	(2,381)					447,884	448	1,933		—
Conversion of Series A2 to Common Stock					(328,600)	(329)			52,165	52	277		—
Conversion of Series B to Common Stock							(1,102)	(1)	420,956	421	(420)		—
In conjunction with Fortress notes issuance:
Issuance of common stock warrants										—	113,457		113,457
Note Discount to APIC Reclass										—	(233,742)		(233,742)

See accompanying notes to the consolidated nancial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) – (continued)

	Redeemable Convertible Preferred Stock		Preferred Stock – Series A1		Preferred Stock – Series A2		Preferred Stock – Series B		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Common Stock, net of issuance costs									467,392	467	1,834,533		1,835,000
Classification of warrants issued as derivative liability										—	(41,305)		(41,305)
Sale of Common Stock to officer									21,740	22	99,978		100,000
Cancellation of forfeited Founders Shares									(20,529)	(20)	20		—
Issuance of additional shares to effect 1:10 reverse stock split									1,036	1	(1)		—
Equity-based compensation									39,427	39	1,147,335		1,147,374
Treasury Stock cancellation									(6,660)	(7)	7		—
Net loss												(11,733,549)	(11,733,549)
Balance at December 31, 2015	—	$—	—	$—	—	$—	—	$—	4,223,124	$4,223	$54,660,497	$(54,806,762)	$(142,042)

See accompanying notes to the consolidated nancial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(11,733,549)	$(20,084,554)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	17,004	9,919
Loss on extinguishment of notes payable	2,268,373	5,643,607
Decrease in fair value of derivative liabilities	(67,439)	(783,129)
Amortization of discount on notes payable	3,242,080	883,125
Accrued interest on patent purchase	258,246	—
Impairment of acquired contracts	—	686,350
Amortization of patents and acquired contracts	1,643,110	1,557,108
Net cost of patents sold	215,373	—
Stock-based compensation	1,147,374	2,873,396
Issuance of new stock in conjunction with the restricted stock granted	—	225,001
Changes in operating assets and liabilities
Accounts receivable	227,108	(259,049)
Inventories	302,739	12,207
Prepaid expenses and other current assets	1,192	(113,282)
Deferred expenses	(78,292)	—
Deposits and other assets	—	1,406
Accounts payable	344,965	906,835
Accrued expenses and other current liabilities	(288,406)	114,971
Accrued interest on notes payable	—	(6,935)
Deferred revenue	896,429	—
Warranty reserve	—	(38,143)
Net cash used in operating activities	(1,603,693)	(8,371,167)
Cash flows from investing activities
Purchases of property and equipment	—	(52,186)
Issuance of short-term note receivable, related party	—	(3,000,000)
Cash and other assets received in acquisition	—	790,172
Net cash used in investing activities	—	(2,262,014)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	1,835,000	6,021,144
Proceeds from issuance of convertible notes payable, net of issuance costs	—	3,371,834
Proceeds from issuance of notes payable	1,126,900	9,964,868
Proceeds from related party note payable	—	300,000
Payments on short-term notes payable, related party	(100,000)	(100,000)
Payments on convertible notes	—	(8,000,000)
Payments on Fortress notes payable	(2,147,000)	—
Payments on guaranteed payment liability	—	(1,000,000)
Net cash provided by financing activities	714,900	10,557,846
Net decrease in cash and cash equivalents	(888,793)	(75,335)
Cash and cash equivalents, beginning of period	1,443,349	1,518,684
Cash and cash equivalents, end of period	$554,556	$1,443,349
Supplemental disclosures of cash flow information
Cash paid for interest	$841,784	$516,919
Cash paid for income taxes	$—	$—
Supplemental disclosures of non-cash investing and financing activities
Accrued guaranteed payments and deferred expenses associated with purchased patent assets	$(16,258,540)	$1,749,230
Conversion of portion of short-term note payable, related party, to purchase common stock	$100,000	$—
Conversion of preferred stock to common stock	$2,711	$—
Offset of short-term related party notes payable and receivable	$—	$3,000,000
Transfer of Series A redeemable convertible preferred stock to preferred stock	$—	$3,392,950

See accompanying notes to the consolidated nancial statements.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

1. Organization

Inventergy Global, Inc. (“Inventergy” or “Company”) is an intellectual property (IP) investment and licensing company that helps technology-leading corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy, Inc. was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013. On June 6, 2014, a subsidiary (“Merger Sub”) of eOn Communications Corporation (“eOn”) merged with and into Inventergy, Inc. (the “Merger”). As a result of the Merger, eOn changed its name to “Inventergy Global, Inc.” The Company is headquartered in Campbell, California.

The Company operates in a single industry segment.

In June 2014, in conjunction with the Merger, the Company underwent a one-for-two reverse stock split. In December 2015, the Company effected a one-for-ten reverse split of its common shares. All share amounts are reflective of these splits.

2. Summary of Significant Accounting Policies

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Liquidity and Capital Resources

At December 31, 2015, the Company has an accumulated deficit since inception of $54,806,762 (including a net loss for the year ended December 31, 2015 of $11,733,549) and had a negative working capital of $9,604,568. As of March 30, 2016, we had remaining cash of approximately $869,924 (which includes $200,000 of minimum cash reserves (see discussion, Note 6), which is intended to serve as additional collateral for the Fortress agreement). These factors raise substantial doubt about our ability to continue as a going concern. Toward that end, the Company entered into its first license agreement in February 2015 (under which we expect to receive an aggregate of $2,000,000 over the period of the license), received net proceeds from an additional drawdown from the Fortress Agreement of $1,126,900, received net proceeds of $1,835,000 from the sale of common stock in April 2015, and received gross proceeds of $4,000,000 from the sale of two patent families in June 2015. In addition, the Company received gross payments for patent licensing of $1,500,000 during 2015 and received net proceeds of approximately $2,175,000 in January 2016 from the sale of Series C preferred stock. We will seek to continue our operations primarily with income received through our patent monetization efforts, including licensing revenues and patent sales, but we may need to seek additional financing through loans, which will be subject to the restrictions of the Fortress Agreement, and/or the sale of securities. If we are required to raise additional financing capital, we cannot assure you that we will be able to obtain such additional capital on terms acceptable to us or at all. Additionally, if we raise capital through the issuance of equity, our current stockholders will experience dilution.

The business will need significant additional capital and/or patent monetization revenues to continue to monetize current patent portfolios and will need significant additional capital to purchase any new patent portfolios and execute the Company’s longer term business plan. Based on the Company’s internal planning for 2016, which anticipates certain cash inflows and revenue from our patent sales and licensing pipeline which are expected to close during 2016, estimated cash expenditures for operating expenses will be approximately $6.2 million for the next twelve months, consisting of approximately $1.9 million in employee related costs, $0.8 million in patent maintenance and prosecution fees and $3.5 million in other operational

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

2. Summary of Significant Accounting Policies  – (continued)

costs. In addition, we anticipate making $7.5 million of payments relating to the acquisition of our patent portfolios, $2.2 million of which are fixed payments and $5.3 million are variable based on assumed patent monetization revenues. Also, debt servicing fees payable to Fortress Investment Group, LLC and its affiliates (“Fortress”) will be approximately $5.8 million. Based on the foregoing and our existing cash balances and proactive measures to reduce expenses and defer obligations where possible, our management believes we have funds sufficient to meet our anticipated needs for less than three months.

To date, the Company has acquired an aggregate of approximately 755 currently active patents and patent applications for aggregate purchase payments of $12,109,118. We are required to make guaranteed payments to one of the sellers of the patents totaling $2,200,000 in 2016. See Note 10 herein for further information.

The Company will also require additional financing for the purchase of additional patent portfolios and to fund their monetization efforts if new attractive opportunities are found. If the Company acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of the Company. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration. Due to the current state of the credit markets, the Company is not able to predict with any certainty whether it could obtain debt or equity financing to provide additional sources of liquidity, should the need arise, at favorable rates.

Management estimates and related risks

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Although these estimates reflect management’s best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable, net

Accounts receivable are stated net of allowances for doubtful accounts. The Company typically grants standard credit terms to customers in good credit standing. The Company generally reserves for estimated uncollectible accounts on a customer-by-customer basis, which requires judgment about each individual customer’s ability and intention to fully pay account balances. The Company makes these judgments based on knowledge of and relationships with customers and current economic trends, and updates estimates on a monthly basis. Any changes in estimate, which can be significant, are included in earnings in the period in which the change in estimate occurs. As of December 31, 2015, the Company has not established any reserves for uncollectable accounts.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

2. Summary of Significant Accounting Policies  – (continued)

Inventories

Inventories consist of finished goods and some component and spare parts. Inventory is valued at the lower of cost or market with cost determined utilizing standard cost which approximates the first-in, first-out (FIFO) method. The Company performs an analysis of slow-moving or obsolete inventory on a regular basis and any changes in valuation reserves, which could potentially be significant, are included in earnings in the period in which the evaluations are completed. In December 2015, the Company sold its remaining security products inventory, and expects that its business model going forward will not require maintaining any inventory.

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (or the term of the lease, if shorter), which range from three to five years. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation is removed and any resulting gain or loss is credited or charged to operations.

Patents, net

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally 7 – 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Intangible Assets, net

Intangible assets consist of certain contract rights acquired in the Merger. Intangible assets are amortized on a straight-line basis over their estimated useful life of five years.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and identifiable intangible assets acquired by the Company. The carrying amount of goodwill will be tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company determined that it is a single reporting unit for the purpose of goodwill impairment tests. For purposes of assessing the impairment of goodwill, the Company estimates the value of the reporting unit using independent valuation and/or other market validation of certain asset values as the best evidence of fair value. This fair value is then compared to the carrying value of the reporting unit.

Impairment of long-lived assets

The Company evaluates the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. On December 31, 2014, the Company recorded an impairment charge of $686,350 as a result of terminating an acquired contract in the first quarter of 2015 that provided distribution services of facility security and access control products that the Company inherited as part of the Merger.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high quality financial institutions. Periodically, such balances are in excess of federally insured limits.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

2. Summary of Significant Accounting Policies  – (continued)

Stock-based compensation

The Company has a stock option plan under which incentive and non-qualified stock options and restricted stock awards (“RSAs”) are granted primarily to employees. All share-based payments to employees, including grants of employee stock options and RSAs, are recognized in the financial statements based on their respective grant date fair values. The benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow.

The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods in the Company’s statements of comprehensive income or loss. The Company has estimated the fair value of each option award as of the date of grant using the Black-Scholes option pricing model. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded. The awards issued consist of fully-vested stock awards, performance-based restricted shares, and service-based restricted shares.

Expenses related to stock-based awards issued to non-employees are recognized at fair value on a recurring basis over the expected service period. The Company estimates the fair value of the awards using the Black-Scholes option pricing model.

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods. The Company has a full valuation allowance on all deferred tax assets.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

Fair value measurements

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

2. Summary of Significant Accounting Policies  – (continued)

The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.
•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recently Issued Accounting Standards

In May 2014, the FASB issued a new financial accounting standard which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. ASU 2014-09 Revenue from Contracts with Customers is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. We are currently evaluating the impact of this accounting standard.

In August 2014, the FASB issued a new accounting standard which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period and to provide related footnote disclosures in certain circumstances. ASU 2014-15 Presentation of Financial Statements — Going Concern is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early adoption is permitted. We are currently evaluating the impact of this accounting standard.

In April 2015, the FASB issued a new accounting standard which changes the presentation of debt issuance costs in financial statements. Under the new standard, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The accounting standard is effective for annual reporting periods beginning after December 15, 2015 and interim periods beginning after December 15, 2016. Early adoption is allowed for all entities for financial statements that have not been previously issued. The adoption of this standard is not expected to have a material impact on our financial position or results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)”. The amendments under this pronouncement will change the way all leases with a duration of one year of more are treated. Under this guidance, lessees will be required to capitalize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized like capital leases are under current accounting, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on its policies and procedures pertaining to its existing and future lease arrangements, disclosure requirements and on its consolidated financial statements.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

3. Business Combination

The Merger was consummated on June 6, 2014, as a result of which Inventergy, Inc. merged with and into Merger Sub and holders of Inventergy, Inc. securities were issued securities of the Company. Upon the consummation of the Merger, the Company changed its name from eOn Communications Corporation to Inventergy Global, Inc. and effected a one-for-two reverse stock split of the Company’s common stock (the “Reverse Split”).

In connection with the Merger, the total purchase consideration and the purchase price allocation were as follows:

Fair value of assumed equity allocated to purchase consideration	$10,985,867
Total purchase consideration	$10,985,867
Goodwill	$8,858,504
Intangible asset contract rights	1,342,000
Other assets acquired	816,045
Liabilities assumed	(30,682)
Total purchase allocation	$10,985,867

Goodwill of $8,858,504, which is not deductible for tax purposes, was recognized as a result of the Merger. Goodwill was based on the fair value of eOn stock on the date of purchase less the net assets that were acquired. Intangible assets of $1,342,000, consist of certain contract rights acquired in the Merger. Intangible assets are amortized on a straight-line basis over their estimated useful life of five years. There was an impairment of $686,350 on one of the acquired contracts for the twelve months ended December 31, 2014.

The consideration in the Merger was based on fair value of equity retained by eOn shareholders on June 6, 2014, the date of the Merger close. The historical financial information is that of Inventergy, Inc.

4. Patents

Patent intangible assets consisted of the following at December 31, 2015:

	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Patents	6.9	$11,893,745	$(3,223,824)	$8,669,921
Total patent intangible assets		$11,893,745	$(3,223,824)	$8,669,921

The Company expects amortization expense to be approximately $1,510,977 per year for each of the next four years, $1,481,270 in 2020, then declining annual amounts through 2023.

5. Fair Value Measurements

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2015 and December 31, 2014:

December 31, 2015	Fair Value	(Level 1)	(Level 2)	(Level 3)
Common stock warrants	$4,145	$—	$—	$4,145
Total	$4,145	$—	$—	$4,145

December 31, 2014	Fair Value	(Level 1)	(Level 2)	(Level 3)
Common stock warrants	$30,278	$—	$—	$30,278
Total	$30,278	$—	$—	$30,278

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

5. Fair Value Measurements  – (continued)

As discussed in Note 7, in January 2014, the Company issued warrants to purchase 23,858 shares of common stock at an exercise price of $30.40 to a placement agent. The exercise price is subject to adjustment and has been subsequently adjusted to $22.70 per share. The warrants may be exercised without cash consideration in lieu of forfeiting a portion of shares. Accordingly, the Company recognized a derivative liability at fair value upon issuance of the warrants. The Company estimated the fair value of the derivative liability using the Black-Scholes option pricing model. The fair value of the derivative liability as of December 31, 2015 was estimated using the following assumptions:

Expected volatility	60%
Risk free rate	1.31%
Dividend yield	0%
Expected term (in years)	3.0726

The assumptions utilized were derived in a similar manner as discussed in Note 7 related to the fair value of stock options.

The Company revalues the derivative liabilities at the end of each reporting period using the same models as at issuance, updated for new facts and circumstances, and recognizes the change in the fair value in the statements of operations as other income (expense). The following sets forth a summary of changes in fair value of the Company’s level 3 liabilities measured on a recurring basis for the twelve months ended December 31, 2015 and December 31, 2014:

	Convertible Notes Payable Derivative Liability	Series A-1 Preferred Stock Derivative Liability	Common Stock Warrants
Balance at December 31, 2013	$534,975	$56,926	$—
Extinguishment	(434,500)	—	—
Fair value at issuance	189,300	—	466,706
Change in fair value	(289,775)	(56,926)	(436,428)
Balance at December 31, 2014	$—	$—	$30,278
Fair value at issuance	—	—	41,306
Change in fair value	—	—	(67,439)
Balance at December 31, 2015	$—	$—	$4,145

6. Borrowing Arrangements

On May 10, 2013, the Company issued senior secured promissory notes (the “Senior Secured Notes” and as amended on March 26, 2014, the “Amended Secured Convertible Notes”) to a group of investors with an aggregate principal of $5,000,000 for proceeds of $4,950,000. In conjunction with the issuance of the Senior Secured Notes, proceeds of $50,000 were received in exchange for 5,000,000 shares of Series A-1 Preferred Stock. Also, on May 17, 2013, proceeds of $1,498,526 were received in exchange for shares of Series A-2 redeemable convertible preferred stock (“Series A-2 Preferred Stock”, and together with Series A-1 Preferred Stock, “Series A Preferred Stock”) to substantially the same investors. Total proceeds from the Senior Secured Notes, Series A-1 Preferred Stock and Series A-2 Preferred Stock were allocated to each instrument using the relative fair value method. The fair value allocated to the Senior Secured Notes was $2,557,111. On March 26, 2014, the Senior Secured Notes were amended and restated to allow for conversion to common stock and to amend the interest rate. In conjunction with the amendment, the Company recorded a loss on extinguishment of the Senior Secured Notes of $2,403,193 in the accompanying statements of operations.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

6. Borrowing Arrangements  – (continued)

On March 26, 2014, the Company issued certain secured convertible notes (the “New Secured Convertible Notes”) with an aggregate principal of $3,000,000 with similar terms and conditions as the Amended Secured Convertible Notes.

On October 1, 2014, the Company paid the holders of the Amended Secured Convertible Notes and the New Secured Convertible Notes (collectively, the “Secured Convertible Notes”) $8,000,000, plus interest of $187,351. In addition, the Company issued an aggregate of 180,403 shares of common stock to the note holders, who otherwise had the right to convert the existing notes into 150,817 shares of common stock of the Company until July 2018, as consideration for a waiver from such Secured Convertible Note holders in order for the Company to prepay the remaining outstanding principal and interest on the Secured Convertible Notes. As a result of the issuance of shares, the Company recorded a loss on extinguishment of $3,240,414. Immediately following the prepayment of the Secured Convertible Notes and the issuance of the shares, the Secured Convertible Notes were deemed paid in full.

Amortization of the discount on Secured Convertible Notes payable was $185,474 for the twelve months ended December 31, 2014 and was included in interest expense in the accompanying statements of operations. This amount was computed using the straight line method over the note term and was not materially different than the effective interest method.

On December 19, 2013 and December 31, 2013, the Company issued promissory notes (the “December 2013 Notes”) to the Company’s Chief Executive Officer, a related party, for $3,000,000 and $100,000 totaling an aggregate principal of $3,100,000. The Company also incurred a loan origination fee of $60,000 upon issuance of the December 2013 Notes. The December 2013 Notes, originally scheduled to mature in February 2014, were extended to August 31, 2014 and bore interest at 2% per annum. On January 14, 2014, the Company fully repaid the $100,000 unsecured related party note as part of the December 2013 Notes. The $3,000,000 note was secured by certain patent assets of the Company and all principal and accrued but unpaid interest on the December 2013 Notes was due upon maturity.

On February 10, 2014, the Company obtained an unsecured promissory note receivable (the “Note Receivable”) from the Company’s Chief Executive Officer, a related party, with an aggregate principal of $3,000,000. The Note Receivable which matured on August 31, 2014 bore interest at 2% per annum. All principal and accrued but unpaid interest was receivable upon maturity. The Note Receivable included a full right of offset with the December 2013 Notes. The Company’s board of directors, excluding the Chief Executive Officer’s vote, approved the Note Receivable prior to issuance. Effective February 11, 2014, the December 2013 Notes and Note Receivable were fully offset and deemed paid.

On August 1, 2014, the Company obtained an unsecured promissory note payable (the “FRB Note”) from First Republic Bank with an aggregate principal of $500,000. The FRB Note, which was to mature on November 1, 2014, bore interest at 1.3% per annum. All principal and accrued, but unpaid interest, was payable upon maturity. The FRB Note was collateralized by a deposit account of the Company’s Chief Executive Officer, a related party. The FRB Note was repaid in full on October 3, 2014.

On September 23, 2014, the Company entered into a Share Purchase Agreement with Joseph W. Beyers, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company agreed to issue to Mr. Beyers up to 23,364 shares of our common stock, at a purchase price of $21.40 per share for aggregate consideration to us of up to $500,000. Pursuant to the terms of such agreement and concurrently with the execution of the agreement, Mr. Beyers made an initial payment of $300,000 to the Company towards the aggregate purchase price. The shares were only to be issued if we did not obtain $6 million or more in debt financing within ten business days of the execution of the agreement. As a result of the Fortress Agreement the Company is required to return the $300,000 in cash previously prepaid by Mr. Beyers and the Company will not issue any securities as a result of the Share Purchase Agreement. During the year ended December 31, 2015, the Company’s Board of Directors approved the application of $100,000 of this amount

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

6. Borrowing Arrangements  – (continued)

towards the purchase of shares of the Company’s common stock at price per share equal to the greater of $4.60 per share or a 15% premium to the market price. As a result, on June 26, 2015, the Company sold 21,740 shares of previously unissued common stock at a price of $4.60 per share to the Chief Executive Officer. As of December 31, 2015, repayments of $100,000 have been made to the Chief Executive Officer and the remaining balance of $100,000 has been recorded as a related party loan payable.

On October 1, 2014 the Company and its wholly-owned subsidiary, Inventergy, Inc., entered into the Revenue Sharing and Note Purchase Agreement with entities affiliated with Fortress Investment Group, LLC, including a Note Purchaser (as defined below) who also serves as collateral agent (the “Collateral Agent”) and a Revenue Participant (as defined below). On February 25, 2015, the Company, Inventergy, Inc. and Fortress entered into the Amended and Restated Revenue Sharing and Note Purchase Agreement (the “Fortress Agreement”). Pursuant to the Fortress Agreement, the Company issued an aggregate of $12,199,500 in Fortress Notes to the purchasers identified in the Fortress Agreement (the “Note Purchasers”). As a result of the issuance of the Fortress Notes and the sale of the Fortress Shares (as defined below), after the payment of all purchaser-related fees and expenses relating to the issuance of the Fortress Notes and Fortress Shares, the Company received net proceeds of $11,137,753 (less issuance costs of $476,868). The Company used the net proceeds to pay off the Secured Convertible Notes and the FRB Note and for general working capital purposes. The unpaid principal amount of the Fortress Notes bears cash interest equal to LIBOR plus 7%. In addition, a 3% per annum paid-in-kind (“PIK”) interest will be paid by increasing the principal amount of the Fortress Notes by the amount of such interest. The PIK interest shall be treated as principal of the Fortress Note for all purposes of interest accrual or calculation of any premium payment.

The principal of the Fortress Notes and all unpaid interest thereon or other amounts owing hereunder shall be paid in full in cash by the Company on September 30, 2017 (the “Maturity Date”). The Company may prepay the Fortress Notes in whole or in part, generally without penalty or premium, except that any optional prepayments of the Fortress Notes prior to October 1, 2015 will be accompanied by a prepayment premium equal to 5% of the principal amount prepaid. In addition, upon the earlier of the date on which the all obligations of the Fortress Notes are paid in full, or become due the Company will pay to the Note Purchasers a termination fee equal to $853,965. This was accounted for as a discount on notes payable. As of December 31, 2015, the Company has repaid $2,147,000 of the Fortress Notes.

Upon receipt of any revenues generated from the monetization of the Patents (the “Monetization Revenue”) from the patents identified in the Fortress Agreement (the “Patents”), the Company is required to apply, towards its obligations pursuant to the Fortress Notes, 86% of the difference between (a) any revenues generated from the Monetization Revenue less (b) any litigation or licensing related third party expenses (including fees paid to the original patent owners) reasonably incurred by the Company to earn Monetization Revenue, subject to certain limits (such difference defined as “Monetization Net Revenues”). If Monetization Net Revenue is applied to outstanding principal of the Fortress Notes (defined as “Mandatory Prepayments”), such Mandatory Prepayments are not subject to the prepayment premium described above. To the extent that any obligations under the Fortress Notes are past due, including if such payments are past due as a result of an Acceleration of the Fortress Notes or certain conditions of breach or alleged breach have occurred, the percentage will increase from 86% to 100%.

In addition to the Mandatory Prepayments, the Company shall make monthly amortization payments (the “Amortization Payments”) in an amount equal to (x) the then outstanding principal amount divided by (y) the number of months left until the Maturity Date. Such Amortization Payments were originally due to commence on the last business day of October 2015, but were deferred to the last business day of November by an amendment to the Fortress Agreement (the “First Amendment”), and subsequently deferred to the last business day of January 2016 by a second amendment to the Fortress Agreement (the “Second Amendment”).

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

6. Borrowing Arrangements  – (continued)

In connection with the execution of the Fortress Agreement, on October 1, 2014, the Company paid to the Note Purchasers a structuring fee equal to $385,000. This was accounted for as a discount on notes payable.

Pursuant to the Fortress Agreement, the Company granted to the purchasers identified in the Fortress Agreement (“Revenue Participants”) a right to receive a portion of the Company’s Monetization Revenues totaling $8,539,650 (unless the Revenue Participants have not received $8,539,650 by the Maturity Date, in which case the Revenue Participants have a right to receive a portion of Monetization Revenues totaling $10,369,575) (the “Revenue Stream”). The Revenue Participants will not receive any portion of the Revenue Stream until all obligations under the Fortress Notes are paid in full. Following payment in full of the Fortress Notes, the Company will pay to the Revenue Participants their proportionate share of the Monetization Net Revenues. The Revenue Participant’s proportionate share is equal to (a) 46% of Monetization Net Revenues until $5,489,775 has been paid to the Revenue Participants, (b) 31% of Monetization Net Revenues until the next $2,744,888 has been paid to the Revenue Participants and (c) 6% of Monetization Net Revenues until the remaining amount has been paid to the Revenue Participants if (a) and (b) have not been fully paid by the Maturity Date. Under the terms of the Second Amendment, should Monetization Net Revenues result from the sale of patents (a “Patent Sale”), the Revenue Participant’s proportionate share will be, following payment in full of the Fortress Notes, 75% of the next $6,666,667 of net proceeds from a Patent Sale, and 50% of remaining net proceeds until an additional $3,539,650 is paid ($5,369,575 if paid after the Maturity Date). All Revenue Stream Payments will be payable on a monthly basis in arrears. The rights of the Revenue Participants to the Revenue Stream are secured by all of the Company’s current patent assets and the Cash Collateral Account, in each case junior in priority to the rights of the Note Purchasers. In connection with the Revenue Participants’ right to receive a portion of the Company’s Monetization Revenues, the Company has recorded a net liability of $6,034,278, which represents the amount of the expected Monetization Revenues, discounted 18% over the expected life of the revenue share agreement.

As part of the Fortress Agreement, the Company and the Collateral Agent entered into a Patent License Agreement (the “Patent License Agreement”), under which the Company agreed to grant to the Collateral Agent a non-exclusive, royalty-free, and worldwide license to certain of its Patents (the “Licensed Patents”), which can only be used by the Collateral Agent following an occurrence and during the continuance of an event of default of the Fortress Agreement. When the Fortress Notes and Revenue Stream are paid in full, the Patent License Agreement will terminate.

As part of the transaction, the Company granted the Note Purchaser and Revenue Participant a first priority security interest in all of the Company’s currently owned patent assets and all proceeds thereof, as well as a general security interest in all of the assets of the Company and its subsidiaries. The Note Purchaser and Revenue Participant do not have a security interest in any future patent purchases by the Company.

Under the Fortress Agreement, the Company is required to maintain a minimum $1,000,000 in cash reserves. Failure to maintain that minimum cash balance can constitute an event of default under the Fortress Agreement. If we were to default under the Fortress Agreement and were unable to obtain a waiver for such a default, interest on the obligations would accrue at an increased rate. In the case of a default, Fortress could accelerate our obligations under the Fortress Agreement. See further, Risk Factors. On March 29, 2016, the Company and Fortress entered into an additional amendment to the Fortress Agreement (the “Third Amendment”), under which, among other terms, Amortization Payments are not required for a four-month period and will re-commence on the last business day of June 2016, and the requirement to maintain a minimum in cash reserves is reduced from $1,000,000 to $200,000 for the same four-month period, increasing to $1,000,000 effective July 1, 2016. See Note 12, “Subsequent Events” for additional information.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

6. Borrowing Arrangements  – (continued)

Future debt payments owed under the Fortress Agreement are as follows:

Years ending December 31:
2016	$6,157,893
2017	4,614,473
Total	$10,772,366

Unregistered Sales of Equity Securities

In connection with the execution of the Fortress Agreement, the Company issued 50,000 shares of its common stock at $20.00 per share to the Revenue Participant for an aggregate purchase price of $1,000,000. The Fortress Shares were issued pursuant to a subscription agreement dated October 1, 2014. The shares were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. In addition, the Company issued to Fortress seven-year warrants for the purchase of 50,000 shares of common stock at an exercise price of $11.40 per share. As part of the Second Amendment, the exercise price of these warrants was changed to $2.54 per share.

In connection with the closing of the transactions contemplated by the Fortress Agreement, the Company paid a closing fee of $330,000. As discussed in Note 7, the Company also issued a five-year warrant to purchase 24,750 shares of common stock at an exercise price of $20.00 to National Securities Corporation, who acted as advisor to the Company with respect to the transaction. The warrant meets the requirements to be accounted for as an equity warrant. The Company estimated the fair value of the warrant to be $153,759, using the Black-Scholes option pricing model. The fair value of the warrant as of November 1, 2014 was estimated using the following assumptions:

Expected volatility	60%
Risk free rate	1.62%
Dividend yield	0%
Expected term (in years)	5.00

The assumptions utilized were derived in a similar manner as discussed in Note 7 related to the fair value of stock options.

7. Stockholders’ Equity

Common stock

The Company is authorized to issue up to 110,000,000 shares, of which 100,000,000 shares have been designated as common stock and 10,000,000 shares as preferred stock. Holders of the Company’s common stock are entitled to dividends if and when declared by the Board of Directors. The holders of each share of common stock shall have the right to one vote for each share and are entitled, as a share class, to elect two directors of the Company.

On March 31, 2015, the Company entered into a securities purchase agreement (“Purchase Agreement”) with certain investors (the “Purchasers”) pursuant to which the Company sold 467,392 shares of its common stock (the “Shares”) at a purchase price of $4.60 per share resulting in gross proceeds to the Company of $2.15 million (the “Registered Direct Offering”). The Registered Direct Offering was effected as a takedown off the Company’s shelf registration statement on Form S-3 (File No. 333-199647), which was declared effective on November 10, 2014, and a related prospectus supplement to be filed on April 2, 2015 in connection with the Registered Direct Offering. The Registered Direct Offering closed on April 6, 2015.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

7. Stockholders’ Equity  – (continued)

In connection with the Registered Direct Offering, the Company entered into a placement agent agreement (the “Placement Agent Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as its exclusive placement agent. Pursuant to the Placement Agent Agreement, the Company paid to the Placement Agent $106,000 in cash, issued to the Placement Agent 5,762 five-year warrants with an exercise price of $5.75 per share (the “RD Warrants”) and reimbursed the Placement Agent for certain expenses. In addition, the Company paid to Laidlaw & Company (UK) Ltd. $50,000 in cash and issued 10,870 RD Warrants in connection with certain tail fees owed to them as a result of the Registered Direct Offering. The RD Warrants allow for cashless exercise in certain situations and contain piggyback registration rights for the seven year period commencing on March 31, 2015.

In addition, the Placement Agent will also be entitled to a tail fee if, within twelve months after the termination of expiration of the Placement Agent Agreement, the Company sells securities to any investor that was introduced to the Company by the Placement Agent and purchased shares in the Registered Direct Offering. The tail fee will be the same as the placement agent’s fee received by the Placement Agent in the Registered Direct Offering, subject to certain reductions described in the Placement Agent Agreement.

In connection with the Registered Direct Offering, the Company entered into a separate waiver agreement with one of its current stockholders pursuant to which the holder waived its right of participation to participate in the Registered Direct Offering (the “Right of Participation”). In consideration for such waiver, the Company paid to the holder $35,000 in cash and waived any trading volume limitations or other lock-up provisions or restrictions imposed on the holder pursuant to an existing securities purchase agreement and an existing lock-up agreement the holder entered into with the Company. The Company also agreed that in the event that the Company obtains a consent, release amendment, settlement or waiver of the Right of Participation from any other stockholder holding such right in connection with the Registered Direct Offering on more favorable terms than in the waiver agreement prior to expiration of the Right of Participation of the holder, the holder will be entitled to the benefit of the more favorable terms. The holder’s Right of Participation terminated on September 8, 2015.

Shares of common stock reserved for future issuance were as follows as of December 31, 2015:

Options to purchase common stock	369,887
Shares reserved for issuances pursuant to 2014 Stock Plan	71,431
Warrants	179,567
Total	620,885
Convertible preferred stock

Convertible preferred stock as of December 31, 2015 consisted of the following:

Convertible Preferred Stock	Original Issue Price	Shares Designated	Shares Originally Issued	Shares Outstanding	Liquidation Preference
Series A-1	$0.0100	5,000,000	5,000,000	0	$—
Series A-2	$1.6996	1,176,748	1,176,748	0	$—
Series B	$1,000.00	2,750	2,750	0	$—

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

7. Stockholders’ Equity  – (continued)

In October 2015, the Company entered into agreements with holders of all of the outstanding Series A and Series B Preferred Stock pursuant to which the holders agreed to exchange all of their outstanding shares of Series A and Series B Preferred Stock for common stock. As a result, as of December 31, 2015, there were no remaining shares of Series A or Series B Preferred Stock outstanding. The previously-outstanding Preferred Stock amounts, along with the newly-issued common stock amounts, are as follows:

	Outstanding as of Sept. 30, 2015	Newly-Issued Common Stock
Series A-1	212,466	141,262
Series A-2	161,355	28,518
Series B	1,102	420,956

Warrants

In January 2014, the Company issued warrants to purchase 23,858 shares of common stock at an exercise price of $30.40 to a placement agent. The warrants expire in January 2019. The exercise price was reduced to its floor of $22.70 as a result of the sale of the Fortress Shares. The warrants may be exercised without cash consideration in lieu of forfeiting a portion of shares. The fair value of the warrants at issuance was $348,963, estimated using the Black-Scholes option pricing model. The fair value of the warrants was revalued at December 31, 2015 as discussed in Note 5.

On November 1, 2014 the Company issued 27,750 warrants to purchase common stock with a weighted average exercise price of $20.70. The fair value of the warrants at issuance was $164,196.

Common stock warrants outstanding as of December 31, 2015 are listed as follows:

Warrants Outstanding	Remaining Contractual Life (years)	Weighted Average Exercise
50,000	6.17	$2.54
10,870	4.27	$4.60
5,762	4.27	$5.75
2,699	4.16	$20.00
24,750	3.84	$20.00
23,858	3.08	$22.70
58,628	0.50	$26.60
3,000	1.84	$26.60
179,567	3.31	$16.37

8. Stock-Based Compensation

In November 2013, the Board of Directors authorized the 2013 Stock Plan (such plan has since been adopted by the stockholders of the Company in connection with the Merger and renamed the “Inventergy Global, Inc. 2014 Stock Plan”, the “Plan” or the “2014 Plan”). Under the Plan, the Board of Directors may grant incentive stock awards to employees and directors, and non-statutory stock options to employees, directors and consultants as well as restricted stock. The Plan provides for the grant of stock options, restricted stock, and other stock-related and performance awards that may be settled in cash, stock, or other property. The Board of Directors originally reserved 360,545 shares of common stock for issuance over the term of the Plan, and in September 2015, 170,000 shares were added to the plan. The exercise price of an option cannot be less than the fair value of one share of common stock on the date of grant for incentive stock options or non-statutory stock options. The exercise price of an incentive stock option cannot be less than 110% of the fair value of one share of common stock on the date of grant for stockholders owning more

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

8. Stock-Based Compensation  – (continued)

than 10% of all classes of stock. Options are exercisable over periods not to exceed ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the grant date. Options may be granted with vesting terms as determined by the Board of Directors which generally include a one to five year period or performance conditions or both. The pre-existing options were subsumed under the Plan.

Common stock option and restricted stock award activity under the Plan was as follows:

		Options and RSAs Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price Per Share
Balance at December 31, 2013	128,665	161,185	$22.70
Authorized	70,695	—	$—
Options granted	(110,920)	110,920	$28.00
Options assumed in merger	—	1,500	$143.00
Restricted Stock granted	(19,487)	19,487	$14.50
Restricted Stock vested	—	(51,300)	$19.60
Balance at December 31, 2014	68,953	241,792	$25.90
Authorized	170,000	—	$—
Options granted	(530,813)	530,813	$5.65
Options forfeited	69,870	(69,870)	$10.59
Options expired	12,148	(12,148)	$24.72
Options canceled	320,700	(320,700)	$12.99
Restricted Stock granted	(39,427)	39,427	$3.86
Restricted Stock vested	—	(39,427)	$3.86
Balance at December 31, 2015	71,431	369,887	$4.64
Total vested and expected to vest shares (options)		369,887	$4.64
Total vested shares (options)		51,555	$14.12

As of December 31, 2015, all of the restricted stock granted under the Plan had vested. The aggregate intrinsic value of stock options outstanding, stock options vested and expected to vest, and exercisable at December 31, 2015 was zero, since all of the options were out-of-the-money at December 31, 2015.

Prior to the Plan being established, the Company granted the equivalent of 1,413,904 RSAs to employees and non-employees in exchange for services with vesting specific to each individual award. As of December 31, 2015, 230,048 of these RSAs were subject to rescission by the Company, and 62,945 RSAs had been cancelled or forfeited.

As part of the Merger, 1,500 fully vested options with an exercise price of $143.00, were assumed by Inventergy Global, Inc., and remained outstanding as of December 31, 2015.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

8. Stock-Based Compensation  – (continued)

The following table summarizes information with respect to stock options outstanding at December 31, 2015:

Options Outstanding				Options Vested
Exercise Price Per Share	Shares Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price Per Share
$3.10	339,946	9.80	$3.10	21,614	$3.10
$5.60	2,500	1.33	$5.60	2,500	$5.60
$6.90	625	0.01	$6.90	625	$6.90
$11.40	17,804	1.32	$11.40	17,804	$11.40
$22.70	442	0.01	$22.70	442	$22.70
$30.40	7,070	1.33	$30.40	7,070	$30.40
$143.00	1,500	0.45	$143.00	1,500	$143.00
	369,887	9.10	$4.64	51,555	$14.12
Stock-based compensation expense

The fair value of employee stock options granted was estimated using the following weighted-average assumptions for the twelve months ended December 31:

	2015	2014
Expected volatility	67%	75%
Risk free rate	1.41%	1.77%
Dividend yield	0%	0%
Expected term (in years)	5.57	5.78

The expected term of the options is based on the average period the stock options are expected to remain outstanding based on the option’s vesting term and contractual terms. The expected stock price volatility assumptions for the Company’s stock options were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. Forfeitures were estimated based on the Company’s estimate of future cancellations.

Stock-based compensation for employees and non-employees related to options and RSAs recognized:

	For the twelve months ended December 31, 2015	For the twelve months ended December 31, 2014
General and administrative	$1,147,374	$2,873,396

No income tax benefit has been recognized related to stock-based compensation expense and no tax benefits have been realized from exercised stock awards. As of December 31, 2015, there were total unrecognized compensation costs of $1,446,075 related to these stock awards. These costs are expected to be recognized over a period of approximately 1.48 years.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

8. Stock-Based Compensation  – (continued)

Non-employee stock-based compensation expense

For the twelve months ended December 31, 2015, the Company issued options and restricted stock awards to non-employees in exchange for services with vesting specific to each individual award. Non-employee stock-based compensation expense is recognized as the awards vest and totaled $314,505 and $1,316,036 for the twelve months ended December 31, 2015 and December 31, 2014, respectively. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

Cancellation of Options

On March 25, 2015, the Company cancelled certain unvested options (totaling 143,266) granted to employees and directors under the Company’s 2014 Stock Plan, which had exercise prices ranging from $20.50 to $38.50, 10 year terms and 1 to 4 year vesting terms. In addition, on March 25, 2015, the Company issued new options to the same employees and directors under the 2014 Stock Plan. The Company granted an aggregate of 126,985 options to its employees, the vesting schedules of which were increased by 12 months as compared to the cancelled options — an increase from an average vesting schedule spanning 2.1 years to 3.1 years. The Company also granted an aggregate of 16,282 options to its directors, the vesting schedules of which were left substantially unchanged as compared to the cancelled options which had been set to align with the service time of each board member. The new options have an exercise price of $11.40 per share, which was a 48% premium to the closing price of the Company’s common stock as of March 25, 2015.

On October 16, 2015, the Company cancelled certain unvested options (totaling 177,446) granted to employees and directors under the Company’s 2014 Stock Plan, which had exercise prices ranging from $6.90 to $38.50, 10-year terms and 1 to 4 year vesting terms. In addition, on October 16, 2015, the Company issued new options to the same employees and directors under the 2014 Stock Plan. The Company granted an aggregate of 142,063 options to its employees and an aggregate of 35,383 options to its directors. The vesting schedules were left substantially unchanged as compared to the cancelled options. The new options have an exercise price of $3.10 per share, which was the closing price of the Company’s common stock as of October 16, 2015.

9. Income Taxes

The Company recorded $(14,041) and $2,400 provision for income taxes for the years ended December 31, 2015 and 2014, respectively.

Income tax expense was comprised of the following:

	2015	2014
Current
Federal	$—	$—
State	(14,041)	2,400
	$(14,041)	$2,400
Deferred
Federal	$—	$—
State	—	—
	$—	$—
Expense	$(14,041)	$2,400

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

9. Income Taxes  – (continued)

A reconciliation of the statutory federal income tax rate to the effective tax rate for the years ended December 31 was as follows:

	2015	2014
Statutory federal income tax rate	34%	34%
State income taxes (net of federal benefit)	0	5.83
Loss on extinguishment of notes	0	(12.44)
Stock compensation	(1.37)	(0.31)
Other permanent differences	(0.04)	0.11
True ups	(10.20)	12.3
Change in valuation allowance	(22.27)	(39.5)
Total	0.12%	(0.01)%

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the Company’s historical net losses, the Company has provided a full valuation allowance against its deferred tax assets as of December 31, 2015 and 2014.

The components of the net deferred tax assets and liabilities are as follows:

	2015	2014
Deferred Tax Assets:
Accrued Liabilities	$1,361,612	$722,899
Intangibles	2,476,386	3,115,849
Fixed Assets	6,686	2,988
NOL Carryforwards	10,331,722	7,773,560
Inventory Reserve	—	3,705
Allowance for Doubtful Accounts	7,599	16,281
Gross Deferred Tax Asset	14,184,005	11,635,282
Valuation Allowance	(14,052,737)	(11,436,475)
Net Deferred Tax Assets	131,268	198,807
Deferred Tax Liabilities:
Acquired Contracts Intangibles	(131,268)	(198,807)
Gross Deferred Liabilities	(131,268)	(198,807)
Net Deferred Tax Assets (Liabilities)	$—	$—

At December 31, 2015, the Company had federal and California net operating loss carryforwards, prior to any annual limitation, of approximately $48.8 million and $11.3 million, respectively, expiring beginning in 2021 for federal and 2015 for California. The use of the Company’s net operating loss carryforwards is subject to certain annual limitations and may be subject to further limitations as a result of changes in ownership as defined by the Internal Revenue Code and similar state provisions. An ownership change date did occur in June 2014 at the merger with eOn so that an annual limitation was estimated to reduce the federal net operating loss carryforward to approximately $30.4 million with no further limitation to the CA net operating loss carryforward. Notwithstanding, these federal and state net operating loss carryforwards could be further reduced if there are further ownership changes either prior to or after the merger.

At December 31, 2015, the gross liability for uncertain tax positions was $0. The Company does not anticipate a significant change to unrecognized tax benefits for uncertain income tax positions within the next 12 months.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

9. Income Taxes  – (continued)

It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2015 and 2014, the Company had no interest and penalties related to income taxes.

The Company files income tax returns in the U.S. and various state jurisdictions including California. In the normal course of business, the Company is subject to examination by taxing authorities including the United States and California. The Company is not currently under audit or examination by either of these jurisdictions. The federal and California statute of limitations remains open back to 2011 for federal and 2010 for California. However, due to the fact that the Company has net operating losses carried forward dating back to 2001, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to the tax attributes carried forward to open years.

10. Commitments and Contingencies

Operating lease

In March 2014, the Company entered into a non-cancelable thirty-eight month lease agreement for offices in Campbell, California commencing June 1, 2014 with escalating rent payments ranging from approximately $9,200 to $9,800 per month and one option to extend the lease term for an additional three years. Included in the lease agreement was a full rent abatement period of two months. Rent expense is recognized on a straight line basis. The Company paid a security deposit of $18,993 during the twelve months ended December 31, 2014. The future minimum payments related to this lease are as follows:

Years ending December 31:
2016	116,201
2017	68,587
Total	$184,788

Rent expense was $108,623, and $108,372 for the twelve months ended December 31, 2015 and 2014, respectively.

Guaranteed payments

The Company entered into two agreements to purchase certain patent assets under which guaranteed payments were originally required. The first agreement originally required unconditional guaranteed payments of $18,000,000 to be paid out of net revenues from patent licensing receipts through December 31, 2017. As of December 31, 2014 such guaranteed payments were accrued on the Company’s accompanying balance sheet at net present value using a discount rate of 12%. Expenses related to minimum revenue sharing payments were deferred as of December 31, 2014 to be amortized in correlation with the future payment schedule. This agreement was amended in December 2015 and eliminated all guaranteed payments and interest payments payable on any guaranteed payments, and provided that the Company will pay the other party solely based on net revenues earned for the licensing and/or sale of the patents sold to the Company under the original agreement. In conjunction with the elimination of the $16.3 million liability for guaranteed payments and $1.0 million liability for accrued interest as of December 31, 2015 in accordance with this amendment, the Company also eliminated $16.3 million of related deferred expenses as of December 31, 2015. The original agreement with this party also stated that if the Company’s market capitalization fell below the aggregate dollar amount that the Company owed at that relevant point in time to the other party (but only prior to full payment), the party may exercise a limited right to repurchase the acquired patent portfolio assets at a purchase price at least equal to the amount the Company originally paid. Due to the elimination of the guaranteed payments, the party’s right to repurchase the patents can now only be triggered if the Company ceases to be a public company with securities listed on Nasdaq, another stock exchange or any over-the-counter quotation service. During the year ended December 31, 2015, the Company was in compliance with the terms of the agreement.

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

10. Commitments and Contingencies  – (continued)

The second agreement originally required a $2,000,000 guaranteed payment due on December 1, 2015. In October 2015, the Company and the other party amended the terms of the original patent purchase agreement, with the amendment providing that the Company will make a $550,000 payment on January 31, 2016 and a $1,650,000 payment on July 1, 2016, which amounts include $95,000 in additional interest. These payments may be paid at a 10% discount if paid 45 days or more in advance of their respective due dates. Minimum revenue sharing payments are generally due sixty days after fully earned. Future guaranteed payments associated with this agreement are payable as follows:

Years ending December 31:
2016	2,200,000
Less: discount to present value	(123,233)
Guaranteed payments, net of discount	$2,076,767

11. Net Loss Per Share

Basic and diluted net loss per share is calculated using the weighted average number of shares outstanding as follows (in thousands, except per share amounts):

	Year Ended December 31,
	2015	2014
Net loss attributable to common shareholders	$(11,733,549)	$(20,521,470)
Basic and diluted:
Weighted average shares outstanding	3,586,741	2,203,678
Less weighted average restricted shares outstanding	(143,372)	(422,370)
Shares used in calculation of basic and diluted net loss per common share	3,443,369	1,781,308
Net loss per common share: Basic and diluted	$(3.41)	$(11.52)

Equity awards, unvested share rights, and common stock equivalent of warrants and preferred stock, aggregating 1.1 million shares, and 1.4 million shares for the year ended December 31, 2015, and 2014, respectively, prior to the application of the treasury stock method, are excluded from the calculation of diluted net loss per share because they are anti-dilutive.

12. Subsequent Events

On January 21, 2016, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors in a private placement 2,500 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”), each having a stated value of $1,000, for aggregate gross proceeds of $2.5 million. The Series C Preferred Stock is immediately convertible into 1,666,668 shares of the Company’s common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.50 per share, subject to adjustment. After July 26, 2016, the conversion price will be equal to the lesser of (a) the conversion price then in effect or (b) 65% of the volume weighted average price of the Company’s common stock for ten consecutive days prior to the applicable conversion date. The Series C Preferred Stock contains provisions providing for an adjustment in the conversion price upon the occurrence of certain events, including stock splits, stock dividends, dilutive equity issuances and fundamental transactions. The Company may redeem some or all of the Series C Preferred Stock for cash as follows: (i) on or prior to March 26, 2016, in an amount equal to 126% of the aggregate stated value then outstanding,

INVENTERGY GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Twelve Months Ended December 31, 2015 and 2014

12. Subsequent Events  – (continued)

(ii) after March 26, 2016 and on or prior to July 26, 2016, in an amount equal to 144% of the aggregate stated value then outstanding and (iii) after July 26, 2016, in an amount equal to 150% of the aggregate stated value then outstanding.

Each Investor also received a common stock purchase warrant (the “Warrants”) to purchase up to a number of shares of common stock equal to 85% of such Investor’s subscription amount divided by $1.50. The Warrants are exercisable for a term of five years commencing six months after the closing of the transaction at a cash exercise price of $1.79 per share. In the event that the shares underlying the Warrants are not subject to a registration statement at the time of exercise, the Warrants may be exercised on a cashless basis after six months from the issuance date. The Warrants also contain provisions providing for an adjustment in the exercise price upon the occurrence of certain events, including stock splits, stock dividends, dilutive equity issuances (so long as the Series C Preferred Stock is outstanding) and fundamental transactions. Notwithstanding the forgoing, until the Company obtains Shareholder Approval (as defined below), the exercise price may not be reduced as a result of a dilutive equity issuance below $1.79 per share, subject to adjustment for stock splits, stock dividends and similar events (the “Adjustment Floor”).

The Purchase Agreement requires the Company to hold a special meeting of stockholders to seek the approval of the holders of its common stock for the issuance of the number of shares of common stock issuable upon the conversion of the Series C Preferred Stock in excess of 19.99% of the outstanding Common Stock and the removal of the Adjustment Floor within 120 days of the execution of the Purchase Agreement (the “Shareholder Approval”). Until the Company obtains the Shareholder Approval, the conversion of the Series C Preferred Stock is limited to 19.99% of the currently outstanding common stock. Additionally, until the Series C Preferred Stock is no longer outstanding, the Investors may participate in future offerings for up to 50% of the amount of such offerings.

The Company utilized a Placement Agent who received a commission equal to 10% of the gross proceeds of the offering for an aggregate commission of $250,000. The Placement Agent will also be entitled to receive a cash fee from the exercise of the Warrants. The Company paid for the Investors’ legal expenses of $25,000. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On March 29, 2016, the Company and Fortress executed the Third Amendment, under which monthly Amortization Payments are not required in February, March, April and May 2016, re-commencing on the last business day of June 2016. In addition, the requirement to maintain minimum cash reserves is reduced from $1,000,000 to $200,000 for the same four-month period, increasing to $1,000,000 effective July 1, 2016. Also under the Third Amendment, patent licensing revenue and patent sale revenue will be applied as follows: 100% of net revenues, as defined to allow for certain transaction and related expenses (“Net Revenues”), will be applied to the Fortress Notes until paid in full. Thereafter, 75% of Net Revenues will be applied to the Revenue Stream until $5,000,000 has been paid, then 50% of Net Revenues will be applied to the Revenue Stream until an additional $6,284,538 has been paid.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$850,112	$554,556
Accounts receivable, net	38,222	31,941
Prepaid expenses and other current assets	77,157	211,088
Deferred expenses	57,417	78,292
Total current assets	1,022,908	875,877
Property and equipment, net	21,012	25,263
Patents, net	8,292,176	8,669,921
Intangible assets, net	357,833	386,083
Goodwill	8,858,504	8,858,504
Deposits and other assets	18,993	18,993
Total assets	$18,571,426	$18,834,641
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,751,616	$1,846,903
Accrued expenses and other current liabilities	184,964	12,726
Short-term notes payable, related party	75,000	100,000
Guaranteed payments, current	2,128,834	2,076,767
Fortress notes payable, current	5,924,941	5,598,754
Deferred revenue	400,000	550,000
Total current liabilities	10,465,355	10,185,150
Deferred revenue, non-current	646,429	346,429
Derivative liabilities	6,940	4,145
Fortress notes payable, net of discount	1,973,244	2,406,681
Fortress revenue share, net of discount	3,807,979	6,034,278
Total liabilities	16,899,947	18,976,683
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized
Series A convertible preferred stock: 6,176,748 shares designated, -0- shares issued and outstanding at March 31, 2016 and December 31, 2015 (aggregate liquidation preference of $0 at March 31, 2016 and December 31, 2015)	—	—
Series B convertible preferred stock: 2,750 shares designated, -0- shares issued and outstanding at March 31, 2016 and December 31, 2015 (aggregate liquidation preference of $0 at March 31, 2016 and December 31, 2015	—	—
Series C convertible preferred stock: 2,500 shares designated, 2,500 and -0- shares issued and outstanding at March 31, 2016 and December 31, 2015 (aggregate liquidation preference of $2,500,000 and $0 at March 31, 2016 and December 31, 2015)	3	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 4,212,220 and 4,223,124 shares issued and outstanding at March 31, 2016 and December 31, 2015	$4,212	$4,223
Additional paid-in capital	57,432,530	54,660,497
Accumulated deficit	(55,765,266)	(54,806,762)
Total stockholders' equity (deficit)	1,671,479	(142,042)
Total liabilities and stockholders' equity (deficit)	$18,571,426	$18,834,641

See accompanying notes to the condensed consolidated financial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Revenues	$126,971	$166,912
Operating Expenses:
Cost of revenues	49,125	69,667
Patent amortization expense	377,745	387,585
General and administrative	1,595,221	2,825,560
Total operating expenses	2,022,091	3,282,812
Loss from operations	(1,895,120)	(3,115,900)
Other income (expense):
Gain (loss) on debt extinguishment	2,434,661	(2,268,373)
Decrease in fair value of derivative liabilities	(2,795)	6,886
Other income	—	37
Interest expense, net	(1,028,583)	(1,248,483)
Total other income (expense), net	1,403,283	(3,509,933)
Loss before provision for income taxes	(491,837)	(6,625,833)
		—
Provision for income taxes	—	—
Net loss	(491,837)	(6,625,833)
Deemed dividend on preferred stock	(466,667)	—
Net loss attributable to common shareholders	$(958,504)	$(6,625,833)
Basic and diluted loss per share	$(0.23)	$(2.47)
Weighted average shares outstanding, basic and diluted	4,155,382	2,687,958

See accompanying notes to the condensed consolidated financial statements.

INVENTERGY GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(491,837)	$(6,625,833)
Adjustments to reconcile net loss to net cash used in operating activities Depreciation expense	4,251	4,251
(Gain) loss on debt extinguishment	(2,434,661)	2,268,373
Decrease (increase) in fair value of derivative liabilities	2,795	(6,886)
Amortization of discount on notes payable	759,869	882,440
Accrued interest on patent purchase	52,067	—
Amortization of patents and acquired contracts	405,995	415,834
Stock-based compensation	130,358	472,274
Changes in operating assets and liabilities
Accounts receivable	(6,281)	248,501
Inventories	—	130,155
Prepaid expenses and other current assets	133,931	(33,181)
Deferred expenses	20,875	(96,305)
Accounts payable	(95,287)	663,097
Accrued expenses and other current liabilities	172,238	208,014
Deferred revenue	150,000	446,429
Net cash used in operating activities	(1,195,687)	(1,022,837)
Cash flows from financing activities
Proceeds from issuance of preferred stock, net of issuance costs	2,175,000	—
Proceeds from issuance of notes payable, net of issuance costs	—	1,126,900
Payments on short-term notes payable, related party	(25,000)	—
Payments on Fortress notes payable	(658,757)	—
Net cash provided by financing activities	1,491,243	1,126,900
Net increase in cash and cash equivalents	295,556	104,063
Cash and cash equivalents, beginning of period	554,556	1,443,349
Cash and cash equivalents, end of period	$850,112	$1,547,412
Supplemental disclosures of cash flow information
Cash paid for interest	$218,139	$146,042
Cash paid for income taxes	$—	$—
Supplemental disclosures of non-cash investing and financing activities
Accrued guaranteed payments and deferred expenses associated with purchased patent assets	$—	$440,783
Fair value of common stock warrants	$760,461	$—

See accompanying notes to the condensed consolidated financial statements.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

1. Organization

Inventergy Global, Inc. (“we”, “us”, “our” “Inventergy” or the “Company”) is an intellectual property (IP) investment and licensing company that helps leading technology corporations attain greater value from their IP assets in support of their business objectives and corporate brands. Inventergy, Inc. was initially organized as a Delaware limited liability company under the name Silicon Turbine Systems, LLC in January 2012. It subsequently changed its name to Inventergy, LLC in March 2012 and it was converted from a limited liability company into a Delaware corporation in February 2013. On June 6, 2014, a subsidiary (“Merger Sub”) of eOn Communications Corporation (“eOn”) merged with and into Inventergy, Inc. (the “Merger”). As a result of the Merger, eOn changed its name to “Inventergy Global, Inc.” The Company is headquartered in Campbell, California.

The Company operates in a single industry segment.

In June 2014, in conjunction with the Merger, the Company effected a one-for-two reverse split of its common stock. In December 2015, the Company effected a one-for-ten reverse split of its common stock. All share and per share amounts are reflective of these splits.

2. Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. The accompanying interim financial statements are condensed and should be read in conjunction with the Company’s latest annual financial statements. It is management’s opinion that all adjustments necessary for a fair presentation of the results for the interim periods have been made, and all such adjustments were of a normal recurring nature.

Liquidity and Capital Resources

At March 31, 2016, the Company had an accumulated deficit since inception of $55,765,266 (including a net loss for the quarter ended March 31, 2016 of $491,837) and had a negative working capital of $9,442,447. As of May 9, 2016, we had remaining cash of $723,940 (which includes $200,000 of minimum cash reserves (see discussion, Note 5), which is intended to serve as additional collateral pursuant to our agreement (the “Fortress Agreement”) with Fortress Investment Group, LLC and its affiliates (“Fortress”). These factors raise substantial doubt about our ability to continue as a going concern. Toward that end, the Company entered into its first license agreement in February 2015 (under which we expect to receive an aggregate of $2,000,000 over the period of the license), received net proceeds from an additional drawdown from the Fortress Agreement of $1,126,900, received net proceeds of $1,835,000 from the sale of common stock in April 2015, and received gross proceeds of $4,000,000 from the sale of two patent families in June 2015. In addition, the Company received gross payments for patent licensing of $1,500,000 during 2015 and received net proceeds of approximately $2,175,000 in January 2016 from the sale of Series C preferred stock. We will seek to continue our operations primarily with income received through our patent monetization efforts, including licensing revenues and patent sales, but we will likely need to seek additional financing through loans, which will be subject to the restrictions of the Fortress Agreement, and/or the sale of securities. If we are required to raise additional capital financing, we cannot assure you that we will be able to obtain such additional capital on terms acceptable to us or at all. Additionally, if we raise capital through the issuance of equity, our current stockholders will experience dilution.

The business will need significant additional capital and/or patent monetization revenues to continue to monetize current patent portfolios and will need significant additional capital to purchase any new patent portfolios and execute the Company’s longer term business plan. Based on the Company’s internal planning for the year ending December 31, 2016, which anticipates certain cash inflows and revenue from our patent

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

2. Summary of Significant Accounting Policies  – (continued)

sales and licensing pipeline which are expected to close during 2016, estimated cash expenditures for operating expenses will be approximately $6.2 million for the next twelve months, consisting of approximately $1.9 million in employee related costs, $0.8 million in patent maintenance and prosecution fees and $3.5 million in other operational costs. In addition, we anticipate making $7.5 million of payments relating to the acquisition of our patent portfolios, $2.2 million of which are fixed payments and $5.3 million are variable payments based on assumed patent monetization revenues. Also, debt servicing fees payable to Fortress will be approximately $5.8 million. Based on the foregoing and our existing cash balances and proactive measures to reduce expenses and defer obligations where possible, our management believes we have funds sufficient to meet our anticipated needs for less than three months.

To date, the Company has acquired an aggregate of approximately 755 currently active patents and patent applications for aggregate purchase payments of $12,109,118. We are required to make guaranteed payments to one of the sellers of the patents totaling $2,200,000 in 2016. See Note 9 herein for further information regarding these guaranteed payments.

The Company will also require additional financing for the purchase of additional patent portfolios and to fund its monetization efforts if new attractive opportunities are found. If the Company acquires additional large patent portfolios, in addition to the cost of the upfront purchase fee (if any) it is likely that additional resources (business, technical or legal) may need to be hired to effectively monetize the portfolio. Resources to analyze new portfolios are already part of the current staffing of the Company. Litigation costs are based primarily on a contingent fee structure (expected to average less than 20% of license revenue for a portfolio) and as such do not scale significantly with the acquisition of new portfolios. Acquisitions or investments may be consummated through the use of cash, equity, seller financing, third party debt, earn-out obligations, revenue sharing, profit sharing, or some combination of two or more of these types of consideration. Due to the current state of the credit markets, the Company is not able to predict with any certainty whether it could obtain debt or equity financing to provide additional sources of liquidity, should the need arise, at favorable rates.

Management estimates and related risks

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Although these estimates reflect management's best estimates, it is at least reasonably possible that a material change to these estimates could occur in the near term.

Cash and cash equivalents

The Company considers all highly liquid financial instruments with original maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable, net

Accounts receivable are stated net of allowances for doubtful accounts. The Company typically grants standard credit terms to customers in good credit standing. The Company generally reserves for estimated uncollectible accounts on a customer-by-customer basis, which requires the Company to judge each individual customer’s ability and intention to fully pay account balances. The Company makes these judgments based on knowledge of and relationships with customers and current economic trends, and updates these estimates on a monthly basis. Any changes in estimate, which can be significant, are included in earnings in the period in which the change in estimate occurs. As of March 31, 2016, the Company has established a reserve of $22,350 for uncollectable accounts.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

2. Summary of Significant Accounting Policies  – (continued)

Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (or the term of the lease, if shorter), which range from three to five years. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation is removed and any resulting gain or loss is credited or charged to operations.

Patents, net

Patents, including acquisition costs, are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, generally 7 – 10 years. Upon retirement or sale, the cost of assets disposed and the related accumulated amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Patents are utilized for the purpose of generating licensing revenue.

Intangible Assets

Intangible assets consist of certain contract rights acquired in the Merger. Intangible assets are amortized on a straight-line basis over their estimated useful life of five years.

Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net tangible and identifiable intangible assets acquired by the Company. The carrying amount of goodwill will be tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company determined that it is a single reporting unit for the purpose of goodwill impairment tests. For purposes of assessing the impairment of goodwill, the Company estimates the value of the reporting unit using independent valuation and/or other market validation of certain asset values as the best evidence of fair value. This fair value is then compared to the carrying value of the reporting unit.

Impairment of long-lived assets

The Company evaluates the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value.

Concentration of credit risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited with high quality financial institutions. Periodically, such balances are in excess of federally insured limits.

Stock-based compensation

The Company has a stock option plan under which incentive and non-qualified stock options and restricted stock awards (“RSAs”) are granted primarily to employees. All share-based payments to employees, including grants of employee stock options and RSAs, are recognized in the financial statements based on their respective grant date fair values. The benefits of tax deductions in excess of recognized compensation cost are reported as a financing cash flow.

The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods in the Company’s statements of comprehensive income

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

2. Summary of Significant Accounting Policies  – (continued)

or loss. The Company has estimated the fair value of each option award as of the date of grant using the Black-Scholes option pricing model. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded. The awards issued consist of fully-vested stock awards, performance-based restricted shares, and service-based restricted shares.

Expenses related to stock-based awards issued to non-employees are recognized at fair value on a recurring basis over the expected service period. The Company estimates the fair value of the awards using the Black-Scholes option pricing model.

Income taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods. The Company has a full valuation allowance on all deferred tax assets.

The Company is required to evaluate the tax positions taken in the course of preparing its tax returns to determine whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

Fair value measurements

The Company defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs within the fair value hierarchy. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of financial instruments:

•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.
•	Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•	Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The category within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

2. Summary of Significant Accounting Policies  – (continued)

Recently Issued Accounting Standards

In May 2014, the FASB issued a new financial accounting standard which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. ASU 2014-09 Revenue from Contracts with Customers is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2017. Early adoption is not permitted. We are currently evaluating the impact of this accounting standard.

In August 2014, the FASB issued a new accounting standard which requires management to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern for each annual and interim reporting period and to provide related footnote disclosures in certain circumstances. ASU 2014-15 Presentation of Financial Statements — Going Concern is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early adoption is permitted. We are currently evaluating the impact of this accounting standard.

In April 2015, the FASB issued a new accounting standard which changes the presentation of debt issuance costs in financial statements. Under the new standard, an entity presents such costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The accounting standard is effective for reporting periods beginning after December 15, 2015. The Company adopted this standard for the three months ended March 31, 2016, and its adoption did not have a material impact on our financial position or results of operations.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” The amendments under this pronouncement will change the way all leases with a duration of one year of more are treated. Under this guidance, lessees will be required to capitalize virtually all leases on the balance sheet as a right-of-use asset and an associated financing lease liability or capital lease liability. The right-of-use asset represents the lessee’s right to use, or control the use of, a specified asset for the specified lease term. The lease liability represents the lessee’s obligation to make lease payments arising from the lease, measured on a discounted basis. Based on certain characteristics, leases are classified as financing leases or operating leases. Financing lease liabilities, those that contain provisions similar to capitalized leases, are amortized like capital leases are under current accounting, as amortization expense and interest expense in the statement of operations. Operating lease liabilities are amortized on a straight-line basis over the life of the lease as lease expense in the statement of operations. This update is effective for annual reporting periods, and interim periods within those reporting periods, beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on its policies and procedures pertaining to its existing and future lease arrangements, disclosure requirements and on its consolidated financial statements.

3. Patents

Patent intangible assets consisted of the following at March 31, 2016:

	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Patents	6.65 years	$11,893,745	$(3,601,569)	$8,292,176
Total patent intangible assets		$11,893,745	$(3,601,569)	$8,292,176

The Company expects its amortization expenses to be approximately $1,510,977 per year for each of the next four years, $1,481,270 in 2020, then in declining annual amounts through 2023.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

4. Fair Value Measurements

The following tables summarize the Company's assets and liabilities measured at fair value on a recurring basis at March 31, 2016 and December 31, 2015:

March 31, 2016	Fair Value	(Level 1)	(Level 2)	(Level 3)
Common stock warrants	$6,940	$—	$—	$6,940
Total	$6,940	$—	$—	$6,940

December 31, 2015	Fair Value	(Level 1)	(Level 2)	(Level 3)
Common stock warrants	$4,145	$—	$—	$4,145
Total	$4,145	$—	$—	$4,145

As discussed in Note 6, in January 2014, the Company issued warrants to purchase 23,858 shares of common stock at an exercise price per share of $30.40 to a placement agent. The exercise price is subject to adjustment and has been subsequently adjusted to $22.70 per share. The warrants may be exercised without cash consideration in lieu of forfeiting a portion of shares. Accordingly, the Company recognized a derivative liability at fair value upon issuance of the warrants. The Company estimated the fair value of the derivative liability using the Black-Scholes option pricing model. The fair value of the derivative liability as of March 31, 2016 was estimated using the following assumptions:

Expected volatility	65%
Risk free rate	0.86%
Dividend yield	0%
Expected term (in years)	2.8226

The assumptions utilized were derived in a similar manner as discussed in Note 7 related to the fair value of stock options.

The Company revalues the derivative liabilities at the end of each reporting period using the same models as at issuance, updated for new facts and circumstances, and recognizes the change in the fair value in the statements of operations as other income (expense). The following sets forth a summary of changes in fair value of the Company’s Level 3 liabilities measured on a recurring basis for the three months ended March 31, 2016 and March 31, 2015:

Common Stock Warrants
Balance at December 31, 2014	$30,278
Change in fair value	(6,886)
Balance at March 31, 2015	$23,392
Balance at December 31, 2015	$4,145
Change in fair value	2,795
Balance at March 31, 2016	$6,940

5. Borrowing Arrangements

On September 23, 2014, the Company entered into a Share Purchase Agreement with Joseph W. Beyers, the Company’s Chairman and Chief Executive Officer, pursuant to which the Company agreed to issue Mr. Beyers up to 23,364 shares of our common stock, at a purchase price of $21.40 per share for aggregate consideration to us of up to $500,000. Pursuant to the terms of such agreement and concurrently with the execution of the agreement, Mr. Beyers made an initial payment of $300,000 to the Company towards the aggregate purchase price. The shares were only to be issued if we did not obtain $6 million or more in debt financing within 10 business days of the execution of the agreement. As a result of the Fortress Agreement the

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

5. Borrowing Arrangements  – (continued)

Company is required to return the $300,000 in cash previously prepaid by Mr. Beyers and the Company will not issue any securities as a result of the Share Purchase Agreement. During the year ended December 31, 2015, the Company’s Board of Directors approved the application of $100,000 of this amount towards the purchase of shares of the Company’s common stock at a price per share equal to the greater of $4.60 per share or a 15% premium to the market price. As a result, on June 26, 2015, the Company sold 21,740 shares of previously unissued common stock at a price of $4.60 per share to the Chief Executive Officer. As of March 31, 2016, repayments of $125,000 have been made to the Chief Executive Officer and the remaining balance of $75,000 has been recorded as a related party loan payable.

On October 1, 2014 the Company and its wholly-owned subsidiary, Inventergy, Inc., entered into the Revenue Sharing and Note Purchase Agreement with entities affiliated with Fortress Investment Group, LLC, including a Note Purchaser (as defined below) who also serves as collateral agent (the “Collateral Agent”) and a Revenue Participant (as defined below). On February 25, 2015, the Company, Inventergy, Inc. and Fortress entered into the Amended and Restated Revenue Sharing and Note Purchase Agreement (the “Amended Fortress Agreement”). Pursuant to the Fortress Agreement, the Company issued an aggregate of $12,199,500 in notes (the “Original Fortress Notes”) to the purchasers identified in the Fortress Agreement (the “Note Purchasers”). As a result of the issuance of the Original Fortress Notes and the sale of the Fortress Shares (as defined below), after the payment of all purchaser-related fees and expenses relating to the issuance of the Original Fortress Notes and Fortress Shares, the Company received net proceeds of $11,137,753 (less issuance costs of $476,868). The Company used the net proceeds to pay off the Secured Convertible Notes and other indebtedness and for general working capital purposes. The unpaid principal amount of the Fortress Notes bears cash interest equal to LIBOR plus 7%. In addition, a 3% per annum paid-in-kind (“PIK”) interest will be paid by increasing the principal amount of the Fortress Notes by the amount of such interest. The PIK interest shall be treated as principal of the Fortress Notes for all purposes of interest accrual or calculation of any premium payment.

The principal of the Fortress Notes and all unpaid interest thereon or other amounts owing hereunder are due in full in cash by the Company on September 30, 2017 (the “Maturity Date”). The Company may prepay the Fortress Notes in whole or in part. In addition, upon the earlier of the date on which the all obligations of the Fortress Notes are paid in full, or become due the Company will pay to the Note Purchasers a termination fee equal to $853,965. This was accounted for as a discount on notes payable. As of March 31, 2016, the Company has repaid $2,805,757 of the Fortress Notes.

Upon receipt of any revenues generated from the monetization of the Patents (the “Monetization Revenue”) from the patents identified in the Fortress Agreement (the “Patents”), the Company is required to apply, towards its obligations pursuant to the Fortress Notes, 100% of the difference between (a) any revenues generated from the Monetization Revenue less (b) any litigation or licensing related third party expenses (including fees paid to the original patent owners) reasonably incurred by the Company to earn Monetization Revenue, subject to certain limits (such difference defined as “Monetization Net Revenues”).

The Company shall make monthly amortization payments (the “Amortization Payments”) in an amount equal to (x) the then outstanding principal amount divided by (y) the number of months left until the Maturity Date. Such Amortization Payments were originally due to commence on the last business day of October 2015, but were deferred to the last business day of June 2016 by amendments to the Fortress Agreement.

In connection with the execution of the Fortress Agreement, on October 1, 2014, the Company paid to the Note Purchasers a structuring fee equal to $385,000. This was accounted for as a discount on notes payable.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

5. Borrowing Arrangements  – (continued)

Pursuant to the Amended Fortress Agreement, the Company granted to the purchasers identified in the Fortress Agreement (the “Revenue Participants”) a right to receive a portion of the Company’s Monetization Revenues totaling $11,284,538 (the “Revenue Stream”). The Revenue Participants will not receive any portion of the Revenue Stream until all obligations under the Original Fortress Notes are paid in full. Following payment in full of the Original Fortress Notes, the Company will pay to the Revenue Participants their proportionate share of the Monetization Net Revenues. The Revenue Participant’s proportionate share is equal to 75% of Monetization Net Revenues until $5,000,000 has been paid to the Revenue Participants, then 50% of Monetization Net Revenues until the remaining $6,284,538 has been paid to the Revenue Participants. All Revenue Stream Payments will be payable on a monthly basis in arrears. The rights of the Revenue Participants to the Revenue Stream are secured by all of the Company’s current patent assets and the Cash Collateral Account, in each case junior in priority to the rights of the Note Purchasers. In connection with the Revenue Participants’ right to receive a portion of the Company’s Monetization Revenues, the Company has recorded a net liability of $3,807,979, which represents the amount of the expected Monetization Revenues, discounted 18% over the expected life of the revenue share agreement. In conjunction with the most recent amendment to the Amended Fortress Agreement dated March 1, 2016, the Company determined that the change in expected cash flows was greater than 10% as compared to the previous agreement and, therefore, a debt extinguishment was deemed to have occurred. When recording the new present value of the debt and revenue share, which was computed using a discount rate of 18%, a gain on debt extinguishment of $2,434,661 was recognized.

As part of the Fortress Agreement, the Company and the Collateral Agent entered into a Patent License Agreement (the “Patent License Agreement”) under which the Company agreed to grant to the Collateral Agent a non-exclusive, royalty-free, worldwide license to certain of its Patents (the “Licensed Patents”), which can only be used by the Collateral Agent following an occurrence and during the continuance of an event of default of the Fortress Agreement. When the Original Fortress Notes and Revenue Stream are paid in full, the Patent License Agreement will terminate.

As part of the transaction, the Company granted the Note Purchasers and Revenue Participants a first priority security interest in all of the Company’s currently owned patent assets and all proceeds thereof, as well as a general security interest in all of the assets of the Company and its subsidiaries. The Note Purchasers and Revenue Participants do not have a security interest in any future patent purchases by the Company.

Under the Fortress Agreement, the Company is required to maintain a minimum $1,000,000 in cash reserves. Failure to maintain that minimum cash balance can constitute an event of default under the Fortress Agreement. If we were to default under the Fortress Agreement and were unable to obtain a waiver for such a default, interest on the obligations would accrue at an increased rate. In the case of a default, Fortress could accelerate our obligations under the Fortress Agreement. On March 29, 2016, the Company and Fortress entered into an additional amendment to the Fortress Agreement (the “Third Amendment”), under which, among other terms, Amortization Payments are not required for a four-month period and will re-commence on the last business day of June 2016, and the requirement to maintain a minimum in cash reserves is reduced from $1,000,000 to $200,000 for the same four-month period, increasing to $1,000,000 effective July 1, 2016.

Future debt payments owed under the Fortress Agreement are as follows:

Years ending December 31:
2016	$4,396,502
2017	5,768,163
Total	$10,164,665

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

5. Borrowing Arrangements  – (continued)

Unregistered Sales of Equity Securities.

In connection with the execution of the Fortress Agreement, the Company issued 50,000 shares of its common stock at $20.00 per share to the Revenue Participants (the “Fortress Shares”) for an aggregate purchase price of $1,000,000. The Fortress Shares were issued pursuant to a subscription agreement dated October 1, 2014. The shares were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement. In addition, the Company issued to Fortress seven-year warrants for the purchase of 50,000 shares of common stock at an exercise price of $11.40 per share. As part of an amendment to the Fortress Agreement dated November 30, 2015, the exercise price of these warrants was changed to $2.54 per share.

In connection with the closing of the transactions contemplated by the Fortress Agreement, the Company paid a closing fee of $330,000. As discussed in Note 6, the Company also issued a five-year warrant to purchase 24,750 shares of common stock at an exercise price of $20.00 to National Securities Corporation, who acted as advisor to the Company with respect to the transaction. The warrant meets the requirements to be accounted for as an equity warrant. The Company estimated the fair value of the warrant to be $153,759, using the Black-Scholes option pricing model. The fair value of the warrant as of November 1, 2014 was estimated using the following assumptions:

Expected volatility	60%
Risk free rate	1.62%
Dividend yield	0%
Expected term (in years)	5.00

The assumptions utilized were derived in a similar manner as discussed in Note 7 related to the fair value of stock options.

6. Stockholders’ Equity

Common stock

The Company is authorized to issue up to 110,000,000 shares, of which 100,000,000 shares have been designated as common stock and 10,000,000 shares have been designated as preferred stock. Holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors. The holders of each share of common stock shall have the right to one vote for each share they own.

On March 31, 2015, the Company entered into a securities purchase agreement (“Purchase Agreement”) with certain investors (the “Purchasers”) pursuant to which the Company sold 467,392 shares of its common stock (the “Shares”) at a purchase price of $4.60 per share resulting in gross proceeds to the Company of $2.15 million (the “Registered Direct Offering”). The Registered Direct Offering was effected as a takedown off the Company’s shelf registration statement on Form S-3 (File No. 333-199647), which was declared effective on November 10, 2014, and a related prospectus supplement filed on April 2, 2015 in connection with the Registered Direct Offering. The Registered Direct Offering closed on April 6, 2015.

In connection with the Registered Direct Offering, the Company entered into a placement agent agreement (the “Placement Agent Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Placement Agent”) to act as its exclusive placement agent. Pursuant to the Placement Agent Agreement, the Company paid to the Placement Agent $106,000 in cash, issued to the Placement Agent 5,762 five-year warrants with an exercise price of $5.75 per share (the “RD Warrants”) and reimbursed the Placement Agent for certain expenses. In addition, the Company paid to Laidlaw & Company (UK) Ltd. $50,000 in cash and issued 10,870 RD Warrants in connection with certain tail fees owed to them as a result of the Registered Direct

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

6. Stockholders’ Equity  – (continued)

Offering. The RD Warrants allow for cashless exercise in certain situations and contain piggyback registration rights for the seven year period commencing on March 31, 2015.

In connection with the Registered Direct Offering, the Company entered into a separate waiver agreement with one of its current stockholders pursuant to which the holder waived its right to participate in the Registered Direct Offering (the “Right of Participation”). In consideration for such waiver, the Company paid to the holder $35,000 in cash and waived any trading volume limitations or other lock-up provisions or restrictions imposed on the holder pursuant to an existing securities purchase agreement and an existing lock-up agreement the holder entered into with the Company. The Company also agreed that in the event that the Company obtains a consent, release amendment, settlement or waiver of the Right of Participation from any other stockholder holding such right in connection with the Registered Direct Offering on more favorable terms than in the waiver agreement prior to expiration of the Right of Participation of the holder, the holder will be entitled to the benefit of the more favorable terms. The holder’s Right of Participation terminated on September 8, 2015.

Shares of common stock reserved for future issuance were as follows as of March 31, 2016:

Series C convertible preferred stock	1,666,668
Options to purchase common stock	245,593
Shares reserved for issuances pursuant to 2014 Stock Plan	195,725
Warrants	1,596,235
Total	3,704,221
Convertible preferred stock

Convertible preferred stock as of March 31, 2016 consisted of the following:

Convertible Preferred Stock	Original Issue Price	Shares Designated	Shares Originally Issued	Shares Outstanding	Liquidation Preference
Series A-1	$0.0100	5,000,000	5,000,000	0	$—
Series A-2	$1.6996	1,176,748	1,176,748	0	$—
Series B	$1,000.00	2,750	2,750	0	$—
Series C	$1,000.00	2,500	2,500	2,500	$2,500,000

On January 21, 2016, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Investors”). Pursuant to the Purchase Agreement, the Company sold to the Investors in a private placement 2,500 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”), each having a stated value of $1,000, for aggregate gross proceeds of $2.5 million. The Series C Preferred Stock is immediately convertible into 1,666,668 shares of the Company’s common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.50 per share, subject to adjustment. Because this conversion price was below the market price of the Company’s common stock on the date of issue, and the Series C Preferred Stock is immediately convertible, a deemed dividend on Series C Preferred Stock was recorded as the difference between the market price on the date of issue and the conversion price. This dividend amount of $466,667 is presented separately on the Consolidated Statement of Operations and is not included in Net Loss Attributable to Common Shareholders. After July 26, 2016, the conversion price will be equal to the lesser of (a) the conversion price then in effect or (b) 65% of the volume weighted average price of the Company’s common stock for ten consecutive days prior to the applicable conversion date. The Series C Preferred Stock contains provisions providing for an adjustment in the conversion price upon the occurrence of certain events, including stock splits, stock dividends, dilutive equity issuances and fundamental transactions. The Company may redeem some or all of the Series C Preferred Stock for cash as follows: (i) on or prior to March 26,

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

6. Stockholders’ Equity  – (continued)

2016, in an amount equal to 126% of the aggregate stated value then outstanding, (ii) after March 26, 2016 and on or prior to July 26, 2016, in an amount equal to 144% of the aggregate stated value then outstanding and (iii) after July 26, 2016, in an amount equal to 150% of the aggregate stated value then outstanding.

Each Investor also received a common stock purchase warrant (the “Warrants”) to purchase up to a number of shares of common stock equal to 85% of such Investor’s subscription amount divided by $1.50, for a total of 1,416,668 shares. The Warrants are exercisable for a term of five years commencing six months after the closing of the transaction at a cash exercise price of $1.79 per share. In the event that the shares underlying the Warrants are not subject to a registration statement at the time of exercise, the Warrants may be exercised on a cashless basis after six months from the issuance date. The Warrants also contain provisions providing for an adjustment in the exercise price upon the occurrence of certain events, including stock splits, stock dividends, dilutive equity issuances (so long as the Series C Preferred Stock is outstanding) and fundamental transactions. Notwithstanding the forgoing, until the Company obtains Shareholder Approval (as defined below), the exercise price may not be reduced as a result of a dilutive equity issuance below $1.79 per share, subject to adjustment for stock splits, stock dividends and similar events (the “Adjustment Floor”).

The Purchase Agreement requires the Company to hold a special meeting of stockholders to seek the approval of the holders of its common stock for the issuance of the number of shares of common stock issuable upon the conversion of the Series C Preferred Stock in excess of 19.99% of the outstanding Common Stock and the removal of the Adjustment Floor within 120 days of the execution of the Purchase Agreement (the “Shareholder Approval”). Until the Company obtains the Shareholder Approval, the conversion of the Series C Preferred Stock is limited to 19.99% of the currently outstanding common stock. Additionally, until the Series C Preferred Stock is no longer outstanding, the Investors may participate in future offerings for up to 50% of the amount of such offerings.

The Company utilized a Placement Agent who received a commission equal to 10% of the gross proceeds of the offering for an aggregate commission of $250,000. The Placement Agent will also be entitled to receive a cash fee from the exercise of the Warrants. The Company paid for the Investors’ legal expenses of $25,000, and paid legal fees of $50,000 to the Company’s outside counsel. The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In October 2015, the Company entered into agreements with holders of all of the outstanding Series A and Series B Preferred Stock pursuant to which the holders agreed to exchange all of their outstanding shares of Series A and Series B Preferred Stock for common stock. As a result, as of March 31, 2016, there were no remaining shares of Series A or Series B Preferred Stock outstanding. The previously-outstanding Preferred Stock amounts, along with the newly-issued common stock amounts, are as follows:

	Outstanding as of Sept. 30, 2015	Newly-Issued Common Stock
Series A-1	212,466	141,262
Series A-2	161,355	28,518
Series B	1,102	420,956

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

6. Stockholders’ Equity  – (continued)

Warrants

In January 2014, the Company issued warrants to purchase 23,842 shares of common stock at an exercise price of $30.40 to a placement agent. The warrants expire in January 2019. The exercise price was reduced to its floor of $22.70 as a result of the sale of the Fortress Shares. The warrants may be exercised without cash consideration in lieu of forfeiting a portion of its shares. The fair value of the warrants at issuance was $348,963, estimated using the Black-Scholes option pricing model. The fair value of the warrants was revalued at March 31, 2016 as discussed in Note 4.

On November 1, 2014 the Company issued 27,750 warrants to purchase common stock with a weighted average exercise price of $20.70. The fair value of the warrants at issuance was $164,196.

Common stock warrants outstanding as of March 31, 2016 are listed as follows:

Warrants Outstanding	Remaining Contractual Life (years)	Weighted Average Exercise
1,416,668	4.81	$1.79
50,000	5.92	$2.54
10,870	4.02	$4.60
5,762	4.02	$5.75
2,699	3.91	$20.00
24,750	3.59	$20.00
23,858	2.83	$22.70
58,628	0.25	$26.60
3,000	1.59	$26.60
1,596,235	4.62	$3.43

7. Stock-Based Compensation

In November 2013, the Board of Directors authorized the 2013 Stock Plan (such plan has since been adopted by the stockholders of the Company in connection with the Merger and renamed the “Inventergy Global, Inc. 2014 Stock Plan,” the “Plan” or the “2014 Plan”). Under the Plan, the Board of Directors may grant incentive stock awards to employees and directors, and non-statutory stock options to employees, directors and consultants, as well as restricted stock. The Plan provides for the grant of stock options, restricted stock, and other stock-related and performance awards that may be settled in cash, stock or other property. The Board of Directors originally reserved 360,545 shares of common stock for issuance over the term of the Plan and, in September 2015, 170,000 shares were added to the plan. The exercise price of an option cannot be less than the fair value of one share of common stock on the date of grant for incentive stock options or non-statutory stock options. The exercise price of an incentive stock option cannot be less than 110% of the fair value of one share of common stock on the date of grant for stockholders owning more than 10% of all classes of stock. Options are exercisable over periods not to exceed ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the grant date. Options may be granted with vesting terms as determined by the Board of Directors which generally include a one to five year period or performance conditions or both. The pre-existing options were subsumed under the Plan.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

7. Stock-Based Compensation  – (continued)

Common stock option and restricted stock award activity under the Plan was as follows:

		Options and RSAs Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price Per Share
Balance at December 31, 2015	71,431	369,887	$4.64
Options forfeited	123,098	(123,098)	$3.10
Options expired	1,196	(1,196)	$13.22
Balance at March 31, 2016	195,725	245,593	$5.36
Total vested and expected to vest shares (options)		245,593	$5.36
Total vested shares (options)		75,385	$10.47

As of March 31, 2016, all of the restricted stock granted under the Plan had vested. The aggregate intrinsic value of stock options outstanding, stock options vested and expected to vest, and exercisable at March 31, 2016 was zero, since all of the options were out-of-the-money at March 31, 2016.

Prior to the Plan being established, the Company granted the equivalent of 1,413,904 RSAs to employees and non-employees in exchange for services with vesting specific to each individual award. As of March 31, 2016, 187,684 of these RSAs were subject to rescission by the Company, and 73,849 RSAs had been cancelled or forfeited.

As part of the Merger, 1,500 fully vested options with an exercise price of $143.00, were assumed by Inventergy Global, Inc., and remained outstanding as of March 31, 2016.

The following table summarizes information with respect to stock options outstanding at March 31, 2016:

Options Outstanding				Options Vested
Exercise Price Per Share	Shares Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price Per Share
$3.10	216,849	9.36	$3.10	46,641	$3.10
$5.60	2,500	1.08	$5.60	2,500	$5.60
$11.40	17,674	1.08	$11.40	17,674	$11.40
$30.40	7,070	1.08	$30.40	7,070	$30.40
$143.00	1,500	0.21	$143.00	1,500	$143.00
	245,593	8.39	$5.36	75,385	$10.47
Stock-based compensation expense

The fair value of employee stock options granted was estimated using the following weighted-average assumptions for the three months ended March 31, 2016 and 2015:

	2016	2015
Expected volatility	n/a	64.00%
Risk free rate	n/a	1.48%
Dividend yield	n/a	0.00%
Expected term (in years)	n/a	6.06

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

7. Stock-Based Compensation  – (continued)

The expected term of the options is based on the average period the stock options are expected to remain outstanding based on the option’s vesting term and contractual terms. The expected stock price volatility assumptions for the Company’s stock options were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts. Forfeitures were estimated based on the Company’s estimate of future cancellations.

Stock-based compensation for employees and non-employees related to options and RSAs recognized:

	For the three months ended March 31, 2016	For the three months ended March 31, 2015
General and administrative	$130,358	$472,274

No income tax benefit has been recognized related to stock-based compensation expense and no tax benefits have been realized from the exercise of stock awards. As of March 31, 2016, there were total unrecognized compensation costs of $701,406 related to these stock awards. These costs are expected to be recognized over a period of approximately 1.57 years.

Non-employee stock-based compensation expense

The Company has issued options and restricted stock awards to non-employees in exchange for services with vesting specific to each individual award. Non-employee stock-based compensation expense is recognized as the awards vest and totaled $58,552 and $94,013 for the three months ended March 31, 2016 and March 31, 2015, respectively. The fair value of RSAs is calculated as the fair value of the underlying stock multiplied by the number of shares awarded.

Cancellation of Options

On March 25, 2015, the Company cancelled certain unvested options (totaling 143,266) previously granted to employees and directors under the Company’s 2014 Stock Plan, which had exercise prices ranging from $20.50 to $38.50, 10 year terms and 1 to 4 year vesting periods. In addition, on March 25, 2015, the Company issued new options to the same employees and directors under the 2014 Stock Plan. The Company granted an aggregate of 126,985 options to its employees, the vesting schedules of which were increased by 12 months as compared to the cancelled options — an increase from an average vesting schedule spanning 2.1 years to 3.1 years. The Company also granted an aggregate of 16,282 options to its directors, the vesting schedules of which were left substantially unchanged as compared to the cancelled options which had been set to align with the service time of each board member. The new options have an exercise price of $11.40 per share, which was a 48% premium to the closing price of the Company’s common stock as of March 25, 2015.

On October 16, 2015, the Company cancelled certain unvested options (totaling 177,446) granted to employees and directors under the Company’s 2014 Stock Plan, which had exercise prices ranging from $6.90 to $38.50, 10-year terms and 1 to 4 year vesting terms. In addition, on October 16, 2015, the Company issued new options to the same employees and directors under the 2014 Stock Plan. The Company granted an aggregate of 142,063 options to its employees and an aggregate of 35,383 options to its directors. The vesting schedules were left substantially unchanged as compared to the cancelled options. The new options have an exercise price of $3.10 per share, which was the closing price of the Company’s common stock as of October 16, 2015.

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

8. Income Taxes

On a quarterly basis, the Company records income tax expense or benefit based on year-to-date results and expected results for the remainder of the year. The Company recorded no provision for income taxes for the three-month periods ended March 31, 2016 and 2015.

Deferred income taxes reflect the tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Based on the Company’s historical net losses during its development stage, the Company has provided a full valuation allowance against its deferred tax assets as of March 31, 2016 and 2015.

At December 31, 2015, the Company had federal and California net operating loss carryforwards, prior to any annual limitation, of approximately $48.8 million and $11.3 million, respectively, expiring beginning in 2021 for federal and 2015 for California. The use of the Company’s net operating loss carryforwards is subject to certain annual limitations and may be subject to further limitations as a result of changes in ownership as defined by the Internal Revenue Code and similar state provisions. An ownership change date did occur in June 2014 at the merger with eOn so that an annual limitation was estimated to reduce the federal net operating loss carryforward to approximately $30.4 million with no further limitation to the California net operating loss carryforward. Notwithstanding, these federal and state net operating loss carryforwards could be further reduced if there are further ownership changes either prior to or after the merger.

The Company files income tax returns in the U.S. and various state jurisdictions including California. In the normal course of business, the Company is subject to examination by taxing authorities including the United States and California. The Company is not currently under audit or examination by either of these jurisdictions. The federal and California statute of limitations remains open back to 2011 for federal and 2010 for California. However, due to the fact that the Company has net operating losses carried forward dating back to 2001, certain items attributable to technically closed years are still subject to adjustment by the relevant taxing authority through an adjustment to the tax attributes carried forward to open years.

9. Commitments and Contingencies

Operating lease

In March 2014, the Company entered into a non-cancelable thirty-eight month lease agreement for offices in Campbell, California commencing June 1, 2014 with escalating rent payments ranging from approximately $9,200 to $9,800 per month and one option to extend the lease term for an additional three years. Included in the lease agreement was a full rent abatement period of two months. Rent expense is recognized on a straight line basis. The Company paid a security deposit of $18,993 during the twelve months ended December 31, 2014. The future minimum payments related to this lease are as follows:

Years ending December 31:
2016	87,633
2017	68,587
Total	$156,220

Rent expense was $27,152 for the three months ended March 31, 2016 and 2015.

Guaranteed payments

The Company entered into two agreements to purchase certain patent assets under which guaranteed payments were originally required. The first agreement originally required unconditional guaranteed payments of $18,000,000 to be paid out of net revenues from patent licensing receipts through December 31, 2017. As of December 31, 2014, such guaranteed payments were accrued on the Company’s accompanying balance sheet at net present value using a discount rate of 12%. Expenses related to minimum revenue sharing payments were deferred as of December 31, 2014 to be amortized in correlation with the future payment

INVENTERGY GLOBAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2016 and 2015

9. Commitments and Contingencies  – (continued)

schedule. This agreement was amended in December 2015, at which time all guaranteed payments and interest payments payable on any guaranteed payments were eliminated, and provided that the Company will pay the other party solely based on net revenues earned for the licensing and/or sale of the patents sold to the Company under the original agreement. In conjunction with the elimination of the $16.3 million liability for guaranteed payments and $1.0 million liability for accrued interest as of December 31, 2015, in accordance with this amendment, the Company also eliminated $16.3 million of related deferred expenses as of December 31, 2015. The original agreement provided that if the Company’s market capitalization fell below the aggregate dollar amount that the Company owed at that relevant point in time to the other party (but only prior to full payment), the party may exercise a limited right to repurchase the acquired patent portfolio assets at a purchase price at least equal to the amount the Company originally paid. Due to the elimination of the guaranteed payments, the party’s right to repurchase the patents can now only be triggered if the Company ceases to be a public company with securities listed on Nasdaq, another stock exchange or any over-the-counter quotation service. As of March 31, 2016, the Company was in compliance with the terms of the agreement.

The second agreement originally required a $2,000,000 guaranteed payment due on December 1, 2015. In October 2015, the Company and the other party amended the terms of the original patent purchase agreement, with the amendment providing that the Company will make a $550,000 payment on January 31, 2016 and a $1,650,000 payment on July 1, 2016, which amounts include $95,000 in additional interest. These amounts accrue interest at 1% per month if not paid by their respective due dates, and may be paid at a 10% discount if paid 45 days or more in advance of their respective due dates. Minimum revenue sharing payments are generally due sixty days after fully earned. Future guaranteed payments associated with this agreement are payable as follows:

Years ending December 31:
2016	2,200,000
Less: discount to present value	(71,166)
Guaranteed payments, net of discount	$2,128,834

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered hereby. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and FINRA filing fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Securities and Exchange Commission registration fee	$1,007
FINRA filing fee	$2,000
Transfer agent’s fees and expenses	$4,000
Printing and engraving expenses	$4,000
Legal fees and expenses (including reimbursement of placement agent’s legal expenses)	$175,000
Accounting fees and expenses	$35,000
Miscellaneous expenses	$3,993
Total	$225,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the DGCL, which is applicable to the Company, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her. The Company maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Company.

Our fifth amended and restated certificate of incorporation contains provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the DGCL; or
•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our fifth amended and restated certificate of incorporation, as amended, also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our amended and restated bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The amended and restated bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not the DGCL would otherwise permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act of 1933, as amended (the “Securities Act”).

On May 13, 2016, the Company sold to certain accredited investors in a private placement 369 shares of Series D Convertible Preferred Stock (“Series D Preferred Stock”), each having a stated value of $1,000, for aggregate gross proceeds of $369,000. The Series D Preferred Stock is immediately convertible into shares of the Company’s common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.98 per share, subject to adjustment. The Company may redeem some or all of the Series D Preferred Stock for cash. The Company also issued each investor a five year common stock purchase warrant to purchase up to a number of shares of common stock equal to 85% of such investor’s subscription amount. The Series D Preferred Stock and warrants were issued in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

On January 21, 2016, the Company sold to certain institutional accredited investors in a private placement 2,500 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”), each having a stated value of $1,000, for aggregate gross proceeds of $2.5 million. The Series C Preferred Stock is immediately convertible into 1,666,668 shares of the Company’s common stock, subject to certain beneficial ownership limitations, at an initial conversion price equal to $1.50 per share, subject to adjustment. The Company may redeem some or all of the Series C Preferred Stock for cash. The Company also issued each investor a five year common stock purchase warrant to purchase up to a number of shares of common stock equal to 85% of such investor’s subscription amount divided by $1.50 at a cash exercise price of $1.79 per share. The Series C Preferred Stock and warrants were issued in reliance upon an exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

On June 26, 2015, the Company sold 21,740 shares of previously unissued common stock at a price of $4.60 per share to its chief executive officer. The shares of common stock were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

On February 27, 2015, the Company sold 50,000 seven-year warrants to purchase shares of the Company’s common stock at an exercise price of $11.40 per share to Fortress for an aggregate purchase price of $40,000. As part of the second amendment to the Fortress Amended Agreement, the exercise price of these warrants was changed to $2.54 per share. In addition, in connection with the closing of the transactions contemplated by the Fortress Amended Agreement, the Company paid a closing fee of $35,985 and issued a 5-year warrant for the purchase of 26,989 shares of the Company’s common stock with an exercise price of $2.00 per share to National Securities Corporation. (“National”). National acted as advisor to the Company with respect to the transaction. The warrants were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

During the three months ended March 31, 2015, the Company issued an aggregate of 316,521 shares of common stock upon conversion of 2,168,624 shares of Series A-1 preferred stock and 70,000 shares of Series A-2 preferred stock. During the three months ended June 30, 2015, the Company issued an aggregate of 13,750 shares of common stock upon conversion of 97,425 shares of Series A-2 preferred stock. On October 6, 2015, the Company issued approximately 590,736 shares of common stock in exchange for all of the remaining shares of Series A-1 preferred stock, Series A-2 preferred stock and Series B preferred stock. The shares of common stock were issued by the Company pursuant to an exemption from registration afforded by Section 3(a)(9) of the Securities Act.

On October 1, 2014, the Company issued 50,000 shares of its common stock at $20.00 per share to certain purchasers for an aggregate purchase price of $1,000,000. On the same day, the Company also issued an aggregate of 180,403 shares of its common stock to the holders of its secured convertible notes as consideration for a waiver from such holders for the Company to prepay the remaining outstanding principal and interest on the notes. The Company also issued a five-year warrant to purchase 24,750 shares of common stock at an exercise price of $20.00 per share to National Securities Corporation, a wholly-owned subsidiary of National Holdings, Inc., which acted as advisor to the Company with respect to the foregoing transaction. The shares of common stock and warrants were issued by the Company under the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, as they were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

On December 17, 2013, the Company issued 2,750 shares of its Series B preferred stock with a stated value of $1,000 per share and warrants to purchase an aggregate of 350,468 shares of common stock to certain accredited investors in a private offering for proceeds of $2,750,000. The warrants have an exercise price of $26.60 per share. The offer and sale of these securities was made pursuant to a private placement exempt from registration under the Securities Act in reliance upon Rule 506(b) of Regulation D.

ITEM 16. EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference. These exhibits are included with this filing.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That for the purpose of determining the liability under the Securities Act of 1933 to any purchases, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that it will:

(1)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(2)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Campbell, California on June 3, 2016.

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers Joseph W. Beyers Chief Executive Officer and Chairman of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signature appears below constitute and appoint Joseph W. Beyers and John G. Niedermaier, and each one of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and to sign any registration statement and amendments thereto for the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Joseph W. Beyers Joseph W. Beyers	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 3, 2016
/s/ John G. Niedermaier John G. Niedermaier	Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	June 3, 2016
/s/ * Francis P. Barton	Director	June 3, 2016
/s/ * W. Frank King	Director	June 3, 2016
/s/ * Marshall Phelps, Jr.	Director	June 3, 2016
/s/ * Robert A. Gordon	Director	June 3, 2016
* By:	/s/ Joseph. W. Beyers Joseph W. Beyers Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Placement Agent Letter Agreement, dated March 31, 2015, between Inventergy Global, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by the Company on April 1, 2015).
1.2	Placement Agent Letter Agreement, dated December 21, 2015, between Inventergy Global, Inc. and Chardan Capital Markets, LLC (incorporated by reference to Exhibit 1.2 to the Annual Report on Form 10-K filed by the Company on April 4, 2016).
3.1	Engagement Letter between Inventergy Global, Inc. and Chardan Capital Markets, LLC, as amended (incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K filed by the Company on May 18, 2016).
3.1	Amended and Restated Certificate of Incorporation of Inventergy Global, Inc. as filed with the Secretary of State of Delaware on June 6, 2014 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Inventergy Global, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on December 7, 2015).
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on January 25, 2016).
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company on May 16, 2016).
4.1	Form of Amended and Restated Senior Secured Convertible Note of eOn Communications Corporation (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-4 as amended filed by eOn Communications Corporation on April 10, 2014).
4.2	Form of New Senior Secured Convertible Note of eOn Communications Corporation (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-4 as amended filed by eOn Communications Corporation on April 10, 2014).
4.3	Guaranty, dated June 6, 2014, by and among Inventergy, Inc., the Company and each Buyer referenced therein. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
4.4	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by the Company on December 18, 2013).
4.5	Form of Placement Agent Warrant issued to investors in relation to March 2014 private placement (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K for the period ended December 31, 2014).
4.6	Form of Placement Agent Warrant issued to National Securities Corporation in connection with the October 2014 Fortress transaction (incorporated by reference to Exhibit 4.6 to the Annual Report on Form 10-K for the period ended December 31, 2014).
4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on April 1, 2015).
4.8	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2015).
4.9	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.9 to the Annual Report on Form 10-K filed by the Company on April 4, 2016).
4.10	Form of Common Stock Purchase Warrant**

Exhibit Number	Description
4.11	Form of Placement Agent Common Stock Purchase Warrant**
4.12	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 16, 2016).
4.13	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on May 18, 2016).
5.1	Opinion of Ellenoff Grossman & Schole LLP**
10.1	Form of Indemnity Agreement between the Company and certain members of its management (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
10.2	Form of Pre-Existing Lock-up Agreement and Form of Letter Agreement addendum (incorporated by reference to Exhibit 10.1 to the Amendment to the Current Report on Form 8-K initially filed by the Company on June 12, 2014 and amended on July 11, 2014).
10.3	Securities Purchase Agreement, dated March 24, 2014, by and among Inventergy, Inc. and the investors listed therein (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
10.4	Patent Rights Assignment Agreement, dated May 15, 2013, by and between Huawei Technologies Co., Ltd. and Inventergy, Inc. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A initially filed by the Company on June 12, 2014 and amended on July 11, 2014).*
10.5	Patent Purchase Agreement, dated May 23, 2014, by and between Inventergy, Inc. and Nokia Corporation (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K initially filed by the Company on June 12, 2014 and amended on July 11, 2014).*
10.6	Inventergy Global, Inc. 2014 Stock Plan (incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2014).
10.7	Amendment No. 1 to Inventergy Global, Inc. 2014 Stock Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014).
10.8	Form of Stock Option Grant (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014).
10.9	Senior Note, dated October 1, 2014, issued jointly by Inventergy Global, Inc. and Inventergy, Inc. to DBD Credit Funding, LLC. (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).
10.10	Patent License Agreement, dated October 1, 2014, by and between Inventergy Global, Inc., Inventergy, Inc. and DBD Credit Funding LLC. (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).
10.11	Patent Security Agreement, dated October 1, 2014, by and between Inventergy Global, Inc., Inventergy, Inc. and DBD Credit Funding LLC (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).
10.12	Security Agreement, dated October 1, 2014, by and between Inventergy Global, Inc., Inventergy, Inc. and DBD Credit Funding LLC (incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).
10.13	Subscription Agreement, dated October 1, 2014, by and between Inventergy Global, Inc. and DBD Credit Funding LLC. (incorporated by reference to Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).
10.14	Employment Offer Letter, dated May 9, 2013, by and among Inventergy, Inc. and Joseph W. Beyers (incorporated by reference to Exhibit 10.22 to the Annual Report on Form 10-K for the year ended December 31, 2014).
10.15	Employment Offer Letter, dated May 9, 2013, by and among Inventergy, Inc. and Wayne Sobon (incorporated by reference to Exhibit 10.23 to the Annual Report on Form 10-K for the year ended December 31, 2014).

Exhibit Number	Description
10.16	Employment Offer Letter, dated May 9, 2013, by and among Inventergy, Inc. and Jon Rortveit (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K for the year ended December 31, 2014).
10.17	Senior Note, dated February 25, 2015, issued jointly by Inventergy Global, Inc. and Inventergy Inc. to DBD Credit Funding LLC (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended March 31, 2015).
10.18	Consulting Engagement Agreement, effective April 20, 2015, between Inventergy Inc. and The Brenner Group (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the period ended March 31, 2015).
10.19	Inventergy Global Inc. 2014 Stock Plan: Summary Stock Grant (incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended March 31, 2015).
10.20	Series A-1 and A-2 Exchange Agreement, dated as of October 6, 2015, by and among Inventergy Global, Inc. and the investors listed on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Current Report on form 8-K filed October 7, 2015).
10.21	Series B Exchange Agreement, dated as of October 6, 2015, by and among Inventergy Global, Inc. and the investors listed on the signature page thereto (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed October 7, 2015).
10.22	Securities Purchase Agreement, dated March 31, 2015, between Inventergy Global, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed April 1, 2015).
10.23	Amended and Restated Revenue Sharing and Note Purchase Agreement, originally dated as of October 1, 2014 and amended and restated as of February 25, 2015, by and between Inventergy Global, Inc., Inventergy, Inc., DBD Credit Funding, LLC and CF DB EZ LLC (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended March 31, 2015).*
10.24	First Amendment to Amended and Restated Revenue Sharing and Note Purchase Agreement and Warrant, dated as of October 30, 2015, among Inventergy Global, Inc., Inventergy, Inc., DBD Credit Funding, LLC and the Revenue Participants and Note Purchasers thereto (incorporated by reference to Exhibit 10.24 to the Annual Report on Form 10-K filed by the Company on April 4, 2016).
10.25	Second Amendment to Amended and Restated Revenue Sharing and Note Purchase Agreement, dated as of November 30, 2015, among Inventergy Global, Inc., Inventergy, Inc., DBD Credit Funding LLC and the Revenue Participants and Note Purchasers thereto (incorporated by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by the Company on April 4, 2016).*
10.26	Third Amendment to Amended and Restated Revenue Sharing and Note Purchase Agreement, dated as of March 1, 2016, among Inventergy Global, Inc., Inventergy, Inc., DBD Credit Funding LLC and the Revenue Participants and Note Purchasers thereto (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the period ended March 31, 2016).+
10.27	Patent Purchase Agreement, dated October 31, 2013, by and between Panasonic Corporation and Inventergy, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K initially filed by the Company on June 12, 2014 and amended on July 11, 2014).*
10.28	Amendment to Patent Purchase Agreement, dated December 31, 2015, between Inventergy Inc. and Panasonic Corporation (incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K filed by the Company on April 4, 2016).+
10.29	Securities Purchase Agreement, dated as of January 21, 2016, between Inventergy Global, Inc. and the purchasers listed on the signature page thereto (incorporated by reference to the Current Report on Form 8-K filed by the Company on January 25, 2016).

Exhibit Number	Description
10.30	Securities Purchase Agreement, dated as of May 13, 2016, between Inventergy Global, Inc. and the purchasers listed on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 16, 2016).
10.31	Securities Purchase Agreement, dated as of May 16, 2016, between Inventergy Global, Inc. and the purchasers listed on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 18, 2016).
14	Code of Business Conduct and Ethics (incorporated by reference to Exhibit 14 to the Current Report on Form 8-K filed by the Company on June 12, 2014).
21.1	List of Subsidiaries**
23.1	Consent of Marcum LLP
23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)**
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*	Confidential treatment has been granted for portions of this exhibit.
**	To be filed by amendment.
+	Portions of this exhibit have been redacted and are subject to a confidential treatment request filed with the Secretary of the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.